Exhibit 10.1

SUMMER INFANT, INC., and

SUMMER INFANT (USA), INC.,

as Borrowers, and

THE GUARANTORS FROM TIME TO TIME PARTY HERETO

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

Dated as of April 21, 2015

CERTAIN FINANCIAL INSTITUTIONS,

as Lenders

and

BANK OF AMERICA, N.A.,

as Agent

and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

as Sole Lead Arranger and Sole Book Runner

5.3.	REPAYMENT OF TERM LOANS	46
5.4.	PAYMENT OF OTHER OBLIGATIONS	47
5.5.	MARSHALING; PAYMENTS SET ASIDE	47
5.6.	APPLICATION AND ALLOCATION OF PAYMENTS	47
5.7.	DOMINION ACCOUNTS	49
5.8.	ACCOUNT STATED	50
5.9.	TAXES	50
5.10.	LENDER TAX INFORMATION	51
5.11.	NATURE AND EXTENT OF EACH BORROWER’S LIABILITY	53

SECTION 6. CONDITIONS PRECEDENT		55

6.1.	CONDITIONS PRECEDENT TO INITIAL LOANS	55
6.2.	CONDITIONS PRECEDENT TO ALL CREDIT EXTENSIONS	57

SECTION 7. COLLATERAL		57

7.1.	GRANT OF SECURITY INTEREST	57
7.2.	LIEN ON DEPOSIT ACCOUNTS; CASH COLLATERAL	59
7.3.	REAL ESTATE COLLATERAL	59
7.4.	OTHER COLLATERAL	59
7.5.	NO ASSUMPTION OF LIABILITY	59
7.6.	FURTHER ASSURANCES	59

SECTION 8. COLLATERAL ADMINISTRATION		60

8.1.	BORROWING BASE CERTIFICATES	60
8.2.	ADMINISTRATION OF ACCOUNTS	60
8.3.	ADMINISTRATION OF INVENTORY	61
8.4.	ADMINISTRATION OF EQUIPMENT	61
8.5.	ADMINISTRATION OF DEPOSIT ACCOUNTS	62
8.6.	GENERAL PROVISIONS	62
8.7.	POWER OF ATTORNEY	63

SECTION 9. REPRESENTATIONS AND WARRANTIES		64

9.1.	GENERAL REPRESENTATIONS AND WARRANTIES	64
9.2.	COMPLETE DISCLOSURE	69

SECTION 10. COVENANTS AND CONTINUING AGREEMENTS		69

10.1.	AFFIRMATIVE COVENANTS	69
10.2.	NEGATIVE COVENANTS	72
10.3.	FINANCIAL COVENANTS	75
10.4.	RESTRICTIONS ON ACTIVITIES OF COMPANY	76
10.5.	RESTRICTIONS ON ACTIVITIES OF FOREIGN SUBSIDIARIES	76

SECTION 11. EVENTS OF DEFAULT; REMEDIES ON DEFAULT		76

11.1.	EVENTS OF DEFAULT	76
11.2.	REMEDIES UPON DEFAULT	78
11.3.	LICENSE	79
11.4.	SETOFF	79
11.5.	REMEDIES CUMULATIVE; NO WAIVER	79

SECTION 12. AGENT		79

12.1.	APPOINTMENT, AUTHORITY AND DUTIES OF AGENT	79
12.2.	AGREEMENTS REGARDING COLLATERAL AND BORROWER MATERIALS	80
12.3.	RELIANCE BY AGENT	81
12.4.	ACTION UPON DEFAULT	81
12.5.	RATABLE SHARING	81
12.6.	INDEMNIFICATION	82
12.7.	LIMITATION ON RESPONSIBILITIES OF AGENT	82
12.8.	SUCCESSOR AGENT AND CO-AGENTS	82
12.9.	DUE DILIGENCE AND NON-RELIANCE	83
12.10.	REMITTANCE OF PAYMENTS AND COLLECTIONS	83
12.11.	INDIVIDUAL CAPACITIES	83
12.12.	TITLES	84
12.13.	BANK PRODUCT PROVIDERS	84
12.14.	NO THIRD PARTY BENEFICIARIES	84

SECTION 13. BENEFIT OF AGREEMENT; ASSIGNMENTS		84

13.1.	SUCCESSORS AND ASSIGNS	84
13.2.	PARTICIPATIONS	84
13.3.	ASSIGNMENTS	85
13.4.	REPLACEMENT OF CERTAIN LENDERS	86

SECTION 14. THE GUARANTEE		86

14.1.	GUARANTEE	86
14.2.	OBLIGATIONS UNCONDITIONAL	86
14.3.	REINSTATEMENT	87
14.4.	SUBROGATION	87
14.5.	REMEDIES	87
14.6.	INSTRUMENT FOR THE PAYMENT OF MONEY	87
14.7.	CONTINUING GUARANTEE	88
14.8.	GENERAL LIMITATION ON AMOUNT OF OBLIGATIONS GUARANTEED	88

14.9.	JOINT ENTERPRISE	88
14.10.	SUBORDINATION	88
14.11.	CONFLICTS WITH CANADIAN GUARANTY OR UK GUARANTY	88

SECTION 15. MISCELLANEOUS		88

15.1.	CONSENTS, AMENDMENTS AND WAIVERS	88
15.2.	INDEMNITY	89
15.3.	NOTICES AND COMMUNICATIONS	90
15.4.	PERFORMANCE OF OBLIGORS’ OBLIGATIONS	91
15.5.	CREDIT INQUIRIES	91
15.6.	SEVERABILITY	91
15.7.	CUMULATIVE EFFECT; CONFLICT OF TERMS	91
15.8.	COUNTERPARTS	91
15.9.	ENTIRE AGREEMENT	91
15.10.	RELATIONSHIP WITH LENDERS	91
15.11.	NO ADVISORY OR FIDUCIARY RESPONSIBILITY	91
15.12.	CONFIDENTIALITY	92
15.13.	GOVERNING LAW	92
15.14.	CONSENT TO FORUM	92
15.15.	WAIVERS BY OBLIGORS	93
15.16.	PATRIOT ACT NOTICE	93
15.17.	CONTINUED EFFECTIVENESS; NO NOVATION	93

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Assignment and Acceptance
Exhibit B	Assignment Notice

Schedule 1.1(a)	Commitments of Lenders
Schedule 1.1(b)	Accruals
Schedule 1.1(c)	Specified Inventory
Schedule 8.5	Deposit Accounts
Schedule 8.6.1	Business Locations
Schedule 9.1.4	Names and Capital Structure
Schedule 9.1.5	Title to Properties; Liens
Schedule 9.1.8	Surety Obligations
Schedule 9.1.11	Patents, Trademarks, Copyrights and Licenses
Schedule 9.1.13	Compliance with Laws
Schedule 9.1.14	Environmental Matters
Schedule 9.1.15	Restrictive Agreements
Schedule 9.1.16	Litigation
Schedule 9.1.18	Pension Plans
Schedule 9.1.20	Labor Contracts
Schedule 10.2.1	Existing Debt
Schedule 10.2.2	Permitted Liens
Schedule 10.2.17	Existing Affiliate Transactions

v

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT dated as of April 21, 2015 (this “Agreement”), among SUMMER INFANT, INC., a Delaware corporation (the “Company”), SUMMER INFANT (USA), INC., a Rhode Island corporation (“SI USA”, and together with Company, collectively, “Borrowers”), THE GUARANTORS FROM TIME TO TIME PARTY HERETO, the financial institutions party to this Agreement from time to time as lenders (collectively, “Lenders”), BANK OF AMERICA, N.A., a national banking association, as agent for the Lenders (“Agent”) and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as Sole Lead Arranger and Sole Bookrunner (“Arranger”) amends and restates in its entirety that certain Loan and Security Agreement dated as of February 28, 2013 (as amended prior to the date hereof, the “Existing Credit Agreement”) among the Borrowers, the guarantors party thereto, the lenders party thereto, Bank of America, N.A. as agent and Merrill Lynch, Pierce, Fenner & Smith Incorporated as sole lead arranger and sole bookrunner.

R E C I T A L S:

Borrowers have requested that Lenders provide a credit facility to Borrowers to finance their mutual and collective business enterprise of the Borrowers and the other Obligors.  Lenders are willing to provide the credit facility on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree as follows:

SECTION 1.                                           DEFINITIONS; RULES OF CONSTRUCTION

1.1.                            Definitions.  As used herein, the following terms have the meanings set forth below:

Account: as defined in the UCC (or, with respect to any account receivable of any Canadian Guarantor to which the PPSA is applicable, as defined in the PPSA or, with respect to any UK Guarantor, Book Debts), including all rights to payment for goods sold or leased, or for services rendered.

Account Debtor: a Person obligated under an Account, Chattel Paper, General Intangible or Intangible.

Accounts Formula Amount: 85% of the Value of Eligible Accounts, provided that the Agent shall have the right, in its Permitted Discretion, to reduce such percentage at any time upon three (3) Business Days prior notice to the Borrower Agent.

Acquisition: a transaction or series of transactions resulting in (a) acquisition of a business, division, or substantially all assets of a Person; (b) record or beneficial ownership of 50% or more of the Equity Interests of a Person; or (c) merger, consolidation or combination of a Borrower or Subsidiary with another Person.

Affiliate: with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.  “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have correlative meanings.

Agent Indemnitees: Agent and its officers, directors, employees, Affiliates, agents and attorneys.

Agent Professionals: attorneys, accountants, appraisers, auditors, business valuation experts,

environmental engineers or consultants, turnaround consultants, and other professionals and experts retained by Agent.

Agreement Currency: as defined in Section 1.5.

Allocable Amount: as defined in Section 5.11.3.

Amazon Companies:  collectively, Amazon.com, Inc. and its Affiliates.

Anti-Terrorism Law: any law relating to terrorism or money laundering, including the Patriot Act, the Proceeds of Crime Act and the UK Anti-Terrorism Laws.

Aggregate FILO Commitment Amount:  for each applicable period set forth below the applicable amount set forth below:

Applicable Period	Aggregate FILO Commitment Amount
Restatement Date — October 20, 2016	$5,000,000
October 21, 2016 — April 20, 2017	$3,750,000
April 21, 2017 — October 20, 2017	$2,500,000
October 21, 2017 — April 20, 2018	$1,250,000
April 21, 2018 and thereafter	$0

Applicable FILO Account Advance Percentage:  the applicable percentage advance rate set forth below during the applicable period set forth below:

Applicable Period	Applicable FILO Account Advance Percentage
Restatement Date — October 20, 2016	7.5%
October 21, 2016 — April 20, 2017	5.625%
April 21, 2017 — October 20, 2017	3.75%
October 21, 2017 — April 20, 2018	1.875%
April 21, 2018 and thereafter	0.0%

Applicable FILO Inventory Advance Percentage: the applicable percentage advance rate set forth below during the applicable period set forth below:

Applicable Period	Applicable FILO Account Advance Percentage
Restatement Date — October 20, 2016	10.0%
October 21, 2016 — April 20, 2017	7.5%
April 21, 2017 — October 20, 2017	5.0%
October 21, 2017 — April 20, 2018	2.5%
April 21, 2018 and thereafter	0.0%

Applicable Law: all laws, rules, regulations and governmental guidelines applicable to the Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities, and including, without limitation, the CPSC Regulations.

Applicable Margin: with respect to any Type of Loan, the margin set forth below, as determined for the most recently ended Fiscal Quarter:

Level	Average Quarterly Availability	Base Rate Revolver Loans	LIBOR Revolver Loans	Base Rate FILO Loans	LIBOR FILO Loans	Base Rate Term Loans	LIBOR Term Loans
I	> $22,000,000	0.25%	1.75%	2.50%	4.00%	2.50%	4.00%
II	< $22,000,000 but > $16,000,000	0.50%	2.00%	2.50%	4.00%	2.50%	4.00%
III	< $16,000,000	0.75%	2.25%	2.50%	4.00%	2.50%	4.00%

Until October 3, 2015, margins for Revolver Loans shall be determined as if Level III were applicable.  Thereafter, the margins for Revolver Loans shall be determined based upon Average Quarterly Availability for each Fiscal Quarter as determined by Agent based upon the Borrowing Base Certificates delivered pursuant to Section 8.1 for each week during such Fiscal Quarter, which determination shall be effective on the first day of the calendar month after receipt by Agent of the Borrowing Base Certificate for the last week in such Fiscal Quarter.  If any financial statement, Borrowing Base Certificate or Compliance Certificate due in the preceding month has not been received, then, at the option of Agent or Required Lenders, the margins for Revolver Loans shall be determined as if Level III were applicable, from such day until the first day of the calendar month following actual receipt.

Notwithstanding the foregoing, in the event that the Leverage Ratio as of the end of any Fiscal Quarter (commencing with the Fiscal Quarter Ending October 3, 2015) is less than or equal to 3.50 to 1.00, as demonstrated by the Compliance Certificate delivered to Agent pursuant to Section 10.1.2(d) with respect to such Fiscal Quarter, then during the period commencing on the fifth Business Day after Agent’s receipt of such certificate and continuing until the fifth Business Day after Agent’s receipt of a Compliance Certificate in respect of any subsequent Fiscal Quarter demonstrating that the Leverage Ratio is greater than 3.50 to 1.00, the margins for Base Rate Revolver Loans and LIBOR Revolver Loans shall each be reduced by 25 basis points from the amounts set forth in the table above; provided that the foregoing reduction shall cease to be in effect if any Event of Default has occurred and is continuing; provided, further that if any calculation of Leverage Ratio is at any time restated or otherwise revised or if the information set forth in any Compliance Certificate otherwise proves to be false or incorrect such that the Applicable Margin would have been higher than was otherwise in effect during any period, without constituting a waiver of any Default or Event of Default, arising as a result thereof, interest due under this Agreement shall be immediately recalculated at such higher rate for any such applicable periods and shall be due and payable on demand.

Applicable Percentage:  with respect to any Lender, (a) with respect to Revolver Loans, LC Obligations, Revolver Overadvance Loans, Protective Advances or Swingline Loans, a percentage equal to a fraction the numerator of which is such Lender’s Revolver Commitment and the denominator of which is the aggregate Revolver Commitments (provided, that if the Revolver Commitments have terminated or expired, each Lender’s Applicable Percentage shall be determined based upon such Lender’s share of the aggregate Revolver Exposure at such time), (b) with respect to FILO Loans, a percentage equal to a fraction the numerator of which is such Lender’s FILO Commitment and the denominator of which is the aggregate FILO Commitments (provided, that if the FILO Commitments have terminated or expired, each Lender’s Applicable Percentage shall be determined based upon such Lender’s share of the aggregate FILO Exposure at such time) and (c) with respect to the Term Loans, a percentage equal to a fraction the numerator of which is the aggregate outstanding principal amount of the Term Loans of such Lender and the denominator of which is the aggregate outstanding principal amount of the Term Loans of all Term Lenders.

Approved Fund: any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in its ordinary course of activities, and is administered or managed by a Lender, an entity that administers or manages a Lender, or an Affiliate of either.

Approved Processors:  collectively, Port Erie Plastics, Inc., TNT Plastic Molding, Inc., AMA Plastics, Norco Plastics, Inc., and such other processors as Agent shall approve from time to time in its Permitted Discretion.

Asset Disposition: a sale, lease, license, consignment, transfer or other disposition of Property of an Obligor, including a disposition of Property in connection with a sale-leaseback transaction or synthetic lease.

Assignment and Acceptance: an assignment agreement between a Lender and Eligible Assignee, in the form of Exhibit A.

Availability: at any time, (a) the lesser of (i) the aggregate Revolver Commitments at such time and (ii) the Revolver Borrowing Base, at such time minus (b) the Revolver Exposure at such time.

Availability Reserve: the sum (without duplication) of (a) the Inventory Reserve; (b) the Rent and Charges Reserve; (c) reserves for accrued and unpaid Royalties, whether or not then due and payable; (d) the Bank Product Reserve; (e) the Canadian Priority Payables Reserve; (f) the UK Priority Payables Reserve; (g) the Dilution Reserve; (h) reserves for amounts owed by any Obligor to any processor (including, without limitation, the Approved Processors); (i) the aggregate amount of liabilities secured by Liens upon Collateral that are senior to Agent’s Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom); and (j) such additional reserves, in such amounts and with respect to such matters, as Agent in its Permitted Discretion may elect to impose from time to time.

Average Availability: the average daily Availability for an applicable period.

Average Quarterly Availability: the average daily Availability for the applicable Fiscal Quarter.

Bank of America: Bank of America, N.A., a national banking association, and its successors and assigns.

Bank of America Indemnitees: Bank of America and its officers, directors, employees, Affiliates, agents and attorneys.

Bank Product: any of the following products, services or facilities extended to any Borrower or Subsidiary by a Lender or any of its Affiliates: (a) Cash Management Services; (b) foreign exchange products or services; (c) products under Hedging Agreements; (d) commercial credit card and merchant card services; and (e) other banking products or services as may be requested by any Borrower or Subsidiary, other than Letters of Credit.

Bank Product Reserve: the aggregate amount of reserves established by Agent from time to time in its Permitted Discretion in respect of Secured Bank Product Obligations.

Bankruptcy Code: Title 11 of the United States Code.

Base Rate: for any day, a per annum rate equal to the greater of (a) the Prime Rate for such day; (b) the Federal Funds Rate for such day, plus 0.50%; or (c) LIBOR for a 30 day interest period as determined on such day, plus 1.5%.

Base Rate FILO Loan: a FILO Loan that bears interest based on the Base Rate.

Base Rate Loan: any Loan that bears interest based on the Base Rate.

Base Rate Revolver Loan: a Revolver Loan that bears interest based on the Base Rate.

Base Rate Term Loan: a Term Loan that bears interest based on the Base Rate.

Board of Governors: the Board of Governors of the Federal Reserve System.

Book Debts:  as defined in the UK Security Agreements.

Borrowed Money: with respect to any Obligor, without duplication, its (a) Debt that (i) arises from the lending of money by any Person to such Obligor, (ii) is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments, (iii) accrues interest or is a type upon which interest charges are customarily paid (excluding trade payables owing in the Ordinary Course of Business), or (iv) was issued or assumed as full or partial payment for Property; (b) Capital Leases; (c) reimbursement obligations with respect to letters of credit; and (d) guaranties of any Debt of the foregoing types owing by another Person.

Borrower Agent: as defined in Section 4.4.

Borrower Materials: Revolver Borrowing Base information, FILO Borrowing Base information, reports, financial statements and other materials delivered by Borrowers hereunder, as well as other Reports and information provided by Agent to Lenders.

Borrowing: a group of Loans of one Type that are made on the same day or are converted into Loans of one Type on the same day.

Borrowing Base Certificate: a certificate, in form and substance satisfactory to Agent, by which Borrowers certify calculation of the FILO Borrowing Base and the Revolver Borrowing Base.

Business Day: any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, North Carolina and New York, and (i) if such day relates to a LIBOR Loan, any such day on which dealings in Dollar deposits are conducted between banks in the London interbank Eurodollar market or (ii) if the term “Business Day” has a different meaning in the Canadian Security Agreements or the UK Security Agreements, the definition in such other document shall control as to issues covered in both this Agreement and such other document.

Canadian Benefit Plans:  all employee benefit plans, programs or arrangements of any nature or kind whatsoever that are not Canadian Pension Plans or Canadian MEPPs and are maintained or contributed to by, or to which there is any liability, contingent or otherwise by, any Obligor or its Subsidiaries which are governed by Canadian Applicable Law.

Canadian Dollars:  lawful money of Canada.

Canadian Guarantor:  each Canadian Subsidiary that guarantees payment or performance of the Obligations.  The definition of “Canadian Guarantors” means all of such entities collectively.

Canadian Guaranty:  that certain Guarantee and Indemnity Agreement dated as of the Original Closing Date made by the Canadian Guarantor, as may be amended, restated, confirmed, supplemented or otherwise modified from time to time.

Canadian MEPP:  any “multi-employer pension plan” as such term is defined in the PBA to which any Obligor or its Subsidiaries has any liability, contingent or otherwise.

Canadian Pension Plan:  a pension plan that is required to be registered as a pension plan under any applicable pension benefits standards statute or tax statute or regulation in Canada that any Obligor or its Subsidiaries has any liability, contingent or otherwise which are governed by Canadian Applicable Law.

Canadian Priority Payables Reserve: on any date of determination, reserves established by Agent in its Permitted Discretion for amounts payable by Canadian Guarantors and secured by any Liens, choate or inchoate, which rank or which would reasonably be expected to rank in priority to or pari passu with Agent’s Liens on Collateral in the Revolver Borrowing Base, amounts deemed to be held in trust, or held in trust, pursuant to Applicable Law and/or for amounts which represent costs in connection with the preservation, protection, collection or realization of the Collateral, including, without limitation, any such amounts due and not paid for wages, vacation pay, amounts (including severance pay) payable under the Wage Earner Protection Program Act (Canada) or under the Bankruptcy and Insolvency Act (Canada), amounts due and not paid under any legislation relating to workers’ compensation or to employment insurance, all amounts deducted or withheld and not paid and remitted when due under the Income Tax Act (Canada), sales tax, goods and services tax, value added tax, harmonized tax, excise tax, tax payable pursuant to Part IX of the Excise Tax Act (Canada) or similar applicable provincial legislation, government royalties, amounts currently or past due and not paid for realty, municipal or similar taxes and all amounts currently or past due and not contributed, remitted or paid to any Canadian Pension Plan or Canadian Benefit Plan under the Canada Pension Plan, the PBA, or any similar statutory or other claims that would have or would reasonably be expected to have priority over or pari passu with any Liens granted to Agent in the future.

Canadian Security Agreements:  (a) the General Security Agreement dated as of the Original Closing Date, in form and substance reasonably acceptable to Agent, executed by the Canadian Guarantors in favor of Agent, as the same may be amended, restated, confirmed, supplemented or otherwise modified from time to time, and (b) any other Canadian security agreement required to be executed by any Obligor in favor of Agent after the Original Closing Date, in each case, as the same may be amended, restated, confirmed, supplemented or otherwise modified from time to time.

Canadian Subsidiary:  any Subsidiary of Company that is organized under the federal laws of Canada or any province or territory thereof.

Capital Expenditures: all liabilities incurred or expenditures made by a Borrower or Subsidiary for the acquisition of fixed assets, or any improvements, replacements, substitutions or additions thereto with a useful life of more than one year.

Capital Lease: any lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, provided, however, notwithstanding anything to the contrary in the financial statements of the Obligors, the Lease dated March 24, 2009 between Faith Realty II, LLC and SI USA shall not constitute a “Capital Lease” for purposes of this Agreement.

Cash Collateral: cash, and any interest or other income earned thereon, that is delivered to Agent to Cash Collateralize any Obligations.

Cash Collateral Account: a demand deposit, money market or other account established by Agent at such financial institution as Agent may select in its discretion, which account shall be subject to a Lien in favor of Agent.

Cash Collateralize: the delivery of cash to Agent, as security for the payment of Obligations, in an amount equal to (a) with respect to LC Obligations, 105% of the aggregate LC Obligations, and (b) with respect to any inchoate, contingent or other Obligations (including Secured Bank Product Obligations), Agent’s good faith estimate of the amount that is due or could become due, including all fees and other amounts relating to such Obligations.  “Cash Collateralization” has a correlative meaning.

Cash Dominion Period: the period (a) commencing on the day that a Default occurs, or Availability is less than the Cash Dominion Trigger Amount; and (b) continuing until (x) no Event of Default shall have occurred and be continuing and (y) during the preceding 30 consecutive days, Availability shall have been greater than the Cash Dominion Trigger Amount at all times.

Cash Dominion Trigger Amount:  an amount equal to 10% of the lesser of (A) the aggregate Revolver Commitments and (B) the Revolver Borrowing Base.

Cash Equivalents: (a) marketable obligations issued or unconditionally guaranteed by, and backed by the full faith and credit of, the United States, Canadian, the United Kingdom or English government, maturing within 12 months of the date of acquisition; (b) certificates of deposit, time deposits and bankers’ acceptances maturing within 12 months of the date of acquisition, and overnight bank deposits, in each case which are issued by Bank of America or a commercial bank organized under the laws of the United States, Canada, the United Kingdom or England or any state, province or district thereof, rated A-1 (or better) by S&P or P-1 (or better) by Moody’s at the time of acquisition, and (unless issued by a Lender) not subject to offset rights; (c) repurchase obligations with a term of not more than 30 days for underlying investments of the types described in clauses (a) and (b) entered into with any bank described in clause (b); (d) commercial paper issued by Bank of America or rated A-1 (or better) by S&P or P-1 (or better) by Moody’s, and maturing within nine months of the date of acquisition; and (e) shares of any money market fund that has substantially all of its assets invested continuously in the types of investments referred to above, has net assets of at least $500,000,000 and has the highest rating obtainable from either Moody’s or S&P.

Cash Management Services: any services provided from time to time by a Lender or any of its affiliates to any Borrower or Subsidiary in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.

CERCLA: the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.).

Change in Law: the occurrence, after the date hereof, of (a) the adoption, taking effect or phasing in of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof; or (c) the making, issuance or application of any request, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that “Change in Law” shall include, regardless of the date enacted, adopted or issued, all requests, guidelines, requirements or directives (i) under or relating to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or (ii) promulgated pursuant to Basel III by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any similar authority) or any other Governmental Authority.

Change of Control: an event or series of events by which:

(a)                                 any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an

“option right”)), directly or indirectly, of 35% or more of the Equity Interests of a Borrower entitled to vote for members of the board of directors or equivalent governing body of such Borrower on a fully-diluted basis (and taking into account all such Equity Interests that such person or group has the right to acquire pursuant to any option right);

(b)                                 during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of a Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors);

(c)                                  a Borrower ceases to own, directly or indirectly 100% of the Equity Interests of any Guarantor; or

(d)                                 the sale or transfer of all or substantially all of an Obligor’s assets except to another Obligor.

Claims: all claims, liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and expenses of any kind (including remedial response costs, reasonable attorneys’ fees and Extraordinary Expenses) at any time (including after Full Payment of the Obligations or replacement of Agent or any Lender) incurred by any Indemnitee or asserted against any Indemnitee by any Obligor or other Person, in any way relating to (a) any Loans, Letters of Credit, Loan Documents, Borrower Materials, or the use thereof or transactions relating thereto, (b) any action taken or omitted in connection with any Loan Documents, (c) the existence or perfection of any Liens, or realization upon any Collateral, (d) exercise of any rights or remedies under any Loan Documents or Applicable Law, or (e) failure by any Obligor to perform or observe any terms of any Loan Document, in each case including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto.

Code: the Internal Revenue Code of 1986, as amended.

Collateral: all Property described in Section 7.1, all Property described in any Security Documents as security for any Obligations, and all other Property that now or hereafter secures (or is intended to secure) any Obligations.

Commitment: for any Lender, the aggregate amount of such Lender’s Revolver Commitment, FILO Commitment and Term Loan Commitment.  “Commitments” means the aggregate amount of all Revolver Commitments, FILO Commitments and Term Loan Commitments.

Commodity Exchange Act: the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

Company:  as defined in the Preamble hereto.

Compliance Certificate: a certificate, in form and substance satisfactory to Agent, by which Borrowers certify (a) compliance with Sections 10.2.3 and 10.3 and (b) solely with respect to any such certificate required to be delivered concurrently with the financial statements described in Section 10.1.2(a) for any Fiscal Year, a written calculation of Excess Cash Flow for such Fiscal Year.

Connection Income Taxes: Other Connection Taxes that are imposed on or measured by net income (however denominated), or are franchise or branch profits Taxes

Consolidated EBITDA: shall have the same meaning as “EBITDA”, as such term is defined herein.

Contingent Obligation: any obligation of a Person arising from a guaranty, indemnity or other assurance of payment or performance of any Debt, lease, dividend or other obligation (“primary obligations”) of another obligor (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guaranty, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; and (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase Property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof.  The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto.

Contribution Notice:  a contribution notice issued by the Pensions Regulator under section 38 or section 47 of the Pensions Act 2004.

CPSC: means the U.S. Consumer Products Safety Commission.

CPSC Regulations: means all laws and regulations enforced by the CPSC.

Current Asset Collateral:  that portion of the Collateral comprised of Accounts, Chattel Paper, Commercial Tort Claims, Documents, Instruments, Inventory, Investment Property, Letters of Credit (which for the purpose of this definition only, shall have the meaning given to such term in the UCC), Letter-of-Credit Rights, Supporting Obligations and General Intangibles (to the extent such General Intangibles arise or relate to any of the foregoing, but excluding Intellectual Property), and all products and proceed thereof (including, without limitation, cash proceeds, Cash Collateral, cash held in Deposit Accounts (other than cash held in Deposit Accounts which is clearly identifiable as proceeds of Equipment, Real Estate, fixtures or Intellectual Property), and proceeds of insurance with respect to any of the foregoing).

CWA: the Clean Water Act (33 U.S.C. §§ 1251 et seq.).

Debt: as applied to any Person, without duplication, (a) all items that would be included as liabilities on a balance sheet in accordance with GAAP, including Capital Leases, but excluding trade payables incurred and being paid in the Ordinary Course of Business; (b) all Contingent Obligations; (c) all reimbursement obligations in connection with letters of credit issued for the account of such Person; and (d) in the case of any Obligor, the Obligations.  The Debt of a Person shall include any recourse Debt of any partnership in which such Person is a general partner or joint venturer.

Default: an event or condition that, with the lapse of time or giving of notice, would constitute an Event of Default.

Default Rate: for any Obligation (including, to the extent permitted by law, interest not paid when due), 2% plus the interest rate otherwise applicable thereto.

Defaulting Lender: any Lender that, as determined by Agent, (a) has failed to perform any funding obligations hereunder, and such failure is not cured within three Business Days; (b) has notified Agent or any Borrower that such Lender does not intend to comply with its funding obligations hereunder or has made a public statement to the effect that it does not intend to comply with its funding obligations hereunder or under any other credit facility; (c) has failed, within three Business Days following request by Agent, to confirm in a manner satisfactory to Agent that such Lender will comply with its funding obligations hereunder; or (d) has, or has a direct or indirect parent company that has, become the subject of an Insolvency Proceeding or taken any action in furtherance thereof (including reorganization, liquidation, or appointment of a receiver, custodian, administrator or similar Person by the Federal Deposit Insurance Corporation or any other regulatory authority); provided, however, that a Lender shall not be a Defaulting Lender solely by virtue of a Governmental Authority’s ownership of an equity interest in such Lender or parent company unless the ownership provides immunity for such Lender from jurisdiction of courts within the United States or from enforcement of judgments or writs of attachment on its assets, or permits such Lender or Governmental Authority to repudiate or otherwise to reject such Lender’s agreements.

Deposit Account Control Agreements: the Deposit Account control agreements to be executed by each institution maintaining a Deposit Account for an Obligor, in favor of Agent, as security for the Obligations.

Designated Jurisdiction: a country or territory that is the subject of a Sanction.

Dilution Reserve: a reserve in an amount equal to the sum of the following: (a) the aggregate amount of accruals described on Schedule 1.1(b) attached hereto established by the Company from time to time and reflected on the most recent balance sheet of the Company and its Subsidiaries; and (b) an additional amount determined by Agent in its Permitted Discretion from time to time based upon the most recent field examination conducted by Agent, which additional amount shall initially equal $1,000,000.

Distribution: any declaration or payment of a distribution, interest or dividend on any Equity Interest (other than a rights distribution and/or payment-in-kind by the Company); any distribution, advance or repayment of Debt to a holder of Equity Interests; or any purchase, redemption, or other acquisition or retirement for value of any Equity Interest.

Dollars: lawful money of the United States.

Dominion Account: a collection or similar account established by an Obligor at Bank of America over which Agent has exclusive control for withdrawal purposes.

EBITDA: determined on a consolidated basis for Company and Subsidiaries, for each period of twelve consecutive months, equal to the aggregate of (a) net income for such period, calculated before (i) interest expense, (ii) provision for income taxes and (iii) depreciation and amortization expense; plus (b) the sum (without duplication) of the following: (i) expenses, fees and charges incurred in connection with the closing of the transactions contemplated by this Agreement; (ii) non-cash charges resulting from the write-down of goodwill, furniture, fixtures, equipment and software; (iii) non-cash charges associated with the issuance and periodic re-measurement of Equity Interests in the Company; (iv) non-cash losses attributable to deferred financing costs; (v) non-cash losses attributable to fluctuations in currency values; (vi) non-cash charges attributable to write-offs resulting from the exercise of employee options to the extent permitted by this Agreement; (vii) non-cash losses or charges resulting from the impact of purchase accounting adjustments in connection with any Permitted Acquisition; (viii) other non-cash losses or charges deducted in determining net income (including, without limitation, non-cash losses or charges resulting from the application of Statement of Financial Accounting Standards No. 142, Goodwill

and other Intangible Assets (FAS-142) and FAS-144, Accounting for Impairment of Long-Lived Assets); (ix) losses attributable to the early retirement of Indebtedness (other than the Obligations); (x) transaction related fees and expenses incurred in connection with any Permitted Asset Disposition or any Permitted Acquisition, all as approved by Agent in its Permitted Discretion; (xi) indemnification payments made by the Obligors and for which the Obligors have received reimbursement from third parties; (xii) fees and expenses of advisors and independent consultants retained by Obligors and approved by Agent in its Permitted Discretion; (xiii) fees and expenses paid to members of the Board of Directors of the Company in an aggregate amount not to exceed $500,000 during any twelve-month period; (xiv) restructuring charges; (xv) earn-out payments and severance payments which, when taken together with amounts in subsection (xiv) shall not exceed $1,000,000 in the aggregate in any twelve-month period; (xvi) losses arising from the sale of fixed or capital assets; (xvii) actual cash losses, which shall not exceed $2,000,000 in the aggregate, incurred by the Company during the period commencing on the Restatement Date and ending on the last day of the Company’s Fiscal Year ending January 2, 2016 in connection with the Specified Inventory Disposition; and (xviii) fees and expenses incurred in connection with the negotiation, execution and delivery of this Agreement and the Loan Documents executed and delivered on or about the Restatement Date, to the extent that (A) such fees and expenses do not exceed $750,000 in the aggregate for all such fees and expenses and (B) such fees and expenses are disclosed to Agent and incurred at any time prior to the last day of the Fiscal Quarter ending July 4, 2015; minus the sum (without duplication) of the following: (i) non-cash income or gains resulting from the write-up of goodwill, furniture, fixtures, equipment and software; (ii) non-cash income or gains attributable to fluctuations in currency values; (iii) any other non-cash income or gains; (iv) income or gains arising from the sale of fixed or capital assets; (v) income or gains attributable to the early retirement of Indebtedness (other than the Obligations); and (vi) any other non-recurring or extraordinary gains (in each case, to the extent included in determining net income).

Eligible Account: an Account owing to a Borrower or Guarantor that arises in the Ordinary Course of Business from the sale of goods, is payable in Dollars, Canadian Dollars or GBP and is deemed by Agent, in its Permitted Discretion, to be an Eligible Account.  Without limiting the foregoing, no Account shall be an Eligible Account if (a) it is unpaid for more than 60 days after the original due date, or more than 120 days after the original invoice date; (b) 50% or more of the Accounts owing by the Account Debtor are not Eligible Accounts; (c) when aggregated with other Accounts owing by the Account Debtor and its Affiliates, it exceeds 15% of the aggregate Eligible Accounts (or such higher percentage as Agent may establish for the Account Debtor from time to time) (provided that, only the amount of Accounts in excess of the percentage set forth in this clause (c) (or such higher percentage as Agent may establish with respect to any Account Debtor in accordance with this clause(c)) shall be deemed ineligible under this clause (c)), provided, further, that this clause (c) shall not apply to the following Account Debtors: (i) the Toys “R” Us Companies, (ii) the Amazon Companies, (iii) the Wal-Mart Companies, or (iv) the Target Companies; (d) with respect to any Account owing by the Toys “R” Us Companies, when aggregated with other Accounts owing by the Toys “R” Us Companies, it exceeds 35% of the aggregate Eligible Accounts, provided, however, that if, at any time, the corporate credit rating of Toys “R” Us, Inc. falls below “B-” (by S&P or Fitch) or “B3” (by Moody’s), the Agent shall have the right, in its sole discretion to decrease such maximum percentage (provided further, that only the amount of Accounts in excess of the percentage set forth in this clause (d) (or such lower percentage as shall be specified by Agent in accordance with the foregoing proviso) shall be deemed ineligible under this clause (d)); (e) with respect to any Account owing by the Amazon Companies, when aggregated with other Accounts owing by Amazon.com, Inc., it exceeds 25% of the aggregate Eligible Accounts, provided, however, that if, at any time, the corporate credit rating of Amazon.com, Inc. falls below “BBB-” (by S&P or Fitch) or “Baa3” (by Moody’s), the Agent shall have the right, in its sole discretion to decrease such maximum percentage (provided further, that only the amount of Accounts in excess of the percentage set forth in this clause (e) (or such lower percentage as shall be specified by Agent in accordance with the foregoing proviso) shall be deemed ineligible under this clause (e)); (f) with respect to any Account owing by the Wal-Mart Companies, when aggregated with other Accounts owing by the Wal-Mart Companies, it exceeds 25% of the aggregate Eligible Accounts (provided, that only the amount of Accounts in excess of the percentage set forth in this clause (f) shall be deemed ineligible under this clause (f)); (g) with respect to any Account owing by the Target Companies, when aggregated with other Accounts owing by the Target Companies, it exceeds 25% of the aggregate Eligible Accounts (provided, that only the amount of Accounts in excess of the percentage set forth in this clause (g) shall be deemed ineligible under this clause (g)); (h) it does not conform with a covenant or representation herein; (i) it is owing by a creditor or supplier, or is otherwise subject to a potential offset, counterclaim, dispute, deduction, discount, recoupment, reserve, defense, chargeback, credit or allowance (but ineligibility shall be limited to the amount thereof); (j) an Insolvency Proceeding has been commenced by or against the Account Debtor; or the Account Debtor has failed, has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs, is not Solvent, or is subject to any Sanction or on any specially designated nationals list maintained by OFAC; or the Borrower is not able to bring suit or enforce remedies against the Account Debtor through judicial process; (k) the Account Debtor is organized or has its principal offices or assets outside the United States, Canada or the United Kingdom, unless the Account is (i) supported by a letter of credit (delivered to and directly drawable by Agent) satisfactory in all respects to Agent; or (ii) is a Mexican subsidiary of Target Corporation or Wal-Mart Stores, Inc. and the aggregate amount of all Accounts deemed eligible by this clause (k)(ii) does not exceed $1,000,000 at any time; (l) it is owing by a Governmental Authority, unless the Account Debtor is the United States, Canada or any province or territory thereof or the United Kingdom or any department, agency or instrumentality thereof and the Account has been assigned to Agent in compliance with the federal Assignment of Claims Act or other Applicable Law; (m) it is not subject to a duly perfected, first priority Lien in favor of Agent, or is subject to any other Lien; (n) the goods giving rise to it have not been delivered to the Account Debtor, or it otherwise does not represent a final sale; (o) it is evidenced by Chattel Paper or an Instrument of any kind, or has been reduced to judgment; (p) its payment has been extended or the Account Debtor has made a partial payment; (q) it arises from a sale to an Affiliate, from a sale on a cash-on-delivery, bill-and-hold, sale-or-return, sale-on-approval, consignment, or other repurchase or return basis, or from a sale for personal, family or household purposes; (r) it represents a progress billing or retainage, or relates to services for which a performance, surety or completion bond or similar assurance has been issued; or (s) it includes a billing for interest, fees or late charges, but ineligibility shall be limited to the extent thereof.  In calculating delinquent portions of Accounts under clauses (a) and (b), credit balances more than 120 days old will be excluded.

Eligible Assignee: a Person that is (a) a Lender, Affiliate of a Lender or Approved Fund; (b) any other financial institution approved by Borrower Agent (which approval shall not be unreasonably withheld or delayed, and shall be deemed given if no objection is made within two Business Days after notice of the proposed assignment) and Agent, which extends revolving credit facilities of this type in its ordinary course of business; and (c) during any Event of Default, any Person acceptable to Agent in its discretion.

Eligible In-Transit Inventory: Inventory owned by a Borrower or Guarantor that would be Eligible Inventory if it were not subject to a Document and in transit from a foreign location to a location of the Borrower or Guarantor within the United States, Canada or the United Kingdom, and that Agent, in its Permitted Discretion, deems to be Eligible In-Transit Inventory.  Without limiting the foregoing, no Inventory shall be Eligible In-Transit Inventory unless it (a) is subject to a negotiable Document showing Agent (or, with the consent of Agent, the applicable Borrower or Guarantor) as consignee, which Document is in the possession of Agent or such other Person as Agent shall approve; (b) is fully insured by marine cargo or other similar insurance, in such amounts, with such insurance companies and subject to such deductibles as are satisfactory to Agent and in respect of which Agent has been named as loss payee; (c) is not sold by a vendor that has a right to reclaim, divert shipment of, repossess, stop delivery, claim any reservation of title or otherwise assert Lien rights against the Inventory, or with respect to whom any Borrower or Guarantor is in default of any obligations; (d) is evidenced by a full set of clean, original negotiable bills of lading consigned to the order of Agent and such original bills of lading are in the possession of Agent or a customs broker from whom Agent has received an executed Customs Broker Agreement with respect to such inventory and title has passed to the Borrower or Guarantor at the time such inventory is delivered to the common carrier; (e) is shipped by a common carrier that is not affiliated with the vendor and is not subject to any Sanction or on any specially designated nationals list maintained by OFAC; and (f) is being handled by a customs broker, freight-forwarder or other handler that has delivered a Lien Waiver.

Eligible Inventory: Inventory owned by a Borrower or Guarantor that Agent, in its Permitted Discretion, deems to be Eligible Inventory.  Without limiting the foregoing, no Inventory shall be Eligible Inventory unless it (a) is finished goods or raw materials, and not work-in-process, packaging or shipping materials, labels, samples, display items, bags, replacement parts or manufacturing supplies, provided that component parts and replacement parts shall not be deemed ineligible under this clause (a) to the extent the most recent inventory appraisal delivered to Agent ascribes a value to such component parts and/or replacement parts; (b) is not held on consignment, nor subject to any deposit or down payment; (c) is in new and saleable condition and is not damaged, defective, shopworn or otherwise unfit for sale; (d) is not slow-moving, perishable, obsolete or unmerchantable, and does not constitute returned or repossessed goods, provided that slow-moving or obsolete inventory shall not be deemed ineligible under this clause (d) to the extent the most recent inventory appraisal delivered to Agent ascribes a value to such slow-moving or obsolete inventory; (e) meets all standards imposed by any Governmental Authority, has not been acquired from a Person subject to any Sanction or on any specially designated nationals list maintained by OFAC, and does not constitute hazardous materials under any Environmental Law; (f) conforms with the covenants and representations herein; (g) is subject to Agent’s duly perfected, first priority Lien, and no other Lien; (h) is within the continental United States, New Brunswick or Ontario, Canada, or the United Kingdom, is not in transit except between locations of Borrowers, unless such inventory constitutes Eligible In-Transit Inventory and is not consigned to any Person; (i) is not subject to any warehouse receipt or negotiable Document (other than Eligible In-Transit Inventory subject to a Lien Waiver); (j) is not subject to any License or other property or property right or other arrangement that restricts such Borrower’s or Agent’s right to dispose of such Inventory, unless Agent has received an appropriate Lien Waiver or is otherwise satisfied that it could sell such inventory on favorable terms following a Default; (k) is not located on leased premises or in the possession of a warehouseman, processor, repairman, mechanic, shipper, freight forwarder or other Person, unless the lessor or such Person is an Approved Processor and (i) has delivered a Lien Waiver or (ii) an appropriate Rent and Charges Reserve has been established for such location; and (l) is reflected in the details of a current perpetual inventory report.

Enforcement Action: any action to enforce any Obligations (other than Secured Bank Product Obligations) or Loan Documents or to exercise any rights or remedies relating to any Collateral (whether by judicial action, self-help, notification of Account Debtors, exercise of setoff or recoupment, exercise of any right to act in an Obligor’s Insolvency Proceeding or to credit bid Obligations, or otherwise).

Environmental Laws: all Applicable Laws (including all programs, permits and guidance promulgated by regulatory agencies), relating to public health (but excluding occupational safety and health, to the extent regulated by OSHA) or the protection or pollution of the environment, including CERCLA, RCRA and CWA.

Environmental Notice: a notice (whether written or oral) from any Governmental Authority or other Person of any possible noncompliance with, investigation of a possible violation of, litigation relating to, or potential fine or liability under any Environmental Law, or with respect to any Environmental Release, environmental pollution or hazardous materials, including any complaint, summons, citation, order, claim, demand or request for correction, remediation or otherwise.

Environmental Release: a release as defined in CERCLA or under any other Environmental Law.

Equity Interest: the interest of any (a) shareholder in a corporation; (b) partner in a partnership (whether general, limited, limited liability or joint venture); (c) member in a limited liability company; or

(d) other Person having any other form of equity security or ownership interest.

ERISA: the Employee Retirement Income Security Act of 1974.

ERISA Affiliate: any trade or business (whether or not incorporated) under common control with an Obligor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

ERISA Event: (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Obligor or ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Obligor or ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan; (e) the determination that any Pension Plan is considered an at risk plan or a plan in critical or endangered status under the Code, ERISA or the Pension Protection Act of 2006; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligor or ERISA Affiliate; or (h) failure by an Obligor or ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or to make a required contribution to a Multiemployer Plan.

Event of Default: as defined in Section 11.

Excess Cash Flow: for any Fiscal Year, an amount, determined on a consolidated basis for Company and its Subsidiaries equal to the excess, if any, of (a) the sum, without duplication, of (i) net income for such Fiscal Year, (ii) the amount of all non-cash charges (including depreciation and amortization) deducted in determining such net income, and (iii) the aggregate net amount of non-cash loss on the disposition of property by Company and its Subsidiaries during such Fiscal Year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such net income, minus (b) the sum, without duplication, of (i) the amount of all non-cash credits included in arriving at such net income, (ii) the aggregate amount actually paid by Company and its Subsidiaries in cash during such fiscal year on account of Capital Expenditures (excluding the principal amount of Debt incurred in connection with such expenditures and any such expenditures financed with the proceeds of asset dispositions that have not yet been used to pay down the Loans), (iii) the aggregate amount of (x) all prepayments of Revolver Loans during such fiscal year to the extent accompanied by permanent voluntary reductions of the Revolver Commitments, (y) all prepayments of FILO Loans during such fiscal year to the extent accompanied by permanent mandatory or voluntary reductions of the FILO Commitments, and (z) all voluntary prepayments of the Term Loans during such Fiscal Year, (iv) the aggregate amount of all regularly scheduled principal payments of Borrowed Money (including the Term Loans) of Company and its Subsidiaries made during such Fiscal Year (and excluding payments of Revolver Loans, FILO Loans or loans under any other revolving credit facility to the extent there is not an equivalent permanent reduction in the Revolver Commitments, the FILO Commitments or such other revolving credit facility commitment, respectively), (v) the aggregate net amount of non-cash gain on the disposition of property by Company and its Subsidiaries during such Fiscal Year (other than sales of inventory in the ordinary course of business), to the extent included in determining such net income, and (vi) the aggregate amount of any cash Distributions actually made by Company during such Fiscal Year, to the extent permitted to be made under Section 10.2.4.

Excluded Deposit Account: a Deposit Account maintained by any Obligor (a) which has been established and is used exclusively for the sole purpose of making payroll and withholding tax payments related thereto and other employee wage and benefit payments to or for the benefit of such Obligor’s employees and accrued and unpaid employee compensation (including salaries, wages, benefits and expense reimbursements), (b) which is a zero balance operational disbursement or similar account, (c) has been established and is used exclusively for the sole purpose of making and remitting sales and use taxes, VAT and/or such Canadian sales and use tax equivalents or (d) which is used for petty cash or similar purposes so long as the amount on deposit (i) in each such individual Deposit Account described in this clause (d) does not exceed $10,000 during any period of seventy-two consecutive hours and (ii) in all Deposit Accounts referred to in this clause (d) does not exceed $50,000 in the aggregate during any period of seventy-two consecutive hours.

Excluded Swap Obligation: with respect to an Obligor, each Swap Obligation as to which, and only to the extent that, such Obligor’s guaranty of or grant of a Lien as security for such Swap Obligation is or becomes illegal under the Commodity Exchange Act because the Obligor does not constitute an “eligible contract participant” as defined in the act (determined after giving effect to any keepwell, support or other agreement for the benefit of such Obligor and all guarantees of Swap Obligations by other Obligors) when such guaranty or grant of Lien becomes effective with respect to the Swap Obligation.  If a Hedging Agreement governs more than one Swap Obligation, only the Swap Obligation(s) or portions thereof described in the foregoing sentence shall be Excluded Swap Obligation(s) for the applicable Obligor

Excluded Taxes: (a) Taxes imposed on or measured by a Recipient’s net income (however denominated), franchise Taxes and branch profits Taxes (i) as a result of such Recipient being organized under the laws of, or having its principal office or applicable Lending Office located in, the jurisdiction imposing such Tax, or (ii) constituting Other Connection Taxes; (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of a Lender with respect to its interest in a Loan or Commitment pursuant to a law in effect when the Lender acquires such interest (except pursuant to an assignment request by Borrower Agent under Section 13.4) or changes its Lending Office, unless the Taxes were payable to its assignor immediately prior to such assignment or to the Lender immediately prior to its change in Lending Office; (c) Taxes attributable to a Recipient’s failure to comply with Section 5.10; and (d) U.S. federal withholding Taxes imposed pursuant to FATCA.  In no event shall “Excluded Taxes” include any withholding Tax imposed on amounts paid by or on behalf of a foreign Obligor to a Recipient that has complied with Section 5.10.2.

Existing Credit Agreement: as defined in the preamble to this Agreement.

Extraordinary Expenses: all costs, expenses or advances that Agent, Issuing Bank or Lenders may incur during a Default or Event of Default, or during the pendency of an Insolvency Proceeding of an Obligor, including those relating to: (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against Agent, any Lender, any Obligor, any representative of creditors of an Obligor or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of Agent’s Liens with respect to any Collateral), Loan Documents, Letters of Credit or Obligations, including any lender liability or other Claims; (c) the exercise, protection or enforcement of any rights or remedies of Agent in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of any taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations; and (g) Protective Advances.  “Extraordinary Expenses” shall include transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers’ fees and commissions, auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Obligor or independent contractors in liquidating any Collateral, and travel expenses.

Fair Salable Value: the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.

FATCA: Sections 1471 through 1474 of the Code (including any amended or successor version if substantively comparable and not materially more onerous to comply with), and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

Federal Funds Rate: (a) the weighted average of interest rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on the applicable Business Day (or on the preceding Business Day, if the applicable day is not a Business Day), as published by the Federal Reserve Bank of New York on the next Business Day; or (b) if no such rate is published on the next Business Day, the average rate (rounded up, if necessary, to the nearest 1/8 of 1%) charged to Bank of America on the applicable day on such transactions, as determined by Agent.

Fee Letter: that certain amended and restated fee letter dated as of the Restatement Date among Agent, Arranger and Company as amended from time to time.

FILO Borrowing Base: on any date of determination, an amount equal to the sum of (a) the Applicable FILO Account Advance Percentage of the Value of Eligible Accounts, plus (b) the Applicable FILO Inventory Advance Percentage of the Value of Eligible Inventory (excluding Specified Inventory), provided, that the Agent shall have the right, in its Permitted Discretion, to reduce such percentages at any time upon three (3) Business Days prior notice to the Borrower Agent, and provided further that (i) Eligible In-Transit Inventory shall in no event contribute more than $1,000,000 (after giving effect to the percentage set forth in clause (b) above) to the FILO Borrowing Base at any time and (ii) Eligible Accounts owing to and Eligible Inventory held by the UK Guarantors shall not contribute more than an aggregate of $500,000 (after giving effect to the percentages set forth in clauses (a) and (b) above, respectively) to the FILO Borrowing Base at any time.  If any amount in this definition is stated in a currency other than Dollars on any date, then such amount on such date shall be equal to the Dollar Equivalent of such amount in such other currency.

FILO Commitment: for any Lender, its obligation to make FILO Loans up to a maximum principal amount equal to its Applicable FILO Percentage (as shown on Schedule 1.1(a), as hereafter modified pursuant to an Assignment and Acceptance to which it is a party, or pursuant to Section 2.1.4) of the Aggregate FILO Commitment Amount at such time.

FILO Commitments: the aggregate FILO Commitments of all Lenders which, during any applicable period, shall equal the Aggregate FILO Commitment Amount for such period.

FILO Exposure:  at any time, the outstanding principal amount of FILO Loans at such time.

FILO Loan: a loan made pursuant to Section 2.1.1(b)(i)

FILO Overadvance: as defined in Section 2.1.5.

FILO Termination Date: the earliest to occur of (a) April 21, 2018; (b) the date on which Borrowers terminate the FILO Commitments pursuant to Section 2.1.4; (c) the date on which the FILO Commitments are terminated pursuant to Section 11.2; of (d) the Revolver Termination Date.

Financial Support Direction:  a financial support direction issued by the Pensions Regulator under section 43 of the Pensions Act 2004.

Fiscal Month:  any fiscal month of any Fiscal Year, which fiscal month shall consist of either four or five weeks and generally end on the Saturday closest to the last day of each calendar month in accordance with the fiscal accounting calendar of the Company and its Subsidiaries.

Fiscal Quarter: any fiscal quarter of any Fiscal Year, which fiscal quarter shall consist of thirteen weeks divided into three Fiscal Months of four, four and five weeks, which fiscal quarters shall generally end on the Saturday closest to the last day of March, June, September and December of each Fiscal Year in accordance with the fiscal accounting calendar of the Company and its Subsidiaries.

Fiscal Year: the fiscal year of Company and its Subsidiaries for accounting and tax purposes, generally ending on the Saturday closest to the last day of December of each year.

Fixed Charge Coverage Ratio: the ratio, determined on a consolidated basis for Company and its Subsidiaries for the most recent period of twelve consecutive months, of (a) EBITDA minus Capital Expenditures (except those financed with (i) Borrowed Money other than FILO Loans or Revolver Loans or (ii) proceeds of casualty events or the issuance of Equity Interests to the extent such Capital Expenditures are made substantially contemporaneously with the receipt of such proceeds) and cash taxes paid for such period, to (b) Fixed Charges paid in cash during such period.

Fixed Charges: the sum of interest expense (other than payment-in-kind), principal payments made on Borrowed Money (including, without limitation, the Term Loans, but excluding the Revolver Loans unless such principal payment of the Revolver Loans is accompanied by a permanent reduction in the Revolver Commitments and excluding the FILO Loans unless such principal payment of the FILO Loans is accompanied by a permanent reduction in the FILO Commitments), and Distributions made.

FLSA: the Fair Labor Standards Act of 1938.

Foreign Lender: any Lender that is not a U.S. Person.

Foreign Plan: any employee benefit plan or arrangement (a) maintained or contributed to by any Obligor or Subsidiary that is not subject to the laws of the United States or Canada; or (b) mandated by a government other than the United States, Canada or the United Kingdom for employees of any Obligor or Subsidiary.

Foreign Subsidiary: a Subsidiary that is a “controlled foreign corporation” under Section 957 of the Code, such that a guaranty by such Subsidiary of the Obligations or a Lien on the assets of such Subsidiary to secure the Obligations would result in material tax liability to Borrowers, provided, however, that SI Canada and SI UK shall be deemed to not be Foreign Subsidiaries.

Fronting Exposure: a Defaulting Lender’s Applicable Percentage of LC Obligations or Swingline Loans, as applicable, except to the extent allocated to other Lenders under Section 4.2.

Full Payment: with respect to any Obligations, (a) the full and indefeasible cash payment thereof, including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding); and (b) if such Obligations are LC Obligations or inchoate or contingent in nature, Cash Collateralization thereof (or delivery of a standby letter of credit acceptable to Agent in its discretion, in the amount of required Cash Collateral).  No Loans shall be deemed to have been paid in full until all Commitments related to such Loans have expired or been terminated.

GAAP: generally accepted accounting principles in effect in the United States from time to time.

GBP: means the lawful currency of the United Kingdom of Great Britain and Northern Ireland.

Governmental Approvals: all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.

Governmental Authority: any federal, state, provincial, territorial, municipal, local, foreign or other agency, authority, body, commission, court, instrumentality, political subdivision, or other entity or officer exercising executive, legislative, judicial, regulatory or administrative functions for any governmental, judicial, investigative, regulatory or self-regulatory authority, in each case whether associated with the United States, a state, district or territory thereof, Canada, a province or territory thereof, the United Kingdom or a country thereof or any other foreign entity or government (including the Financial Conduct Authority, the Prudential Regulation Authority and any supra-national bodies such as the European Union or the European Central Bank).

Guarantor Payment: as defined in Section 5.11.3.

Guarantors: SI Canada, SI UK and each other Person who guarantees payment or performance of any Obligations.

Guaranty: each guaranty agreement executed by a Guarantor in favor of Agent, including, without limitation, the Canadian Guaranty and the UK Guaranty.

Hedging Agreement: any “swap agreement” as defined in Section 101(53B)(A) of the Bankruptcy Code.

Indebtedness: shall have the same meaning as “Debt”, as such term is defined herein.

Indemnified Taxes: Taxes other than Excluded Taxes, imposed on or relating to any payment of an Obligation; and (b) to the extent not otherwise described in clause (a), Other Taxes.

Indemnitees: Agent Indemnitees, Lender Indemnitees, Issuing Bank Indemnitees and Bank of America Indemnitees.

Insolvency Law: collectively, the Bankruptcy Code, or any other insolvency, debtor relief, debt adjustment or similar law (whether state, provincial, territorial, federal or foreign), including, without limitation, the Bankruptcy and Insolvency Act (Canada), the Companies Creditors Arrangement Act (Canada) and the Insolvency Act 1986 (UK).

Insolvency Proceeding: any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under any Insolvency Law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.

Intellectual Property: all intellectual and similar Property of a Person, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises; all licenses or other rights to use any of the foregoing; and all books and records relating to the foregoing.

Intellectual Property Claim: any claim or assertion (whether in writing or by suit) that a Borrower’s or Subsidiary’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other Property violates another Person’s Intellectual Property.

Interest Period: as defined in Section 3.1.3.

Inventory: as defined in the UCC (or, with respect to any inventory of any Canadian Guarantor to which the PPSA is applicable, as defined in the PPSA), including all goods intended for sale, lease, display or demonstration; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in a Borrower’s or Guarantor’s business (but excluding Equipment).

Inventory Formula Amount: the lesser of (i) 70% of the Value of Eligible Inventory; or (iii) 85% of the NOLV Percentage of the Value of Eligible Inventory, provided that the Agent shall have the right, in its Permitted Discretion, to reduce such percentages at any time upon three (3) Business Days prior notice to the Borrower Agent.

Inventory Reserve: reserves established by Agent to reflect factors that may negatively impact the Value of Inventory, including change in salability, obsolescence, seasonality, theft, shrinkage, imbalance, change in composition or mix, markdowns and vendor chargebacks.

Investment: an Acquisition; an acquisition of record or beneficial ownership of any Equity Interests of a Person; or an advance or capital contribution to or other investment in a Person.

IP Assignment: a collateral assignment or security agreement pursuant to which an Obligor grants a Lien on its Intellectual Property to Agent, as security for its Obligations.

IRS: the United States Internal Revenue Service.

Issuing Bank: Bank of America or any Affiliate of Bank of America, or any replacement issuer appointed pursuant to Section 2.3.4.

Issuing Bank Indemnitees: Issuing Bank and its officers, directors, employees, Affiliates, agents and attorneys.

Judgment Currency: as defined in Section 1.5.

LC Application: an application by Borrower Agent to Issuing Bank for issuance of a Letter of Credit, in form and substance satisfactory to Issuing Bank.

LC Conditions: the following conditions necessary for issuance of a Letter of Credit: (a) each of the conditions set forth in Section 6; (b) after giving effect to such issuance, total LC Obligations do not exceed the Letter of Credit Subline, no Revolver Overadvance or FILO Overadvance exists and, if no Revolver Loans are outstanding, the LC Obligations do not exceed the Revolver Borrowing Base (without giving effect to the LC Reserve for purposes of this calculation); (c) the expiration date of such Letter of Credit is (i) no more than 365 days from issuance, in the case of standby Letters of Credit, and (ii) no more than 120 days from issuance, in the case of documentary Letters of Credit; (d) the Letter of Credit and payments thereunder are denominated in Dollars; and (e) the purpose and form of the proposed Letter of Credit is satisfactory to Agent and Issuing Bank in their discretion.

LC Documents: all documents, instruments and agreements (including LC Requests and LC Applications) delivered by Borrowers or any other Person to Issuing Bank or Agent in connection with any Letter of Credit.

LC Obligations: the sum (without duplication) of (a) all amounts owing by Borrowers for any drawings under Letters of Credit; and (b) the Stated Amount of all outstanding Letters of Credit.

LC Request: a request for issuance of a Letter of Credit, to be provided by Borrower Agent to Issuing Bank, in form satisfactory to Agent and Issuing Bank.

LC Reserve: the aggregate of all LC Obligations, other than those that have been Cash Collateralized by Borrowers.

Lender Indemnitees: Lenders and Secured Bank Product Providers and their officers, directors, employees, Affiliates, agents and attorneys.

Lenders: as defined in the preamble to this Agreement, including Agent in its capacity as a provider of Swingline Loans and any other Person who hereafter becomes a “Lender” pursuant to an Assignment and Acceptance, including any Lending Office of the foregoing.

Lending Office: the office designated as such by the applicable Lender at the time it becomes party to this Agreement or thereafter by notice to Agent and Borrower Agent.

Letter of Credit: any standby or documentary letter of credit issued by Issuing Bank for the account of an Obligor, or any indemnity, guarantee, exposure transmittal memorandum or similar form of credit support issued by Agent or Issuing Bank for the benefit of an Obligor.

Letter of Credit Subline: $10,000,000.

Leverage Ratio: the ratio, determined as of the end of any Fiscal Quarter, of (a) Borrowed Money as of the last day of such quarter to (b) EBITDA for the four Fiscal Quarters then ending.

LIBOR: the per annum rate of interest (rounded up to the nearest 1/8th of 1% and in no event less than zero) determined by Agent at or about 11:00 a.m. (London time) two Business Days prior to an interest period, for a term equivalent to such period, equal to the London Interbank Offered Rate, or comparable or successor rate approved by Agent, as published on the applicable Reuters screen page (or other commercially available source designated by Agent from time to time); provided, that any comparable or successor rate shall be applied by Agent, if administratively feasible, in a manner consistent with market practice.

LIBOR FILO Loan: a FILO Loan that bears interest based on LIBOR.

LIBOR Loan: each set of LIBOR Revolver Loans, LIBOR FILO Loans or LIBOR Term Loans having a common length and commencement of Interest Period.

LIBOR Revolver Loan: a Revolver Loan that bears interest based on LIBOR.

LIBOR Term Loan: a Term Loan that bears interest based on LIBOR.

License: any license or agreement under which an Obligor is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of Property or any other conduct of its business.

Licensor: any Person from whom an Obligor obtains the right to use any Intellectual Property.

Lien: any Person’s interest in Property securing an obligation owed to, or a claim by, such Person, including any lien, security interest, pledge, hypothecation, trust, reservation, encroachment, easement, right-of-way, covenant, condition, restriction, leases, or other title exception or encumbrance.

Lien Waiver: an agreement, in form and substance satisfactory to Agent, by which (a) for any material Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and agrees to permit Agent to enter upon the premises and remove the Collateral or to use the premises to store or dispose of the Collateral; (b) for any Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any Documents in its possession relating to the Collateral as agent for Agent, and agrees to deliver the Collateral to Agent upon request; (c) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges Agent’s Lien, waives or subordinates any

Lien it may have on the Collateral, and agrees to deliver the Collateral to Agent upon request; and (d) for any Collateral subject to a Licensor’s Intellectual Property rights, the Licensor grants to Agent the right, vis-à-vis such Licensor, to enforce Agent’s Liens with respect to the Collateral, including the right to dispose of it with the benefit of the Intellectual Property, whether or not a default exists under any applicable License.

Loan: a Revolver Loan, a FILO Loan or a Term Loan.

Loan Documents: this Agreement, Other Agreements and Security Documents.

Loan Year: each 12 month period commencing on the Restatement Date and on each anniversary of the Restatement Date.

Margin Stock: as defined in Regulation U of the Board of Governors.

Material Adverse Effect: the effect of any event, fact, circumstance or change that, taken alone or in conjunction with other events or circumstances, (a) has a material adverse effect on the business, assets, Properties, liabilities, operations, or financial condition of the Company and its Subsidiaries, taken as a whole, on the value of any material Collateral, on the enforceability of any Loan Document, or on the validity or priority of Agent’s Liens on any material portion of the Collateral; (b) that could materially impair the ability of the Borrowers or the Guarantors to perform under the Loan Documents, including repayment of any Obligations; (c) that could reasonably be expected to materially and adversely affect the Loans or the transactions contemplated by this Agreement and the Loan Documents; or (d) otherwise impairs the ability of Agent or any Lender to enforce or collect any Obligations or realize upon any material portion of the Collateral.

Material Contract: any agreement or arrangement to which a Borrower or Subsidiary is party (other than the Loan Documents) (a) that is deemed to be a material contract under any securities law applicable to such Person, including the Securities Act of 1933; (b) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect; or (c) that relates to Subordinated Debt, or to Debt in an aggregate amount of $3,000,000 or more.

Moody’s: Moody’s Investors Service, Inc., and its successors.

Multiemployer Plan: any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Obligor or ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

Net Proceeds: with respect to an Asset Disposition, proceeds (including, when received, any deferred or escrowed payments) received by a Borrower or Subsidiary in cash from such disposition, net of (a) reasonable and customary costs and expenses actually incurred in connection therewith, including legal fees and sales commissions; (b) amounts applied to repayment of Debt secured by a Permitted Lien senior to Agent’s Liens on Collateral sold; (c) transfer or similar taxes; and (d) reserves for indemnities, until such reserves are no longer needed.

NOLV Percentage: the net orderly liquidation value of Inventory of any Borrower or Guarantor, expressed as a percentage, expected to be realized at an orderly, negotiated sale held within a reasonable period of time, net of all liquidation expenses, as determined from the most recent appraisal of such Borrower’s and/or Guarantor’s Inventory performed by an appraiser and on terms satisfactory to Agent.

Notice of Borrowing: a Notice of Borrowing to be provided by Borrower Agent to request a Borrowing of Revolver Loans (or, if applicable, FILO Loans), in form satisfactory to Agent.

Notice of Conversion/Continuation: a Notice of Conversion/Continuation to be provided by

Borrower Agent to request a conversion or continuation of any Loans as LIBOR Loans, in form satisfactory to Agent.

Obligations: all (a) principal of and premium, if any, on the Loans, (b) LC Obligations and other obligations of Obligors with respect to Letters of Credit, (c) interest, expenses, fees, indemnification obligations, Extraordinary Expenses and other amounts payable by Obligors under the Loan Documents, (d) Secured Bank Product Obligations, and (e) other Debts, obligations and liabilities of any kind owing by Obligors pursuant to the Loan Documents, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several; provided, that Obligations of an Obligor shall not include its Excluded Swap Obligations.

Obligor: each Borrower, Guarantor, or other Person that is liable for payment of any Obligations or that has granted a Lien in favor of Agent on its assets to secure any Obligations.

OFAC: Office of Foreign Assets Control of the U.S. Treasury Department.

Ordinary Course of Business: the ordinary course of business of any Borrower or Subsidiary, consistent with past practices and undertaken in good faith.

Organic Documents: with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.

Original Closing Date: February 28, 2013, the effective date of the Existing Credit Agreement.

OSHA: the Occupational Safety and Hazard Act of 1970.

Other Agreement: each LC Document, fee letter, Lien Waiver, Borrowing Base Certificate, Compliance Certificate, Borrower Materials, or other note, document, instrument or agreement (other than this Agreement or a Security Document) now or hereafter delivered by an Obligor or other Person to Agent or a Lender in connection with any transactions relating hereto.

Other Collateral:  that portion of the Collateral not comprised of Current Asset Collateral.  The Other Collateral shall include, among other things, Equipment, Real Estate, fixtures and Intellectual Property.

Other Connection Taxes: Taxes imposed on a Recipient due to a present or former connection between it and the taxing jurisdiction (other than connections arising from the Recipient having executed, delivered, become party to, performed obligations or received payments under, received or perfected a Lien or engaged in any other transaction pursuant to, enforced, or sold or assigned an interest in, any Loan or Loan Document).

Other Taxes: all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a Lien under, or otherwise with respect to, any Loan Document, except Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 13.4(c)).

Participant: as defined in Section 13.2.

Patriot Act: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

Payment Item: each check, draft or other item of payment payable to a Borrower, including those constituting proceeds of any Collateral.

PBA: the Pension Benefits Act (Canada), as amended.

PBGC: the Pension Benefit Guaranty Corporation.

Pension Funding Rules: Code and ERISA rules regarding minimum required contributions (including installment payments) to Pension Plans set forth in, for plan years ending prior to the Pension Protection Act of 2006 effective date, Section 412 of the Code and Section 302 of ERISA, both as in effect prior to such act, and thereafter, Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA

Pension Plan: any employee pension benefit plan (as defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Obligor or ERISA Affiliate or to which the Obligor or ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the preceding five plan years.

Pensions Regulator: the body corporate called the Pensions Regulator established under Part I of the Pensions Act 2004.

Permitted Acquisition: any Acquisition as long as (a) no Default or Event of Default exists or is caused thereby; (b) the Acquisition is consensual; (c) the assets, business or Person being acquired is useful or engaged in the business of Borrowers and Subsidiaries, is located and organized within the United States (or such other jurisdiction as Agent shall approve in its Permitted Discretion) and had positive EBITDA for the 12 month period most recently ended; (d) no Debt or Liens are incurred, assumed or result from the Acquisition, except Debt permitted under Section 10.2.1(f) or (i); (e) the Person to be acquired (or its board of directors or equivalent governing body) has not (i) announced it will oppose such Acquisition or (ii) commenced any action which alleges that such Acquisition violates, or will violate, any Applicable Law; (f) upon giving pro forma effect thereto, Availability (calculated without giving effect to the assets acquired in the Acquisition unless Agent has completed its diligence (including a field exam) with respect to such assets) is at least equal to 25% of the aggregate Revolver Commitments for the 30 days preceding and as of the Acquisition; (g) the Fixed Charge Coverage Ratio, determined on a pro forma basis giving effect to the Acquisition, is not less than 1.10 to 1 at any time; and (h) Borrowers deliver to Agent, at least 10 Business Days prior to the Acquisition, copies of all material agreements relating thereto and a certificate, in form and substance satisfactory to Agent, stating that the Acquisition is a “Permitted Acquisition” and demonstrating compliance with the foregoing requirements.

Permitted Asset Disposition: as long as no Default or Event of Default exists and all Net Proceeds are remitted to Agent, an Asset Disposition that is (i) a sale of Inventory in the Ordinary Course of Business; (ii) a disposition of Equipment that, in the aggregate during any 12 month period, has a fair market or net book value (whichever is more) of $750,000 or less; (iii) a disposition of Inventory that is obsolete, unmerchantable or otherwise unsalable in the Ordinary Course of Business; (iv) the Specified Inventory Disposition; (v) termination of a lease of real or personal Property that is not necessary for the Ordinary Course of Business, could not reasonably be expected to have a Material Adverse Effect and does not result from an Obligor’s default; or (vi) approved in writing by Agent and Required Lenders.

Permitted Contingent Obligations: Contingent Obligations (a) arising from endorsements of Payment Items for collection or deposit in the Ordinary Course of Business; (b) arising from Hedging

Agreements permitted hereunder; (c) existing on the Restatement Date, and any extension or renewal thereof that does not increase the amount of such Contingent Obligation when extended or renewed; (d) incurred in the Ordinary Course of Business with respect to surety, appeal or performance bonds, or other similar obligations; (e) arising from customary indemnification obligations in favor of purchasers in connection with dispositions of Equipment permitted hereunder; (f) arising under the Loan Documents; or (g) in an aggregate amount of $3,000,000 or less at any time.

Permitted Discretion:  a determination made by Agent, in good faith, in the exercise of reasonable business judgment (from the perspective of a secured, asset-based lender), based upon Agent’s consideration of factors that in the exercise of such reasonable business judgment Agent believes: (a) could be expected to materially and adversely affect the quantity, quality, mix or value of Collateral (including any Applicable Law that may inhibit collection of an Account), the enforceability or priority of Agent’s Liens, or the amount that Agent and Lenders could receive in liquidation of any Collateral; (b) that any collateral report or financial information delivered by any Obligor is incomplete, inaccurate or misleading in any material respect; (c) could materially increase the likelihood of any Insolvency Proceeding involving an Obligor; (d) could increase the credit risk of lending to Borrowers on the security of the Collateral; or (e) could reasonably be expected to result in a Default or Event of Default.

Permitted Lien: as defined in Section 10.2.2.

Permitted Purchase Money Debt: Purchase Money Debt of Borrowers and Subsidiaries that is unsecured or secured only by a Purchase Money Lien, as long as the aggregate amount does not exceed $2,500,000 at any time when combined with Capital Lease obligations permitted under Section 10.2.1(c).

Person: any individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization, Governmental Authority or other entity.

Plan: any employee benefit plan (as defined in Section 3(3) of ERISA) established by an Obligor or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, an ERISA Affiliate.

Platform: as defined in Section 14.3.3.

PPSA:  the Personal Property Security Act (Ontario) and/or the Personal Property Security Act (New Brunswick), as applicable, and the regulations thereunder; provided, that, if validity, perfection and effect of perfection and non-perfection of Agent’s security interest in any Collateral of any Canadian Guarantor or any other Obligor are governed by the personal property security laws of any jurisdiction other than Ontario or New Brunswick, PPSA shall mean those personal property security laws and regulations thereunder (including the Civil Code of Quebec in the case of the Province of Quebec) in such other jurisdiction for the purposes of the provisions hereof relating to such validity, perfection, and effect of perfection and non-perfection and for the definitions related to such provisions, as from time to time in effect.

Prime Rate: the rate of interest announced by Bank of America from time to time as its prime rate.  Such rate is set by Bank of America on the basis of various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate.  Any change in such rate publicly announced by Bank of America shall take effect at the opening of business on the day specified in the announcement.

Proceeds of Crime Act: means the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada).

Properly Contested: with respect to any obligation of an Obligor, (a) the obligation is subject to a bona fide dispute regarding amount or the Obligor’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; (d) non-payment could not have a Material Adverse Effect, nor result in forfeiture or sale of any assets of the Obligor; (e) no Lien is imposed on assets of the Obligor, unless bonded and stayed to the satisfaction of Agent; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.

Property: any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

Protective Advances: as defined in Section 2.1.6.

Purchase Money Debt: (a) Debt (other than the Obligations) for payment of any of the purchase price of fixed assets; (b) Debt (other than the Obligations) incurred within 10 days before or after acquisition of any fixed assets, for the purpose of financing any of the purchase price thereof; and (c) any renewals, extensions or refinancings (but not increases) thereof.

Purchase Money Lien: a Lien that secures Purchase Money Debt, encumbering only the fixed assets acquired with such Debt and constituting a Capital Lease or a purchase money security interest under the UCC or the PPSA.

Qualified ECP: an Obligor with total assets exceeding $10,000,000, or that constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” under Section 1a(18)(A)(v)(II) of such act.

RCRA: the Resource Conservation and Recovery Act (42 U.S.C. §§ 6991-6991i).

Real Estate: all right, title and interest (whether as owner, lessor or lessee) in any real Property or any buildings, structures, parking areas or other improvements thereon.

Recipient: Agent, Issuing Bank, any Lender or any other recipient of a payment to be made by an Obligor under a Loan Document or on account of an Obligation.

Refinancing Conditions: the following conditions for Refinancing Debt:  (i) it is in an aggregate principal amount that does not exceed the principal amount of the Debt being extended, renewed or refinanced; (ii) it has a final maturity no sooner than, a weighted average life no less than, and an interest rate no greater than, the Debt being extended, renewed or refinanced; (iii) it is subordinated to the Obligations at least to the same extent as the Debt being extended, renewed or refinanced; (iv) the representations, covenants and defaults applicable to it are no less favorable to Borrowers than those applicable to the Debt being extended, renewed or refinanced; (v) no additional Lien is granted to secure it; (vi) no additional Person is obligated on such Debt; and (v) upon giving effect to it, no Default or Event of Default exists.

Refinancing Debt: Borrowed Money that is the result of an extension, renewal or refinancing of Debt permitted under Section 10.2.1(b), (d) or (f).

Reimbursement Date: as defined in Section 2.3.2.

Rent and Charges Reserve: the aggregate of (a) all past due rent and other amounts owing by an Obligor to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possesses any Collateral or could assert a Lien on any Collateral; and (b) a reserve at least equal to three months’ rent and other charges that could be payable to any such Person, unless it has executed a Lien Waiver.

Report: as defined in Section 12.2.3.

Reportable Event: any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

Reporting Frequency Increase Trigger Amount:  an amount equal to 12.5% of the lesser of (A) the aggregate Revolver Commitments and (B) the Revolver Borrowing Base.

Required Lenders: Lenders (subject to Section 4.2) having (a) Revolver Commitments, FILO Commitments and Term Loans in excess of 66 2/3% of the aggregate Revolver Commitments, FILO Commitments and Term Loans; and (b) if the Revolver Commitments and FILO Commitments have terminated, Loans in excess of 66 2/3% of all outstanding Loans; provided, however, that (i) if at any time there shall be two or more Lenders, “Required Lenders” shall mean at least two Lenders (subject to Section 4.2) having Revolver Commitments, FILO Commitments and Term Loans in excess of 66 2/3% of the aggregate Revolver Commitments, FILO Commitments and Term Loans (or, if Revolver Commitments and FILO Commitments have terminated, having Loans in excess of 66 2/3% of all outstanding Loans), and (ii) the Revolver Commitments, FILO Commitments and Loans of any Defaulting Lender shall be excluded from such calculation.

Reserve Percentage: the reserve percentage (expressed as a decimal, rounded up to the nearest 1/8th of 1%) applicable to member banks under regulations issued by the Board of Governors for determining the maximum reserve requirement for Eurocurrency liabilities.

Restatement Date: as defined in Section 6.1.

Restricted Investment: any Investment by a Borrower or Subsidiary, other than (a) Investments in Subsidiaries to the extent existing on the Restatement Date; (b) Cash Equivalents that are subject to Agent’s Lien and control, pursuant to documentation in form and substance satisfactory to Agent; (c) loans and advances permitted under Section 10.2.7; (d) Permitted Acquisitions, (e) subject to the restrictions on intercompany loans set forth in Section 10.2.7(d), Investments in Obligors, and (f) Investments in Foreign Subsidiaries in an aggregate amount not to exceed $500,000 per Fiscal Year.

Restrictive Agreement: an agreement (other than a Loan Document) that conditions or restricts the right of any Borrower, Subsidiary or other Obligor to incur or repay Borrowed Money, to grant Liens on any assets, to declare or make Distributions, to modify, extend or renew any agreement evidencing Borrowed Money, or to repay any intercompany Debt.

Revolver Borrowing Base: on any date of determination, an amount equal to the sum of (a) the Accounts Formula Amount, plus (b) the Inventory Formula Amount, minus (c) the Availability Reserve established by Agent in its Permitted Discretion, provided, however, that (i) Eligible In-Transit Inventory shall in no event contribute more than $7,000,000 (after giving effect to the Inventory Formula Amount) to the Revolver Borrowing Base at any time and (ii) Eligible Accounts owing to and Eligible Inventory held by the UK Guarantors shall not contribute more than an aggregate of $6,000,000 (after giving effect to the Account Formula Amount and Inventory Formula Amount, respectively) to the Revolver Borrowing Base at any time.  If any amount in this definition is stated in a currency other than Dollars on any date, then such amount on such date shall be equal to the Dollar Equivalent of such amount in such other currency.

Revolver Commitment: for any Lender, its obligation to make Revolver Loans and to participate in LC Obligations up to the maximum principal amount shown on Schedule 1.1(a), as hereafter modified pursuant to an Assignment and Acceptance to which it is a party.

Revolver Commitments: the aggregate Revolver Commitments of all Lenders.

Revolver Exposure:  at any time, the sum of (i) the outstanding principal amount of Revolver Loans at such time plus (ii) the aggregate Stated Amount of LC Obligations at such time.

Revolver Loan: a loan made pursuant to Section 2.1.1(b)(ii), and any Swingline Loan, Revolver Overadvance Loan or Protective Advance.

Revolver Overadvance: as defined in Section 2.1.5.

Revolver Overadvance Loan: a Base Rate Revolver Loan made when a Revolver Overadvance exists or is caused by the funding thereof.

Revolver Termination Date: the earliest to occur of (a) April 21, 2020; (b) the date on which Borrowers terminate the Revolver Commitments pursuant to Section 2.1.4; or (c) the date on which the Revolver Commitments are terminated pursuant to Section 11.2.

Royalties: all royalties, fees, expense reimbursement and other amounts payable by an Obligor under a License.

S&P: Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and its successors.

Sanction: any sanction administered or enforced by the U.S. Government (including OFAC), United Nations Security Council, European Union, Her Majesty’s Treasury or other sanctions authority

Secured Bank Product Obligations: Debt, obligations and other liabilities with respect to Bank Products owing by a Borrower or an Affiliate of a Borrower to a Secured Bank Product Provider; provided, that Secured Bank Product Obligations of an Obligor shall not include its Excluded Swap Obligations.

Secured Bank Product Provider: (a) Bank of America or any of its Affiliates; and (b) any other Lender or Affiliate of a Lender that is providing a Bank Product, provided such provider delivers written notice to Agent, in form and substance satisfactory to Agent, within 10 days following the later of the Restatement Date or creation of the Bank Product, (i) describing the Bank Product and setting forth the maximum amount to be secured by the Collateral and the methodology to be used in calculating such amount, and (ii) agreeing to be bound by Section 12.13.

Secured Parties: Agent, Issuing Bank, Lenders and Secured Bank Product Providers.

Security Documents: the Guaranties, IP Assignments, Deposit Account Control Agreements, the Canadian Security Agreements, the UK Security Agreements and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Obligations.

Senior Officer: the chairman of the board, president, chief executive officer or chief financial officer of a Borrower or, if the context requires, an Obligor.

Settlement Report: a report summarizing Revolver Loans and participations in LC Obligations outstanding as of a given settlement date, allocated to Lenders in accordance with their Applicable Percentages of the Revolver Commitments.

SI Asia:  means Summer Infant Asia, Ltd., a Hong Kong Private Limited Company.

SI Canada: means Summer Infant Canada, Limited, a corporation formed under the laws of the Province of New Brunswick.

SI UK: means Summer Infant Europe Limited, a private company with limited liability incorporated in and registered under the laws of England and Wales with company number 4322137.

Solvent: as to any Person, such Person (a) owns Property whose fair salable value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (b) owns Property whose present Fair Salable Value is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to pay all of its debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (e) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code (for SI UK this subsection (e) shall not be applicable); and (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates.

Specified Inventory: items of Inventory of the type described on Schedule 1.1(c) attached hereto.

Specified Inventory Disposition: the sale by Borrowers of the Specified Inventory at prices below the cost of such Specified Inventory.

Specified Obligor: an Obligor that is not then an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 5.11).

Spot Rate: the exchange rate, as determined by Agent, that is applicable to conversion of one currency into another currency, which is (a) the exchange rate reported by Bloomberg (or other commercially available source designated by Agent) as of the end of the preceding business day in the financial market for the first currency; or (b) if such report is unavailable for any reason, the spot rate for the purchase of the first currency with the second currency as in effect during the preceding business day in Agent’s principal foreign exchange trading office for the first currency.

Stated Amount: the outstanding amount of a Letter of Credit, including any automatic increase or tolerance (whether or not then in effect) provided by the Letter of Credit or related LC Documents

Subordinated Debt: Debt incurred by a Borrower that is expressly subordinate and junior in right of payment to Full Payment of all Obligations, and is on terms (including maturity, interest, fees, repayment, covenants and subordination) satisfactory to Agent.

Subsidiary: any entity at least 50% of whose voting securities or Equity Interests is owned by a Borrower or any combination of Borrowers (including indirect ownership by a Borrower through other entities in which the Borrower directly or indirectly owns 50% of the voting securities or Equity Interests).

Swap Obligations: with respect to an Obligor, its obligations under a Hedging Agreement that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act

Swingline Loan: any Borrowing of Base Rate Revolver Loans funded with Agent’s funds, until such Borrowing is settled among Lenders or repaid by Borrowers.

Target Companies: collectively, Target Corporation and its Affiliates.

Taxes: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Termination Event:  (a) the whole or partial withdrawal of any Canadian Guarantor from a Canadian Pension Plan or Canadian MEPP during a plan year; or (b) the filing of a notice of intent to terminate in whole or in part a Canadian Pension Plan or Canadian MEPP or the treatment of a Canadian Pension Plan or Canadian MEPP amendment as a termination or partial termination; or (c) the institution of proceedings by any Governmental Authority to terminate in whole or in part or have a trustee appointed to administer a Canadian Pension Plan or Canadian MEPP; or (d) any other event or condition which might constitute grounds for the termination or winding up or partial termination or winding up of any Canadian Pension Plan or Canadian MEPP.

Term Loan Commitment: for any Lender, the obligation of such Lender to make a Term Loan hereunder, up to the principal amount shown on Schedule 1.1(a).

Term Loan Commitments: the aggregate Term Loan Commitments of all Lenders.

Term Loan: a loan made pursuant to Section 2.2.

Term Loan Maturity Date: the earlier of (a) April 21, 2020 and (b) the Revolver Termination Date.

Toys “R” Us Companies: collectively, Toys “R” Us, Inc., Babies “R” Us, Inc., and their respective Affiliates.

Transferee: any actual or potential Eligible Assignee, Participant or other Person acquiring an interest in any Obligations.

Type: any type of a Loan (i.e., Base Rate Loan or LIBOR Loan) that has the same interest option and, in the case of LIBOR Loans, the same Interest Period.

UCC: the Uniform Commercial Code as in effect in the State of New York or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.

UK Anti-Terrorism Laws: the Criminal Justice (Terrorism and Conspiracy) Act 1998, the Terrorism Act 2000, the Anti-Terrorism, Crime and Security Act 2001, the Prevention of Terrorism Act 2005, the Terrorism Act 2006, the Money Laundering Regulations 2007 and the Counter-Terrorism Act 2008.

UK Guarantor: collectively, SI UK and each other UK Subsidiary that guarantees payment or performance of the Obligations.  The definition of “UK Guarantors” means all of such entities collectively.

UK Guaranty:  that certain Guarantee dated on or around the Restatement Date made by the UK Guarantor, as may be amended, restated or otherwise modified from time to time.

UK Pension Scheme:  any pension, retirement benefits or employee benefit scheme established by any UK Guarantor.

UK Priority Payables Reserve:  means (a) the prescribed part of the UK Guarantors’ net property that would be made available for the satisfaction of its unsecured debts pursuant to section 176A of the Insolvency Act 1986 together with the UK Guarantors’ liabilities which constitute preferential debts pursuant to section 386 of the Insolvency Act 1986 and any sums payable as administration or liquidation expenses pursuant to rules 2.67(1) and 4.218(1) of the Insolvency Rules 1986 plus (b) third party claims against the assets of the UK Guarantors ranking or which may rank equal or prior to the claims of Agent (including by way of retention of title); provided that such amounts shall be adjusted from time to time hereafter upon delivery to the Agent of an acceptable waiver.

UK Security Agreements:  (a) the Debenture dated on or around the Restatement Date, in form and substance reasonably acceptable to Agent, executed by the UK Guarantors in favor of Agent, as the same may be amended, restated or supplemented from time to time, and (b) any other UK security agreement required to be executed by any Obligor in favor of Agent on, around or after the Restatement Date, in each case, as the same may be amended, restated or supplemented from time to time.

UK Subsidiaries: any Subsidiary of Company that is organized under the laws of England and Wales.

UK ST Law: the Law of Property Act 1925.

Unfunded Pension Liability: the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to the Code, ERISA or the Pension Protection Act of 2006 for the applicable plan year; and with respect to a Canadian Pension Plan, shall mean the amount, if any, by which a Canadian Pension Plan’s liabilities, calculated on a solvency basis and going concern basis (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable Governmental Authorities and consistent with GAAP), exceeds the market value of such Canadian Pension Plan’s assets as disclosed in a finalized or draft actuarial report most recently filed with the applicable Governmental Authority or commissioned by any Obligor (specifically excluding SI UK from this definition).

Unused Line Fee Rate: a per annum rate equal to 0.375%.

U.S. Person: “United States Person” as defined in Section 7701(a)(30) of the Code.

U.S. Tax Compliance Certificate: as defined in Section 5.10.2(b)(iii).

Upstream Payment: a Distribution by a Subsidiary of a Borrower to such Borrower.

Value: (a) for Inventory, its value determined on the basis of the lower of cost or market, calculated on a first-in, first-out basis, and excluding any portion of cost attributable to intercompany profit among Obligors and their Affiliates; and (b) for an Account, its face amount, net of any returns, rebates, discounts (calculated on the shortest terms), credits, allowances or Taxes (including sales, excise or other taxes) that have been or could be claimed by the Account Debtor or any other Person.

Wal-Mart Companies: collectively, Wal-Mart Stores, Inc. and its Affiliates.

1.2.                            Accounting Terms.  Under the Loan Documents (except as otherwise specified herein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of Borrowers delivered to Agent before the Restatement Date and using the same inventory valuation method as used in such financial statements, except for any change required or permitted by GAAP if Borrowers’ certified public accountants concur in such change, the change is disclosed to Agent, and Section 10.3 is amended in a manner satisfactory to Required Lenders to take into account the effects of the change.

1.3.                            Uniform Commercial Code and PPSA.  As used herein, the following terms are defined in accordance with the UCC in effect in the State of New York from time to time (or, with respect to any such property of Canadian Guarantor to which the PPSA is applicable, in accordance with the PPSA in effect in the Province of Ontario from time to time or, if applicable, with respect to any such property of the UK Guarantor to which the UK Security Agreements are applicable, in accordance with the UK Security Agreements).  “Chattel Paper,” “Commercial Tort Claim,” “Deposit Account,” “Document,” “Equipment,” “General Intangibles,” “Goods,” “Instrument,” “Intangible,” “Investment Property,” “Letter-of-Credit Right”, “Securities Account” and “Supporting Obligation.”

1.4.                            Certain Matters of Construction.  The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision.  Any pronoun used shall be deemed to cover all genders.  In the computation of periods of time from a specified date to a later specified date, “from” means “from and including,” and “to” and “until” each mean “to but excluding.”  The terms “including” and “include” shall mean “including, without limitation” and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision.  Section titles appear as a matter of convenience only and shall not affect the interpretation of any Loan Document.  All references to (a) laws or statutes include all related rules, regulations, interpretations, amendments and successor provisions; (b) any document, instrument or agreement include any amendments, waivers and other modifications, extensions or renewals (to the extent permitted by the Loan Documents); (c) any section mean, unless the context otherwise requires, a section of this Agreement; (d) any exhibits or schedules mean, unless the context otherwise requires, exhibits and schedules attached hereto, which are hereby incorporated by reference; (e) any Person include successors and assigns; (f) time of day mean time of day at Agent’s notice address under Section 14.3.1; or (g) discretion of Agent, Issuing Bank or any Lender mean the sole and absolute discretion of such Person.  All determinations (including calculations of the FILO Borrowing Base, the Revolver Borrowing Base and financial covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time.  FILO Borrowing Base and Revolver Borrowing Base calculations shall be consistent with historical methods of valuation and calculation, and otherwise satisfactory to Agent (and not necessarily calculated in accordance with GAAP).  Borrowers shall have the burden of establishing any alleged negligence, misconduct or lack of good faith by Agent, Issuing Bank or any Lender under any Loan Documents.  No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision.  A reference to Borrowers’ “knowledge” or similar concept means actual knowledge of a Senior Officer, or knowledge that a Senior Officer would have obtained if he or she had engaged in good faith and diligent performance of his or her duties, including reasonably specific inquiries of employees or agents and a good faith attempt to ascertain the matter.

1.5.                            Currency Equivalents.

1.5.1.                        Calculations.  All references in the Loan Documents to Loans, Letters of Credit, Obligations, FILO Borrowing Base components, Revolver Borrowing Base components and other amounts shall be denominated in Dollars, unless expressly provided otherwise.  The “Dollar Equivalent” of any amounts denominated or reported under a Loan Document in a currency other than Dollars shall be determined by Agent on a daily basis, based on the current Spot Rate.  Borrowers shall report Value, other FILO Borrowing Base components and other Revolver Borrowing Base components to Agent in the currency invoiced by Borrowers or shown in Borrowers’ financial records, and unless expressly provided otherwise, shall deliver financial statements and calculate financial covenants in Dollars.  Notwithstanding anything herein to the contrary, if any Obligation is funded and expressly denominated in a currency other than Dollars, Borrowers shall repay such Obligation in such other currency.

1.5.2.                        Judgments.                             If, for purposes of obtaining judgment in any court, it is necessary to convert a sum from the currency provided under a Loan Document (“Agreement Currency”) into another currency, the Spot Rate shall be used as the rate of exchange.  Notwithstanding any judgment in a currency (“Judgment Currency”) other than the Agreement Currency, a Borrower shall discharge its obligation in respect of any sum due under a Loan Document only if, on the Business Day following receipt by Agent of payment in the Judgment Currency, Agent can use the amount paid to purchase the sum originally due in the Agreement Currency.  If the purchased amount is less than the sum originally due, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify

Agent and Lenders against such loss.  If the purchased amount is greater than the sum originally due, Agent shall return the excess amount to such Borrower (or to the Person legally entitled thereto).

SECTION 2.                                           CREDIT FACILITIES

2.1.                            FILO and Revolver Commitments.

2.1.1.                        Loans Outstanding Under Existing Credit Agreement; FILO and Revolver Loans.

(a)                                 (i)                                     A portion of the Loans made and outstanding under (and as defined in) the Existing Credit Agreement as of the Restatement Date equal to the lesser of (x) the aggregate FILO Commitments and (y) the FILO Borrowing Base, shall remain outstanding on the Restatement Date and shall be automatically, and without any action on the part of any Person, deemed to be converted into and constitute “FILO Loans” hereunder and the Lenders shall automatically, and without the requirement for additional documentation on the Restatement Date, acquire such “FILO Loans” in accordance with their Applicable Percentages of the aggregate FILO Commitments.

(ii)                                  The portion of the Loans made and outstanding under (and as defined in) the Existing Credit Agreement as of the Restatement Date that are not automatically converted into FILO Loans on the Restatement Date pursuant to clause (i) above, shall remain outstanding on the Restatement Date and shall be automatically, and without any action on the part of any Person, deemed to constitute “Revolver Loans” hereunder and the Lenders shall automatically, and without the requirement for additional documentation on the Restatement Date, acquire such “Revolver Loans” in accordance with their Applicable Percentages of the aggregate Revolver Commitments.

(b)                                 (i)                                     Each Lender agrees severally, up to its FILO Commitment and on the terms set forth herein, to make FILO Loans to Borrowers from time to time from the Restatement Date to but not including the FILO Termination Date.  FILO Loans may be repaid and reborrowed as provided herein.  In no event shall Lenders have any obligation to honor a request for a FILO Loan if (x) the sum of (A) the FILO Exposure plus (B) the requested FILO Loan would exceed (y) the lesser of (A) the FILO Borrowing Base and (B) the Aggregate FILO Commitment Amount at such time.

(ii)                                  Each Lender agrees severally, up to its Revolver Commitment and on the terms set forth herein, to make Revolver Loans to Borrowers from time to time from the Restatement Date to but not including the Revolver Termination Date.  Revolver Loans may be repaid and reborrowed as provided herein.  In no event shall Lenders have any obligation to honor a request for a Revolver Loan if (x) the sum of (A) the Revolver Exposure plus (B) the requested Revolver Loan would exceed (y) the lesser of (A) the Revolver Borrowing Base and (B) the aggregate Revolver Commitments at such time.

(iii)                               Notwithstanding anything to the contrary set forth herein, it is the intention and agreement of the parties that so long as the FILO Commitments shall not have been terminated: (x) at any time that any Loans (other than Term Loans) shall be outstanding, such outstanding Loans (A) first, shall be deemed to be FILO Loans up to the amount that causes the FILO Exposure to equal but not exceed the lesser of (1) the FILO Borrowing Base and (2) the Aggregate FILO Commitment Amount at such time, and (B) second, to Revolver Loans; and (y) at any time the Borrowers shall make any request for any Loans (other than Term Loans), such request shall be deemed to constitute (A) first, a request for the funding of FILO Loans up to the amount that causes the FILO Exposure (after giving effect to the funding of such requested

Loans) to equal but not exceed the lesser of (1) the FILO Borrowing Base and (2) the Aggregate FILO Commitment Amount at such time, and (B) second, a request for the funding of Revolver Loans.

2.1.2.                  FILO Notes and Revolver Notes

(a)                                       The FILO Loans made by each Lender and interest accruing thereon shall be evidenced by the records of Agent and such Lender.  At the request of any Lender, Borrowers shall deliver to such Lender a promissory note evidencing such Lender’s FILO Loans.

(b)                                       The Revolver Loans made by each Lender and interest accruing thereon shall be evidenced by the records of Agent and such Lender.  At the request of any Lender, Borrowers shall deliver to such Lender a promissory note evidencing such Lender’s Revolver Loans.

2.1.3.                  Use of Proceeds.  The proceeds of the FILO Loans and Revolver Loans shall be used by Borrowers solely (a) to satisfy existing Debt; (b) to pay fees and transaction expenses associated with the closing of this credit facility; (c) to pay Obligations in accordance with this Agreement; and (d) for lawful corporate purposes of Borrowers, including working capital.  Borrowers shall not, directly or indirectly, use any Letter of Credit or Loan proceeds, nor use, lend, contribute or otherwise make available any Letter of Credit or Loan proceeds to any Subsidiary, joint venture partner or other Person, (i) to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of issuance of the Letter of Credit or funding of the Loan, is the subject of any Sanction; or (ii) in any manner that would result in a violation of a Sanction by any Person (including any Secured Party or other individual or entity participating in a transaction).

2.1.4.                  Termination and Reduction of FILO and Revolver Commitments.

(a)                                 The FILO Commitments shall terminate on the FILO Termination Date, unless sooner terminated in accordance with this Agreement.  Upon at least 30 days prior written notice to Agent at any time after the first Loan Year, Borrowers may, at their option, terminate the FILO Commitments.  Any notice of termination of the FILO Commitments given by Borrowers shall be irrevocable; provided, that a notice of termination of the credit facilities (including a termination of the FILO Commitments) delivered by Borrowers may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by Borrowers (by notice to Agent on or prior to the specified effective date of such termination) if such condition is not satisfied.  On the FILO Termination Date, Borrowers shall make Full Payment of all Obligations in respect of the FILO Loans.

(b)                                 The Revolver Commitments shall terminate on the Revolver Termination Date, unless sooner terminated in accordance with this Agreement.  Upon at least 30 days prior written notice to Agent at any time after the first Loan Year, Borrowers may, at their option, terminate the Revolver Commitments and this credit facility.  Any notice of termination given by Borrowers shall be irrevocable; provided, that a notice of termination of the credit facilities (including a termination of the Revolver Commitments) delivered by Borrowers may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by Borrowers (by notice to Agent on or prior to the specified effective date of such termination) if such condition is not satisfied.  On the termination date, Borrowers shall make Full Payment of all Obligations.

(c)                                  The aggregate FILO Commitments shall be automatically reduced on each date that the Aggregate FILO Commitment Amount is reduced as provided in the definition of “Aggregate FILO Commitment Amount” in Section 1.1 such that the total amount of the FILO Commitments does not, at any time, exceed the Aggregate FILO Commitment Amount at such time.

(d)                                 Borrowers may permanently reduce the Aggregate FILO Commitment Amount

(and the corresponding total amount of the FILO Commitments, on a pro rata basis in accordance with each Lender’s Applicable Percentage of the Aggregate FILO Commitment Amount), upon at least 30 days prior written notice to Agent, which notice shall specify the aggregate amount of the reduction and shall be irrevocable once given.  The aggregate amount of each reduction shall be in a minimum amount of $500,000, or an increment of $100,000 in excess thereof.

(e)                                  Borrowers may permanently reduce the aggregate Revolver Commitments, in accordance with each Lender’s Applicable Percentage of the Revolver Commitments, upon at least 30 days prior written notice to Agent, which notice shall specify the amount of the reduction and shall be irrevocable once given.  Each reduction shall be in a minimum amount of $5,000,000, or an increment of $1,000,000 in excess thereof.

2.1.5.                  Overadvances.

(a)                                 If the FILO Exposure exceeds the lesser of (i) the Aggregate FILO Commitment Amount and (ii) the FILO Borrowing Base (a “FILO Overadvance”) at any time, the excess amount shall be immediately due and payable by Borrowers, without any action by Agent or notice of any kind, but all FILO Loans and FILO Overadvances shall nevertheless constitute Obligations secured by the Collateral and entitled to all benefits of the Loan Documents.  Any sufferance of a FILO Overadvance for any period of time shall not constitute a waiver by Agent or Lenders of the Event of Default caused thereby.

(b)                                 If the aggregate Revolver Loans exceed the Revolver Borrowing Base (a “Revolver Overadvance”) at any time, the excess amount shall be payable by Borrowers on demand by Agent, but all such Revolver Loans shall nevertheless constitute Obligations secured by the Collateral and entitled to all benefits of the Loan Documents.  Agent may require Lenders to honor requests for Revolver Overadvance Loans and to forbear from requiring Borrowers to cure a Revolver Overadvance, as long as (a) the Revolver Overadvance does not continue for more than 30 consecutive days (and no Revolver Overadvance may exist for at least five consecutive days thereafter before further Revolver Overadvance Loans are required), and (b) the aggregate Revolver Overadvances are not known by Agent to exceed $8,000,000.  In no event shall Revolver Overadvance Loans be required that would cause the outstanding Revolver Loans and LC Obligations to exceed the aggregate Revolver Commitments.  Any funding of a Revolver Overadvance Loan or sufferance of a Revolver Overadvance shall not constitute a waiver by Agent or Lenders of the Event of Default caused thereby.  In no event shall any Borrower or other Obligor be deemed a beneficiary of this Section nor authorized to enforce any of its terms.  Required Lenders may at any time revoke Agent’s authority to make further Revolver Overadvance Loans by written notice to Agent.

2.1.6.                  Protective Advances.  Agent shall be authorized, in its discretion, at any time that any conditions in Section 6 are not satisfied to make Base Rate Revolver Loans (“Protective Advances”) (a) up to an aggregate amount of $8,000,000 outstanding at any time, if Agent deems such Loans necessary or desirable to preserve or protect Collateral, or to enhance the collectibility or repayment of Obligations, as long as such Loans do not cause the outstanding Revolver Loans and LC Obligations to exceed the aggregate Revolver Commitments; or (b) to pay any other amounts chargeable to Obligors under any Loan Documents, including interest, costs, fees and expenses.  Each Lender shall participate in each Protective Advance in accordance with such Lender’s Applicable Percentage of the Revolver Commitments.  Required Lenders may at any time revoke Agent’s authority to make further Protective Advances under clause (a) by written notice to Agent.  Absent such revocation, Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive.

2.1.7.                  Increase in Aggregate Revolver Commitments.  Borrowers may request an increase in the aggregate Revolver Commitments from time to time upon notice to Agent, as long as (a) the requested increase is in a minimum amount of $5,000,000 and is offered on the same terms as the existing Revolver Commitments (other than fees required to be paid by Borrowers in connection with any such increase, which fees shall be mutually agreed upon by Borrowers, Agent and Lenders participating in such increase), (b) increases under this Section do not exceed $15,000,000 in the aggregate and no more than three increases and shall be requested during the term of this Agreement, and (c) no reduction in the aggregate Revolver Commitments pursuant to Section 2.1.4 shall have occurred prior to the requested increase.  Agent shall promptly notify Lenders of the requested increase and, within 10 Business Days thereafter, each Lender shall notify Agent if and to what extent such Lender commits to increase its Revolver Commitment.  Any Lender not responding within such period shall be deemed to have declined an increase.  If Lenders fail to commit to the full requested increase, Eligible Assignees may issue additional Revolver Commitments and become Lenders hereunder.  Agent may allocate, in its discretion, the increased Revolver Commitments among committing Lenders and, if necessary, Eligible Assignees.  Provided the conditions set forth in Section 6.2 are satisfied, the aggregate Revolver Commitments shall be increased by the requested amount (or such lesser amount committed by Lenders and Eligible Assignees) on a date agreed upon by Agent and Borrower Agent, but no later than 45 days following Borrowers’ increase request.  Agent, Borrowers, and new and existing Lenders shall execute and deliver such documents and agreements as Agent deems appropriate to evidence the increase in and allocations of the aggregate Revolver Commitments.  On the effective date of an increase, all outstanding Revolver Loans, LC Obligations and other exposures under the aggregate Revolver Commitments shall be reallocated among Lenders, and settled by Agent if necessary,  in accordance with each Lender’s adjusted Applicable Percentage.

2.2.                            Term Loan Commitment.

2.2.1.                  Term Loans.  Each Lender agrees severally, up to its Term Loan Commitment and on the terms set forth herein, to make a Term Loan to Borrowers.  The Term Loans shall be funded by Lenders on the Restatement Date.  The Term Loan Commitment of each Lender shall expire upon the funding by Lenders of the Term Loans.

2.2.2.                  Term Notes.  The Term Loan made by each Lender and interest accruing thereon shall be evidenced by the records of Agent and such Lender.  At the request of any Lender, Borrowers shall deliver to such Lender a promissory note evidencing its Term Loan.

2.3.                            Letter of Credit Facility.

2.3.1.                  Issuance of Letters of Credit.  Issuing Bank shall issue Letters of Credit from time to time until 30 days prior to the Revolver Termination Date (or until the Revolver Termination Date, if earlier), on the terms set forth herein, including the following:

(a)                                 Each Borrower acknowledges that Issuing Bank’s issuance of any Letter of Credit is conditioned upon Issuing Bank’s receipt of a LC Application with respect to the requested Letter of Credit, as well as such other instruments and agreements as Issuing Bank may customarily require for issuance of a letter of credit of similar type and amount.  Issuing Bank shall have no obligation to issue any Letter of Credit unless (i) Issuing Bank receives a LC Request and LC Application at least three Business Days prior to the requested date of issuance; (ii) each LC Condition is satisfied; and (iii) if a Defaulting Lender exists, such Lender or Borrowers have entered into arrangements satisfactory to Agent and Issuing Bank to eliminate any Fronting Exposure associated with such Lender.  If, in sufficient time to act, Issuing Bank receives written notice from Required Lenders that a LC Condition has not been satisfied, Issuing Bank shall not issue the requested Letter of Credit.  Prior to receipt of any such notice, Issuing Bank shall not be deemed to have knowledge of any failure of LC Conditions.

(b)                                 Letters of Credit may be requested by Borrower Agent, on behalf of an Obligor, to support obligations incurred in the Ordinary Course of Business, or as otherwise approved by Agent.  The renewal or extension of any Letter of Credit shall be treated as the issuance of a new Letter of Credit, except that delivery of a new LC Application shall be required at the discretion of Issuing Bank.

(c)                                  Obligors assume all risks of the acts, omissions or misuses of any Letter of Credit by the beneficiary.  In connection with issuance of any Letter of Credit, none of Agent, Issuing Bank or any Lender shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any Documents or of any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial or incomplete shipment of, or failure to ship, any goods referred to in a Letter of Credit or Documents; any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and a Borrower; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of any Letter of Credit or the proceeds thereof; or any consequences arising from causes beyond the control of Issuing Bank, Agent or any Lender, including any act or omission of a Governmental Authority.  The rights and remedies of Issuing Bank under the Loan Documents shall be cumulative.  Issuing Bank shall be fully subrogated to the rights and remedies of each beneficiary whose claims against Borrowers are discharged with proceeds of any Letter of Credit.

(d)                                 In connection with its administration of and enforcement of rights or remedies under any Letters of Credit or LC Documents, Issuing Bank shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation or communication in whatever form believed by Issuing Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person.  Issuing Bank may consult with and employ legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts.  Issuing Bank may employ agents and attorneys-in-fact in connection with any matter relating to Letters of Credit or LC Documents, and shall not be liable for the negligence or misconduct of agents and attorneys-in-fact selected with reasonable care.

2.3.2.                  Reimbursement; Participations.

(a)                                 If Issuing Bank honors any request for payment under a Letter of Credit, Borrowers shall pay to Issuing Bank, on the same day (“Reimbursement Date”), the amount paid by Issuing Bank under such Letter of Credit, together with interest at the interest rate for Base Rate Revolver Loans from the Reimbursement Date until payment by Borrowers.  The obligation of Borrowers to reimburse Issuing Bank for any payment made under a Letter of Credit shall be absolute, unconditional, irrevocable, and joint and several, and shall be paid without regard to any lack of validity or enforceability of any Letter of Credit or the existence of any claim, setoff, defense or other right that Borrowers may have at any time against the beneficiary.  Whether or not Borrower Agent submits a Notice of Borrowing, Borrowers shall be deemed to have requested a Borrowing of Base Rate Revolver Loans in an amount necessary to pay all amounts due Issuing Bank on any Reimbursement Date and each Lender agrees to fund its Applicable Percentage of such Borrowing whether or not the Revolver Commitments have terminated, a Revolver Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied.

(b)                                 Upon issuance of a Letter of Credit, each Lender shall be deemed to have irrevocably and unconditionally purchased from Issuing Bank, without recourse or warranty, an undivided interest and participation in all LC Obligations relating to the Letter of Credit, in accordance with such Lender’s Applicable Percentage.  If Issuing Bank makes any payment under a Letter of Credit and Borrowers do not reimburse such payment on the Reimbursement Date, Agent shall promptly notify Lenders and each Lender shall promptly (within one Business Day) and unconditionally pay to Agent, for the benefit of Issuing Bank, the Lender’s pro rata share of such payment.  Upon request by a Lender, Issuing Bank shall furnish copies of any Letters of Credit and LC Documents in its possession at such time.

(c)                                  The obligation of each Lender to make payments to Agent for the account of Issuing Bank in connection with Issuing Bank’s payment under a Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made in accordance with this Agreement under all circumstances, irrespective of any lack of validity or unenforceability of any Loan Documents; any draft, certificate or other document presented under a Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or the existence of any setoff or defense that any Obligor may have with respect to any Obligations.  Issuing Bank does not assume any responsibility for any failure or delay in performance or any breach by any Borrower or other Person of any obligations under any LC Documents.  Issuing Bank does not make to Lenders any express or implied warranty, representation or guaranty with respect to the Collateral, LC Documents or any Obligor.  Issuing Bank shall not be responsible to any Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any LC Documents; the validity, genuineness, enforceability, collectibility, value or sufficiency of any Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor.

(d)                                 No Issuing Bank Indemnitee shall be liable to any Lender or other Person for any action taken or omitted to be taken in connection with any Letter of Credit or LC Document except as a result of its gross negligence or willful misconduct.  Issuing Bank may refrain from taking any action with respect to a Letter of Credit until it receives written instructions from Required Lenders.

2.3.3.                  Cash Collateral.  If any LC Obligations, whether or not then due or payable, shall for any reason be outstanding at any time (a) that an Event of Default exists, (b) that Availability is less than zero, or (c) within 10 Business Days prior to the Revolver Termination Date, then Borrowers shall, at Issuing Bank’s or Agent’s request, Cash Collateralize the stated amount of all outstanding Letters of Credit and pay to Issuing Bank the amount of all other LC Obligations.  Borrowers shall, on demand by Issuing Bank or Agent from time to time, Cash Collateralize the Fronting Exposure of any Defaulting Lender.  If Borrowers fail to provide any Cash Collateral as required hereunder, Lenders may (and shall upon direction of Agent) advance, as Revolver Loans, the amount of the Cash Collateral required (whether or not the Revolver Commitments have terminated, a Revolver Overadvance exists or the conditions in Section 6 are satisfied).

2.3.4.                  Resignation of Issuing Bank.  Issuing Bank may resign at any time upon notice to Agent and Borrowers.  On and after the effective date of such resignation, Issuing Bank shall have no obligation to issue, amend, renew, extend or otherwise modify any Letter of Credit, but shall continue to have all rights and other obligations of an Issuing Bank hereunder relating to any Letter of Credit issued by it prior to such date.  Agent shall promptly appoint a replacement Issuing Bank, which, as long as no Default or Event of Default exists, shall be reasonably acceptable to Borrowers.

SECTION 3.                                           INTEREST, FEES AND CHARGES

3.1.                            Interest.

3.1.1.                  Rates and Payment of Interest.

(a)                                 The Obligations shall bear interest (i) if a Base Rate Loan, at the Base Rate in effect from time to time, plus the Applicable Margin; (ii) if a LIBOR Loan, at LIBOR for the applicable Interest Period, plus the Applicable Margin; and (iii) if any other Obligation (including, to the extent permitted by law, interest not paid when due), at the Base Rate in effect from time to time, plus the Applicable Margin for Base Rate Revolver Loans.

(b)                                 During an Insolvency Proceeding with respect to any Obligor, or during any other Event of Default if Agent or Required Lenders in their discretion so elect, Obligations shall bear interest at the Default Rate (whether before or after any judgment).  Each Obligor acknowledges that the cost and expense to Agent and Lenders due to an Event of Default are difficult to ascertain and that the Default Rate is fair and reasonable compensation for this.

(c)                                  Interest shall accrue from the date a Loan is advanced or Obligation is incurred or payable, until paid in full by Borrowers.  If a Loan is repaid on the same day made, one day’s interest shall accrue.  Interest accrued on the Loans shall be due and payable in arrears, (i) on the first day of each month; (ii) on any date of prepayment, with respect to the principal amount of Loans being prepaid; and (iii) on the Revolver Termination Date, FILO Termination Date or Term Loan Maturity Date, as applicable.  Interest accrued on any other Obligations shall be due and payable as provided in the Loan Documents and, if no payment date is specified, shall be due and payable on demand.  Notwithstanding the foregoing, interest accrued at the Default Rate shall be due and payable on demand.

3.1.2.                  Application of LIBOR to Outstanding Loans.

(a)                                 Borrowers may on any Business Day, subject to delivery of a Notice of Conversion/Continuation, elect to convert any portion of the Base Rate Loans to, or to continue any LIBOR Loan at the end of its Interest Period as, a LIBOR Loan.  During any Default or Event of Default, Agent may (and shall at the direction of Required Lenders) declare that no Loan may be made, converted or continued as a LIBOR Loan.  In addition, until Agent notifies Borrowers that syndication of the credit facility hereunder is complete, no Loan may be made as or converted into a LIBOR Loan with an Interest Period of greater than 30 days.

(b)                                 Whenever Borrowers desire to convert or continue Loans as LIBOR Loans, Borrower Agent shall give Agent a Notice of Conversion/Continuation, no later than 11:00 a.m. at least three Business Days before the requested conversion or continuation date.  Promptly after receiving any such notice, Agent shall notify each Lender thereof.  Each Notice of Conversion/Continuation shall be irrevocable, and shall specify the amount of Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be 30 days if not specified).  If, upon the expiration of any Interest Period in respect of any LIBOR Loans, Borrowers shall have failed to deliver a Notice of Conversion/Continuation, they shall be deemed to have elected to convert such Loans into Base Rate Loans.  Agent does not warrant or accept responsibility for, nor shall it have any liability with respect to, administration, submission or any other matter related to any rate described in the definition of LIBOR.

3.1.3.                  Interest Periods.  In connection with the making, conversion or continuation of any LIBOR Loans, Borrowers shall select an interest period (“Interest Period”) to apply, which interest period shall be 30, 60 or 90 days; provided, however, that:

(a)                                 the Interest Period shall begin on the date the Loan is made or continued as, or converted into, a LIBOR Loan, and shall expire on the numerically corresponding day in the calendar month at its end;

(b)                                 if any Interest Period begins on a day for which there is no corresponding day in the calendar month at its end or if such corresponding day falls after the last Business Day of such month, then the Interest Period shall expire on the last Business Day of such month; and if any Interest Period would otherwise expire on a day that is not a Business Day, the period shall expire on the next Business Day; and

(c)                                  no Interest Period shall extend beyond the Revolver Termination Date, FILO Termination Date or Term Loan Maturity Date, as applicable; and no Interest Period for a LIBOR Term

Loan may be established that would require repayment before the end of an Interest Period in order to make any scheduled principal payment on the Term Loans or any mandatory payment in connection with a scheduled reduction of the Aggregate FILO Commitment Amount.

3.1.4.                  Interest Rate Not Ascertainable.  If Agent shall determine that on any date for determining LIBOR, due to any circumstance affecting the London interbank market, adequate and fair means do not exist for ascertaining such rate on the basis provided herein, then Agent shall immediately notify Borrowers of such determination.  Until Agent notifies Borrowers that such circumstance no longer exists, the obligation of Lenders to make LIBOR Loans shall be suspended, and no further Loans may be converted into or continued as LIBOR Loans.

3.2.                            Fees.

3.2.1.                  Unused Line Fee.  Borrowers shall pay to Agent, for the pro rata benefit of Lenders (based upon each Lender’s Applicable Percentage of the aggregate Revolver Commitments), a fee equal to the Unused Line Fee Rate times the amount by which the aggregate Revolver Commitments exceed the average daily balance of Revolver Loans and stated amount of Letters of Credit during any month.  Such fee shall be payable in arrears, on the first day of each month and on the Revolver Termination Date.

3.2.2.                  LC Facility Fees.  Obligors shall pay (a) to Agent, for the pro rata benefit of Lenders (based upon each Lender’s Applicable Percentage of the aggregate Revolver Commitments), a fee equal to the Applicable Margin in effect for LIBOR Revolver Loans times the average daily Stated Amount of Letters of Credit, which fee shall be payable monthly in arrears, on the first day of each month; (b) to Agent, for its own account, a fronting fee as set forth in the Fee Letter on the Stated Amount of each Letter of Credit, which fee shall be payable monthly in arrears, on the first day of each month; and (c) to Issuing Bank, for its own account, all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of Letters of Credit, which charges shall be paid as and when incurred.  During an Event of Default, the fee payable under clause (a) shall be increased by 2% per annum.

3.2.3.                  Fee Letters  Borrowers shall pay all fees set forth in any fee letter executed in connection with this Agreement, including the Fee Letter.

3.3.                            Computation of Interest, Fees, Yield Protection.  All interest, as well as fees and other charges calculated on a per annum basis, shall be computed for the actual days elapsed, based on a year of 360 days.  For purposes of the Interest Act (Canada), if applicable, (i) whenever any interest or fee under this Agreement is calculated using a rate based on a year of 360 days, the rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (x) the applicable rate based on a year of 360 days, multiplied by (y) the actual number of days in the calendar year in which the period for which such interest or fee is payable (or compounded) ends, and divided by (z) 360, (ii) the principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement, and (iii) the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.  Each determination by Agent of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error.  All fees shall be fully earned when due and shall not be subject to rebate, refund or proration.  All fees payable under Section 3.2 are compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money.  A certificate as to amounts payable by Borrowers under Section 3.4, 3.6, 3.7, 3.9 or 5.9, submitted to Borrower Agent by Agent or the affected Lender, as applicable, shall be final, conclusive and binding for all purposes, absent manifest error, and Borrowers shall pay such amounts to the appropriate party within 10 days following receipt of the certificate.

3.4.                            Reimbursement Obligations.  Borrowers shall reimburse Agent, Issuing Bank and Lenders for all Extraordinary Expenses.  Borrowers shall also reimburse Agent for all legal, accounting, appraisal, consulting, and other fees, costs and expenses incurred by it in connection with (a) negotiation and preparation of any Loan Documents, including any amendment or other modification thereof; (b) administration of and actions relating to any Collateral, Loan Documents and transactions contemplated thereby, including any actions taken to perfect or maintain priority of Agent’s Liens on any Collateral, to maintain any insurance required hereunder or to verify Collateral; and (c) subject to the limits of Section 10.1.1(b), each inspection, audit or appraisal with respect to any Obligor or Collateral, whether prepared by Agent’s personnel or a third party.  If, for any reason (including inaccurate reporting on financial statements or a Compliance Certificate), it is determined that a higher Applicable Margin should have applied to a period than was actually applied, then the proper margin shall be applied retroactively and Borrowers shall immediately pay to Agent, for the pro rata benefit of Lenders, an amount equal to the difference between the amount of interest and fees that would have accrued using the proper margin and the amount actually paid.  All amounts payable by Borrowers under this Section shall be due on demand.

3.5.                            Illegality.  If any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund LIBOR Loans, or to determine or charge interest rates based upon LIBOR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to Agent, any obligation of such Lender to make or continue LIBOR Loans or to convert Base Rate Loans to LIBOR Loans shall be suspended until such Lender notifies Agent that the circumstances giving rise to such determination no longer exist.  Upon delivery of such notice, Borrowers shall prepay or, if applicable, convert all LIBOR Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Loans.  Upon any such prepayment or conversion, Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.6.                            Inability to Determine Rates.  If Required Lenders notify Agent for any reason in connection with a request for a Borrowing of, or conversion to or continuation of, a LIBOR Loan that (a) Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Loan, (b) adequate and reasonable means do not exist for determining LIBOR for the requested Interest Period, or (c) LIBOR for the requested Interest Period does not adequately and fairly reflect the cost to such Lenders of funding such Loan, then Agent will promptly so notify Borrower Agent and each Lender.  Thereafter, the obligation of Lenders to make or maintain LIBOR Loans shall be suspended until Agent (upon instruction by Required Lenders) revokes such notice.  Upon receipt of such notice, Borrower Agent may revoke any pending request for a Borrowing of, conversion to or continuation of a LIBOR Loan or, failing that, will be deemed to have submitted a request for a Base Rate Loan.

3.7.                            Increased Costs; Capital Adequacy.

3.7.1.                  Change in Law.  If any Change in Law shall:

(a)                                 impose, modify or deem applicable any reserve, liquidity, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in LIBOR) or Issuing Bank;

(b)                                 subject any Recipient to Taxes (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (iii) Connection Income Taxes) with respect to any Loan, Letter of Credit, Commitment or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(c)           impose on any Lender, Issuing Bank or interbank market any other condition, cost or expense affecting any Loan, Loan Document, Letter of Credit, participation in LC Obligations, or Commitment;

and the result thereof shall be to increase the cost to such Lender of making or maintaining any Loan or Commitment, or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit, or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or Issuing Bank, Borrowers will pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered.

3.7.2.      Capital Adequacy.  If any Lender or Issuing Bank determines that any Change in Law affecting such Lender or Issuing Bank or any Lending Office of such Lender or such Lender’s or Issuing Bank’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s, Issuing Bank’s or holding company’s capital as a consequence of this Agreement, or such Lender’s or Issuing Bank’s Commitments, Loans, Letters of Credit or participations in LC Obligations, to a level below that which such Lender, Issuing Bank or holding company could have achieved but for such Change in Law (taking into consideration such Lender’s, Issuing Bank’s and holding company’s policies with respect to capital adequacy), then from time to time Borrowers will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate it or its holding company for any such reduction suffered.

3.7.3.      LIBOR Loan Reserves.  If any Lender is required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, Borrowers shall pay additional interest to such Lender on each LIBOR Loan equal to the costs of such reserves allocated to the Loan by the Lender (as determined by it in good faith, which determination shall be conclusive).  The additional interest shall be due and payable on each interest payment date for the Loan; provided, however, that if the Lender notifies Borrowers (with a copy to Agent) of the additional interest less than 10 days prior to the interest payment date, then such interest shall be payable 10 days after Borrowers’ receipt of the notice.

3.7.4.      Compensation.  Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of its right to demand such compensation, but Borrowers shall not be required to compensate a Lender or Issuing Bank for any increased costs incurred or reductions suffered more than nine months prior to the date that the Lender or Issuing Bank notifies Borrower Agent of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.8.         Mitigation.  If any Lender gives a notice under Section 3.5 or requests compensation under Section 3.7, or if Borrowers are required to pay any Indemnified Taxes or additional amounts with respect to a Lender under Section 5.9, then such Lender shall use reasonable efforts to designate a different Lending Office or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate the need for such notice or reduce amounts payable or to be withheld in the future, as applicable; and (b) would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to it or unlawful.  Borrowers shall pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

3.9.         Funding Losses.  If for any reason (other than default by a Lender) (a) any Borrowing of, or conversion to or continuation of, a LIBOR Loan does not occur on the date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn), (b) any repayment or conversion of a LIBOR Loan occurs on a day other than the end of its Interest Period, (c) Borrowers fail to repay a LIBOR Loan when required hereunder, or (d) a Lender (other than a Defaulting Lender) is required to assign a LIBOR Loan prior to the end of its Interest Period pursuant to Section 13.4, then Borrowers shall pay to Agent its customary administrative charge and to each Lender all resulting losses and expenses, including loss of anticipated profits and any loss or expense arising from liquidation or redeployment of funds or from fees payable to terminate deposits of matching funds.  Lenders shall not be required to purchase Dollar deposits in any interbank or offshore Dollar market to fund any LIBOR Loan, but this Section shall apply as if each Lender had purchased such deposits.

3.10.       Maximum Interest.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (“maximum rate”).  If Agent or any Lender shall receive interest in an amount that exceeds the maximum rate, the excess interest shall be applied to the principal of the Obligations or, if it exceeds such unpaid principal, refunded to Borrowers.  In determining whether the interest contracted for, charged or received by Agent or a Lender exceeds the maximum rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 4.              LOAN ADMINISTRATION

4.1.         Manner of Borrowing and Funding of FILO Loans and Revolver Loans.

4.1.1.      Notice of Borrowing.

(a)           Whenever Borrowers desire funding of a Borrowing of Revolver Loans (or, if applicable, FILO Loans) Borrower Agent shall give Agent a Notice of Borrowing.  Such notice must be received by Agent no later than 11:00 a.m. (i) on the Business Day of the requested funding date, in the case of Base Rate Loans, and (ii) at least three Business Days prior to the requested funding date, in the case of LIBOR Loans.  Notices received after 11:00 a.m. shall be deemed received on the next Business Day.  Each Notice of Borrowing shall be irrevocable and shall specify (A) the amount of the Borrowing, (B) the requested funding date (which must be a Business Day), (C) whether the Borrowing is to be made as Base Rate Loans or LIBOR Loans, and (D) in the case of LIBOR Loans, the duration of the applicable Interest Period (which shall be deemed to be 30 days if not specified).

(b)           Unless payment is otherwise timely made by Borrowers, the becoming due of any Obligations (whether principal, interest, fees or other charges, including Extraordinary Expenses, LC Obligations, Cash Collateral and Secured Bank Product Obligations) shall be deemed to be a request for Base Rate Revolver Loans (or, if applicable, Base Rate FILO Loans); on the due date, in the amount of such Obligations.  The proceeds of such Revolver Loans (or FILO Loans) shall be disbursed as direct payment of the relevant Obligation.  In addition, Agent may, at its option, charge such Obligations against any operating, investment or other account of a Borrower maintained with Agent or any of its Affiliates.

(c)           If Borrowers maintain any disbursement account with Agent or any Affiliate of Agent, then presentation for payment of any Payment Item when there are insufficient funds to cover it shall be deemed to be a request for a Base Rate Revolver Loan (or, if applicable, a Base Rate FILO Loan) in the date of such presentation, in the amount of the Payment Item.  The proceeds of such Revolver Loan (or FILO Loan) may be disbursed directly to the disbursement account.

4.1.2.      Fundings by Lenders.  Each Lender shall timely honor its Commitments by funding its Applicable Percentage of each Borrowing that is properly requested hereunder.  Except for Borrowings to be made as Swingline Loans, Agent shall endeavor to notify Lenders of each Notice of Borrowing (or deemed request for a Borrowing) by 12:00 noon on the proposed funding date for Base Rate Loans or by 3:00 p.m. at least two Business Days before any proposed funding of LIBOR Loans.  Each Lender shall fund to Agent such Lender’s Applicable Percentage of the Borrowing to the account specified by Agent in immediately available funds not later than 2:00 p.m. on the requested funding date, unless Agent’s notice is received after the times provided above, in which case Lender shall fund its Applicable Percentage by 11:00 a.m. on the next Business Day.  Subject to its receipt of such amounts from Lenders, Agent shall disburse the proceeds of each Borrowing as directed by Borrower Agent.  Unless Agent shall have received (in sufficient time to act) written notice from a Lender that it does not intend to fund its Applicable Percentage of a Borrowing, Agent may assume that such Lender has deposited or promptly will deposit its share with Agent, and Agent may disburse a corresponding amount to Borrowers.  If a Lender’s share of any Borrowing or of any settlement pursuant to Section 4.1.3(b) is not received by Agent, then Borrowers agree to repay to Agent on demand the amount of such share, together with interest thereon from the date disbursed until repaid, at the rate applicable to the Borrowing.  A Lender or Issuing Bank may fulfill its obligations under Loan Documents through one or more Lending Offices, and this shall not affect any obligation of Obligors under the Loan Documents or with respect to any Obligations.

4.1.3.      Swingline Loans; Settlement.

(a)           Agent may, but shall not be obligated to, advance Swingline Loans to Borrowers, up to an aggregate outstanding amount of $6,000,000, unless the funding is specifically required to be made by all Lenders hereunder.  Each Swingline Loan shall constitute a Revolver Loan for all purposes, except that payments thereon shall be made to Agent for its own account.  The obligation of Borrowers to repay Swingline Loans shall be evidenced by the records of Agent and need not be evidenced by any promissory note.

(b)           Settlement of Swingline Loans and other Revolver Loans among Lenders and Agent shall take place on a date determined from time to time by Agent (but at least weekly),  in accordance with the Settlement Report delivered by Agent to Lenders.  Between settlement dates, Agent may in its discretion apply payments on Revolver Loans to Swingline Loans, regardless of any designation by Borrower or any provision herein to the contrary.  Each Lender’s obligation to make settlements with Agent is absolute and unconditional, without offset, counterclaim or other defense, and whether or not the Revolver Commitments have terminated, a Revolver Overadvance exists or the conditions in Section 6 are satisfied.  If, due to an Insolvency Proceeding with respect to a Borrower or otherwise, any Swingline Loan may not be settled among Lenders hereunder, then each Lender shall be deemed to have purchased from Agent a participation in such Loan (based upon such Lender’s Applicable Percentage thereof) and shall transfer the amount of such participation to Agent, in immediately available funds, within one Business Day after Agent’s request therefor.

4.1.4.      Notices.  Borrowers may request, convert or continue Loans, select interest rates and transfer funds based on telephonic or e-mailed instructions to Agent.  Borrowers shall confirm each such request by prompt delivery to Agent of a Notice of Borrowing or Notice of Conversion/Continuation, if applicable, but if it differs materially from the action taken by Agent or Lenders, the records of Agent and Lenders shall govern.  Neither Agent nor any Lender shall have any liability for any loss suffered by a Borrower as a result of Agent or any Lender acting upon its understanding of telephonic or e-mailed instructions from a person believed in good faith by Agent or any Lender to be a person authorized to give such instructions on a Borrower’s behalf.

4.2.         Defaulting Lender.

4.2.1.      Reallocation of Applicable Percentage; Amendments.  For purposes of determining Lenders’ obligations to fund or participate in Loans or Letters of Credit, Agent may exclude the Revolver Commitments and FILO Commitments and Loans of any Defaulting Lender(s) from the calculation of Applicable Percentages.  A Defaulting Lender shall have no right to vote on any amendment, waiver or other modification of a Loan Document, except as provided in Section 14.1.1(c).

4.2.2.      Payments; Fees.   Agent may, in its discretion, receive and retain any amounts payable to a Defaulting Lender under the Loan Documents, and a Defaulting Lender shall be deemed to have assigned to Agent such amounts until all Obligations owing to Agent, non-Defaulting Lenders and other Secured Parties have been paid in full.  Agent may apply such amounts to the Defaulting Lender’s defaulted obligations, use the funds to Cash Collateralize such Lender’s Fronting Exposure, or readvance the amounts to Borrowers hereunder.  A Lender shall not be entitled to receive any fees accruing hereunder during the period in which it is a Defaulting Lender, and the unfunded portion of its Revolver Commitment shall be disregarded for purposes of calculating the unused line fee under Section 3.2.1.  If any LC Obligations owing to a Defaulted Lender are reallocated to other Lenders, fees attributable to such LC Obligations under Section 3.2.2 shall be paid to such Lenders.  Agent shall be paid all fees attributable to LC Obligations that are not reallocated.

4.2.3.      Cure.   Borrowers, Agent and Issuing Bank may agree in writing that a Lender is no longer a Defaulting Lender.  At such time, Applicable Percentages shall be reallocated without exclusion of such Lender’s Commitments and Loans, and all outstanding Revolver Loans, FILO Loans, LC Obligations and other exposures under the Revolver Commitments and FILO Commitments shall be reallocated among Lenders and settled by Agent (with appropriate payments by the reinstated Lender) in accordance with the readjusted Applicable Percentages.  Unless expressly agreed by Borrowers, Agent and Issuing Bank, no reinstatement of a Defaulting Lender shall constitute a waiver or release of claims against such Lender.  The failure of any Lender to fund a Loan, to make a payment in respect of LC Obligations or otherwise to perform its obligations hereunder shall not relieve any other Lender of its obligations, and no Lender shall be responsible for default by another Lender.

4.3.         Number and Amount of LIBOR Loans; Determination of Rate.  Each Borrowing of LIBOR Loans when made shall be in a minimum amount of $1,000,000, plus any increment of $500,000 in excess thereof.  No more than six (6) Borrowings of LIBOR Loans may be outstanding at any time, and all LIBOR Loans having the same length and beginning date of their Interest Periods shall be aggregated together and considered one Borrowing for this purpose.  Upon determining LIBOR for any Interest Period requested by Borrowers, Agent shall promptly notify Borrowers thereof by telephone or electronically and, if requested by Borrowers, shall confirm any telephonic notice in writing.

4.4.         Borrower Agent.  Each Borrower and Obligor hereby designates SI USA (“Borrower Agent”) as its representative and agent for all purposes under the Loan Documents, including requests for Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications, preparation and delivery of Borrowing Base Certificates and financial reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with Agent, Issuing Bank or any Lender.  Borrower Agent hereby accepts such appointment.  Agent and Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any notice of borrowing) delivered by Borrower Agent on behalf of any Borrower or another Obligor.  Agent and Lenders may give any notice or communication with a Borrower or another Obligor hereunder to Borrower Agent on behalf of such Borrower or another Obligor.  Each of Agent, Issuing Bank and Lenders shall have the right, in its discretion, to deal exclusively with Borrower Agent for any or all purposes under the Loan Documents.  Each Borrower and Obligor agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by Borrower Agent shall be binding upon and enforceable against it.

4.5.         One Obligation.  The Loans, LC Obligations and other Obligations constitute one general obligation of Borrowers and are secured by Agent’s Lien on all Collateral; provided, however, that Agent and each Lender shall be deemed to be a creditor of, and the holder of a separate claim against, each Borrower to the extent of any Obligations jointly or severally owed by such Borrower.

4.6.         Effect of Termination.  On the effective date of the termination of all Commitments, the Obligations shall be immediately due and payable, and each Secured Bank Product Provider may terminate its and its Affiliates’ Bank Products (including, only with the consent of Agent, any Cash Management Services).  Until Full Payment of the Obligations, all undertakings of Borrowers contained in the Loan Documents shall continue, and Agent shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents.  Agent shall not be required to terminate its Liens unless it receives Cash Collateral or a written agreement, in each case satisfactory to it, protecting Agent and Lenders from the dishonor or return of any Payment Items previously applied to the Obligations.  Sections 2.3, 3.4, 3.6, 3.7, 3.9, 5.5, 5.9, 5.10, 12, 14.2, this Section, and each indemnity or waiver given by an Obligor or Lender in any Loan Document, shall survive Full Payment of the Obligations.

SECTION 5.              PAYMENTS

5.1.         General Payment Provisions.  All payments of Obligations shall be made in Dollars, without offset, counterclaim or defense of any kind, free of (and without deduction for) any Taxes, and in immediately available funds, not later than 12:00 noon on the due date.  Any payment after such time shall be deemed made on the next Business Day.  Any payment of a LIBOR Loan prior to the end of its Interest Period shall be accompanied by all amounts due under Section 3.9.  Borrowers agree that Agent shall have the continuing, exclusive right to apply and reapply payments and proceeds of Collateral against the Obligations, in such manner as Agent deems advisable, but whenever possible, any prepayment of Loans shall be applied first to Base Rate Loans and then to LIBOR Loans.

5.2.         Repayment of FILO Loans and Revolver Loans; Specified Inventory Disposition.

(a)           FILO Loans shall be due and payable in full on the FILO Termination Date, unless payment is sooner required hereunder.  FILO Loans may be prepaid from time to time, without penalty or premium; provided that Borrowers shall not prepay FILO Loans at any time that Revolver Loans are outstanding unless (i) a FILO Overadvance shall exist, in which case Borrowers shall, on the sooner of Agent’s demand or the first Business Day after any Borrower has knowledge of the existence of such FILO Overadvance, repay FILO Loans in an amount sufficient to cause the FILO Exposure to equal but not exceed the lesser of (A) the Aggregate FILO Commitment Amount and (B) the FILO Borrowing Base, or (ii) such prepayment of the FILO Loan is accompanied by a permanent dollar for dollar reduction in the Aggregate FILO Commitment Amount such that, after giving effect to such prepayment and reduction, the FILO Exposure is equal to but does not exceed the lesser of (A) the Aggregate FILO Commitment Amount and (B) the FILO Borrowing Base.

(b)           Revolver Loans shall be due and payable in full on the Revolver Termination Date, unless payment is sooner required hereunder.  Revolver Loans may be prepaid from time to time, without penalty or premium.  If any Asset Disposition includes the disposition of Accounts or Inventory, then the Net Proceeds of such Asset Disposition (minus any Net Proceeds required to prepay FILO Loans pursuant to clause (a) above) in an amount equal to the greater of (a) the net book value of such Accounts and Inventory, or (b) the reduction in the Revolver Borrowing Base upon giving effect to such disposition, shall be applied to the Revolver Loans.  Notwithstanding anything herein to the contrary, if a Revolver Overadvance exists, Borrowers shall, on the sooner of Agent’s demand or the first Business Day after any Borrower has knowledge thereof, repay the outstanding Revolver Loans in an amount sufficient to cause Availability to no longer be less than zero.

(c)           Notwithstanding anything to the contrary herein, the Borrowers and Agent agree that all Net Proceeds from the Specified Inventory Disposition shall be remitted to Agent and applied to the Obligations as follows:  (i) first, to the extent any Revolver Overadvance shall exist after giving effect to the Specified Inventory Disposition, a portion of such Net Proceeds equal to the amount of such Revolver Overadvance shall be applied to repay outstanding Revolver Loans; (ii) second, to the extent any FILO Overadvance shall exist after giving effect to the Specified Inventory Disposition, a portion of such Net Proceeds equal to the amount of such FILO Overadvance shall be applied to repay outstanding FILO Loans; and (iii) last, any remaining Net Proceeds shall be applied to repay outstanding Revolver Loans (without any corresponding reduction of the Revolver Commitments).

5.3.         Repayment of Term Loans.

5.3.1.      Payment of Principal.  The principal amount of the Term Loans shall be repaid on the first day of each calendar quarter in consecutive quarterly installments of $500,000, commencing on July 1, 2015 and continuing until the Term Loan Maturity Date, on which date all principal, interest and other amounts owing with respect to the Term Loans shall be due and payable in full.  Each installment shall be paid to Agent for the pro rata benefit of Lenders, in accordance with each Lender’s Applicable Percentage of the Term Loans.  Once repaid, whether such repayment is voluntary or required, Term Loans may not be reborrowed.

5.3.2.      Mandatory Prepayments.

(a)           Following the end of each Fiscal Year, commencing with the Fiscal Year ending January 2, 2016, the Borrowers shall prepay the Term Loans in an amount equal to 50% of Excess Cash Flow for such Fiscal Year.  Each prepayment pursuant to this Section 5.3.2(a) shall be made within five (5) days after the date on which financial statements and the Compliance Certificate are required to be delivered (or if earlier, the date on which such financial statements and Compliance Certificate are delivered) pursuant to Section 10.1.2(a) and Section 10.1.2(d), respectively, with respect to the Fiscal Year for which Excess Cash is being calculated (and, in any event, within 95 days after the end of such Fiscal Year).

(b)           Concurrently with any Permitted Asset Disposition of Equipment or Real Estate, Borrowers shall prepay Term Loans in an amount equal to the Net Proceeds of such disposition; provided, that, so long as no Default or Event of Default has occurred and is continuing, Net Proceeds from any single such Asset Disposition in an amount not in excess of $2,000,000 shall not be required to be so applied to the extent Borrowers deliver to Agent a certificate stating that Obligors intend to use such Net Proceeds to acquire assets that are used or useful in the business of Obligors within 180 days of the receipt of such Net Proceeds, it being expressly agreed that all such Net Proceeds not so reinvested shall be immediately applied to prepay the Loans upon the expiration of such 180 day period.

(c)           Concurrently with the receipt of any proceeds of insurance or condemnation awards paid in respect of any Equipment or Real Estate, Borrowers shall prepay Term Loans in an amount equal to such proceeds, subject to Section 8.6.2.

(e)           Concurrently with any incurrence of Debt by an Obligor (other than Debt permitted under Section 10.2.1), Borrower shall prepay Term Loans in an amount equal to the net proceeds of such incurrence of Debt.

(f)            On the Revolver Termination Date, Borrowers shall prepay all Term Loans (unless sooner repaid hereunder).

(g)           Optional Prepayments.  Borrowers may, at their option from time to time, prepay the Term Loans, without penalty or premium, which prepayment must be at least $500,000, plus any increment of $100,000 in excess thereof.  Borrower shall give written notice to Agent of an intended prepayment of Term Loans not later than 3 Business Days prior to the date of such prepayment, which notice shall specify the amount of the prepayment and be irrevocable once given; provided, that if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.1.4(a), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.1.4(a).

5.3.3.      Application of Prepayments.  Each prepayment of Term Loans shall be accompanied by all interest accrued thereon and shall be applied to principal in inverse order of maturity.

5.4.         Payment of Other Obligations.  Obligations other than Loans, including LC Obligations and Extraordinary Expenses, shall be paid by Borrowers as provided in the Loan Documents or, if no payment date is specified, on demand.

5.5.         Marshaling; Payments Set Aside.  None of Agent or Lenders shall be under any obligation to marshal any assets in favor of any Obligor or against any Obligations.  If any payment by or on behalf of Borrowers is made to Agent, Issuing Bank or any Lender, or Agent, Issuing Bank or any Lender exercises a right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent, Issuing Bank or such Lender in its discretion) to be repaid to a trustee, receiver or any other Person, then to the extent of such recovery, the Obligation originally intended to be satisfied, and all Liens, rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

5.6.         Application and Allocation of Payments.

5.6.1.      Application.  Payments made by Borrowers hereunder shall be applied (a) first, as specifically required hereby; (b) second, to Obligations then due and owing; (b) third, to other Obligations specified by Borrowers (provided that, if at the time of any such payments any Revolver Loans are outstanding, such payment shall be applied first to the Revolver Loans and second to the FILO Loans, unless, after giving effect to such payment, the FILO Exposure shall exceed the lesser of (i) the Aggregate FILO Commitment Amount and (ii) the FILO Borrowing Base); and (c) fourth, as determined by Agent in its discretion.

5.6.2.      Post-Default Allocation.  Notwithstanding anything in any Loan Document to the contrary, during an Event of Default, monies to be applied to the Obligations, whether arising from payments by Obligors, realization on the Collateral, setoff or otherwise, shall be allocated as follows:

(a)           To the extent such monies constitute Current Asset Collateral or proceeds of Current Asset Collateral, such monies shall be applied as follows:

(i)            first, to all Extraordinary Expenses owing to Agent, Issuing Bank and Lenders, and to all other costs and expenses owing to Agent;

(ii)           second, to all amounts owing to Agent on Swingline Loans;

(iii)          third, to Issuing Bank in respect of amounts owing by Borrowers for (x) any unreimbursed drawings made under Letters of Credit and (y) fees, costs, expenses and indemnities owing to Issuing Bank in respect of Letters of Credit;

(iv)          fourth, to all Obligations constituting fees owing or related to the Revolver Loans;

(v)           fifth, to all Obligations constituting interest in respect of the Revolver Loans;

(vi)          sixth, to Cash Collateralization of LC Obligations;

(vii)         seventh, to all Revolver Loans, and to Secured Bank Product Obligations arising under Hedge Agreements (including Cash Collateralization thereof) up to the amount of Reserves existing therefor;

(viii)        eighth, to all Obligations constituting fees owing or related to the FILO Loans;

(ix)          ninth, to all Obligations constituting interest in respect of the FILO Loans;

(x)          tenth, to all FILO Loans,

(xi)         eleventh, to all Obligations constituting fees owing or related to the Term Loans;

(xii)         twelfth, to all Obligations constituting interest in respect of the Term Loans;

(xiii)        thirteenth, to the Term Loans;

(xiv)        fourteenth, to Secured Bank Product Obligations exceeding the amount of Reserves existing therefor; and

(xv)         last, to all remaining Obligations.

(b)           To the extent such monies constitute Other Collateral or proceeds of Other Collateral, such monies shall be applied as follows:

(i)            first, to all Extraordinary Expenses owing to Agent, Issuing Bank and Lenders, and to all other costs and expenses owing to Agent;

(ii)           second, to all Obligations constituting fees owing or related to the Term Loans;

(iii)          third, to all Obligations constituting interest in respect of the Term Loans;

(iv)          fourth, to the Term Loans;

(v)           fifth, to all amounts owing to Agent on Swingline Loans;

(vi)          sixth, to Issuing Bank in respect of amounts owing by Borrowers for (x) any unreimbursed drawings made under Letters of Credit and (y) fees, costs, expenses and indemnities owing to Issuing Bank in respect of Letters of Credit;

(vii)         seventh, to all Obligations constituting fees owing or related to the Revolver Loans;

(viii)        eighth, to all Obligations constituting interest in respect of the Revolver Loans;

(ix)          ninth, to Cash Collateralization of LC Obligations;

(x)           tenth, to all Revolver Loans, and to Secured Bank Product Obligations arising under Hedge Agreements (including Cash Collateralization thereof) up to the amount of Reserves existing therefor;

(xi)          eleventh, to all Obligations constituting fees owing or related to the FILO Loans;

(xii)         twelfth, to all Obligations constituting interest in respect of the FILO Loans;

(xiii)       thirteenth, to all FILO Loans,

(xiv)        fourteenth, to Secured Bank Product Obligations exceeding the amount of Reserves therefor; and

(xv)         last, to all remaining Obligations.

(c)           Subject to the priorities set forth in clauses (a) and (b) above, amounts shall be applied to payment of each category of Obligations only after Full Payment of amounts payable from time to time under all preceding categories.  If amounts are insufficient to satisfy a category, they shall be paid ratably among outstanding Obligations in the category.  Monies and proceeds obtained from an Obligor shall not be applied to its Excluded Swap Obligations, but appropriate adjustments shall be made with respect to amounts obtained from other Obligors to preserve the allocations in any applicable category.  Agent shall have no obligation to calculate the amount of any Secured Bank Product Obligation and may request a reasonably detailed calculation thereof from a Secured Bank Product Provider.  If the provider fails to deliver the calculation within five days following request, Agent may assume the amount is zero.  The allocations set forth in this Section 5.6.2 are solely to determine the rights and priorities among Secured Parties, and may be changed by agreement of the affected Secured Parties, without the consent of any Obligor.  This Section is not for the benefit of or enforceable by any Obligor, and each Borrower irrevocably waives the right to direct the application of any payments or Collateral proceeds subject to this Section 5.6.2.

(d)           Notwithstanding the order of application of proceeds of Collateral set forth in this Section 5.6.2, the Collateral shall secure all Obligations, regardless of whether such Obligations are in respect of Revolver Loans, FILO Loans, Term Loans or otherwise.

5.6.3.      Erroneous Application.  Agent shall not be liable for any application of amounts made by it in good faith and, if any such application is subsequently determined to have been made in error, the sole recourse of any Lender or other Person to which such amount should have been made shall be to recover the amount from the Person that actually received it (and, if such amount was received by any Lender, such Lender hereby agrees to return it).

5.7.         Dominion Accounts.  During any Cash Dominion Period, the ledger balances in the Dominion Accounts as of the end of each Business Day shall be applied to the Obligations at the beginning of the next Business Day.  If, as a result of such application, a credit balance exists, the balance shall not accrue interest in favor of Borrowers and shall be made available to Borrowers as long as no Default or Event of Default exists.  If, at any time a Cash Dominion Period shall not be in effect, the aggregate balance of all cash held in all Deposit Accounts of Obligors (including all Dominion Accounts and all Excluded Deposit Accounts (other than Deposit Accounts described in clause (a) of the definition of “Excluded Deposit Accounts”), shall exceed $2,000,000 for more than five Business Days, the Obligors shall remit to Agent to be applied to the Obligations an amount sufficient to cause such aggregate balance in all Deposit Accounts to be less than $2,000,000.  For the avoidance of doubt, the Agent hereby agrees that a notice regarding the commencement of a Cash Dominion Period shall not be delivered to the applicable depository bank under a Deposit Account Control Agreement until such time as a Cash Dominion Period has occurred.

5.8.         Account Stated.  The Agent shall maintain in accordance with its usual and customary practices account(s) evidencing the Debt of Borrowers hereunder.  Any failure of Agent to record anything in a loan account, or any error in doing so, shall not limit or otherwise affect the obligation of Borrowers to pay any amount owing hereunder.  Entries made in a loan account shall constitute presumptive evidence of the information contained therein.  If any information contained in a loan account is provided to or inspected by any Person, the information shall be conclusive and binding on such Person for all purposes absent manifest error, except to the extent such Person notifies Agent in writing within 30 days after receipt or inspection that specific information is subject to dispute.

5.9.         Taxes.

5.9.1.      Payments Free of Taxes; Obligation to Withhold; Tax Payment.

(a)           All payments of Obligations by Obligors shall be made without deduction or withholding for any Taxes, except as required by Applicable Law.  If Applicable Law (as determined by Agent in its discretion) requires the deduction or withholding of any Tax from any such payment by Agent or an Obligor, then Agent or such Obligor shall be entitled to make such deduction or withholding based on information and documentation provided pursuant to Section 5.10.

(b)           If Agent or any Obligor is required by the Code to withhold or deduct Taxes, including backup withholding and withholding taxes, from any payment, then (i) Agent shall pay the full amount that it determines is to be withheld or deducted to the relevant Governmental Authority pursuant to the Code, and (ii) to the extent the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Obligor shall be increased as necessary so that the Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(c)           If Agent or any Obligor is required by any Applicable Law other than the Code to withhold or deduct Taxes from any payment, then (i) Agent or such Obligor, to the extent required by Applicable Law, shall timely pay the full amount to be withheld or deducted to the relevant Governmental Authority, and (ii) to the extent the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Obligor shall be increased as necessary so that the Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

5.9.2.      Payment of Other Taxes.  Without limiting the foregoing, Borrowers shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at Agent’s option, timely reimburse Agent for payment of, any Other Taxes.

5.9.3.      Tax Indemnification.

(a)           Each Borrower shall indemnify and hold harmless, on a joint and several basis, each Recipient against any Indemnified Taxes (including those imposed or asserted on or attributable to amounts payable under this Section) payable or paid by a Recipient or required to be withheld or deducted from a payment to a Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  Each Borrower shall indemnify and hold harmless Agent against any amount that a Lender or Issuing Bank fails for any reason to pay indefeasibly to Agent as required pursuant to this Section.  Each Borrower shall make payment within 10 days after demand for any amount or liability payable under this Section.  A certificate as to the amount of such payment or liability delivered to Borrowers by a Lender or Issuing Bank (with a copy to Agent), or by Agent on its own behalf or on behalf of any Recipient, shall be conclusive absent manifest error.

(b)                                 Each Lender and Issuing Bank shall indemnify and hold harmless, on a several basis, (i) Agent against any Indemnified Taxes attributable to such Lender or Issuing Bank (but only to the extent Borrowers have not already paid or reimbursed Agent therefor and without limiting Borrowers’ obligation to do so), (ii) Agent and Obligors, as applicable, against any Taxes attributable to such Lender’s failure to maintain a Participant register as required hereunder, and (iii) Agent and Obligors, as applicable, against any Excluded Taxes attributable to such Lender or Issuing Bank, in each case, that are payable or paid by Agent or an Obligor in connection with any Obligations, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  Each Lender and Issuing Bank shall make payment within 10 days after demand for any amount or liability payable under this Section.  A certificate as to the amount of such payment or liability delivered to any Lender or Issuing Bank by Agent shall be conclusive absent manifest error.

5.9.4.                  Evidence of Payments.  If Agent or an Obligor pays any Taxes pursuant to this Section, then upon request, Agent shall deliver to Borrower Agent or Borrower Agent shall deliver to Agent, respectively, a copy of a receipt issued by the appropriate Governmental Authority evidencing the payment, a copy of any return required by Applicable Law to report the payment, or other evidence of payment reasonably satisfactory to Agent or Borrower Agent, as applicable.

5.9.5.                  Treatment of Certain Refunds.  Unless required by Applicable Law, at no time shall Agent have any obligation to file for or otherwise pursue on behalf of a Lender or Issuing Bank, nor have any obligation to pay to any Lender or Issuing Bank, any refund of Taxes withheld or deducted from funds paid for the account of a Lender or Issuing Bank.  If a Recipient determines in its discretion that it has received a refund of any Taxes as to which it has been indemnified by Borrowers or with respect to which a Borrower has paid additional amounts pursuant to this Section, it shall pay Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrowers with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that Borrowers agree, upon request by the Recipient, to repay the amount paid over to Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient if the Recipient is required to repay such refund to the Governmental Authority.  Notwithstanding anything herein to the contrary, no Recipient shall be required to pay any amount to Borrowers if such payment would place the Recipient in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  In no event shall Agent or any Recipient be required to make its tax returns (or any other information relating to its taxes that it deems confidential) available to any Obligor or other Person.

5.9.6.                  Survival.  Each party’s obligations under Sections 5.9 and 5.10 shall survive the resignation or replacement of Agent or any assignment of rights by or replacement of a Lender or Issuing Bank, the termination of the Commitments, and the repayment, satisfaction, discharge or Full Payment of any Obligations.

5.10.                     Lender Tax Information.

5.10.1.           Status of Lenders.  Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments of Obligations shall deliver to Borrowers and Agent properly completed and executed documentation reasonably requested by Borrowers or Agent as will permit such payments to be made without or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by Borrowers or Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Borrowers or Agent to enable them to determine whether such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding the foregoing, such documentation (other than documentation described in Sections 5.10.2(a), (b) and (d)) shall not be required if a Lender reasonably believes delivery of the documentation would subject it to any material unreimbursed cost or expense or would materially prejudice its legal or commercial position.

5.10.2.           Documentation.  Without limiting the foregoing, if any Borrower is a U.S. Person,

(a)                                 Any Lender that is a U.S. Person shall deliver to Borrowers and Agent on or prior to the date on which such Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of Borrowers or Agent), executed originals of IRS Form W-0, certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(b)                                 Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrowers and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of Borrowers or Agent), whichever of the following is applicable:

(i)                                     in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN-E establishing an exemption from or reduction of U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty, and (y) with respect to other payments under the Loan Documents, IRS Form W-8BEN-E establishing an exemption from or reduction of U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)                                  executed originals of IRS Form W-8ECI;

(iii)                               in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate in form satisfactory to Agent to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (“U.S. Tax Compliance Certificate”), and (y) executed originals of IRS Form W-8BEN-E; or

(iv)                              to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate in form satisfactory to Agent, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

(c)                                  any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrowers and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon the reasonable request of Borrowers or Agent), executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit Borrowers or Agent to determine the withholding or deduction required to be made; and

(d)                                 if payment of an Obligation to a Lender would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code), such

Lender shall deliver to Borrowers and Agent at the time(s) prescribed by law and otherwise as reasonably requested by Borrowers or Agent such documentation prescribed by Applicable Law (including Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrowers or Agent as may be necessary for them to comply with their obligations under FATCA and to determine that such Lender has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (d), “FATCA” shall include any amendments made to FATCA after the date hereof.

5.10.3.           Redelivery of Documentation.  If any form or certification previously delivered by a Lender pursuant to this Section expires or becomes obsolete or inaccurate in any respect, such Lender shall promptly update the form or certification or notify Borrowers and Agent in writing of its inability to do so.

5.11.                     Nature and Extent of Each Borrower’s Liability.

5.11.1.           Joint and Several Liability.  Each Borrower agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Agent and Lenders the prompt payment and performance of, all Obligations, except its Excluded Swap Obligations.  Each Borrower agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and not of collection, that such obligations shall not be discharged until Full Payment of the Obligations, and that such obligations are absolute and unconditional, irrespective of (a) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which any Obligor is or may become a party or be bound; (b) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by Agent or any Lender with respect thereto; (c) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for the Obligations or any action, or the absence of any action, by Agent or any Lender in respect thereof (including the release of any security or guaranty); (d) the insolvency of any Obligor; (e) any election by Agent or any Lender in an Insolvency Proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code; (f) any borrowing or grant of a Lien by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (g) the disallowance of any claims of Agent or any Lender against any Obligor for the repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise; or (h) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except Full Payment of all Obligations.

5.11.2.           Waivers.

(a)                                 Each Borrower expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel Agent or Lenders to marshal assets or to proceed against any Obligor, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Borrower.  Each Borrower waives all defenses available to a surety, guarantor or accommodation co-obligor other than Full Payment of all Obligations and waives, to the maximum extent permitted by law, any right to revoke any guaranty of any Obligations as long as it is a Borrower.  It is agreed among each Borrower, Agent and Lenders that the provisions of this Section 5.11 are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, Agent and Lenders would decline to make Loans and issue Letters of Credit.  Each Borrower acknowledges that its guaranty pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.

(b)                                 Agent and Lenders may, in their discretion, pursue such rights and remedies as they deem appropriate, including realization upon Collateral or any Real Estate by judicial foreclosure or nonjudicial sale or enforcement, without affecting any rights and remedies under this Section 5.11.  If, in taking any action in connection with the exercise of any rights or remedies, Agent or any Lender shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any Borrower or other Person, whether because of any Applicable Laws pertaining to “election of remedies” or otherwise, each Borrower consents to such action and waives any claim based upon it, even if the action may result in loss of any rights of subrogation that any Borrower might otherwise have had.  Any election of remedies that results in denial or impairment of the right of Agent or any Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations.  Each Borrower waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for the Obligations, even though that election of remedies destroys such Borrower’s rights of subrogation against any other Person.  Agent may bid all or a portion of the Obligations at any foreclosure, trustee or other sale, including any private sale, and the amount of such bid need not be paid by Agent but shall be credited against the Obligations.  The amount of the successful bid at any such sale, whether Agent or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 5.11, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

5.11.3.           Extent of Liability; Contribution.

(a)                                 Notwithstanding anything herein to the contrary, each Borrower’s liability under this Section 5.11 shall be limited to the greater of (i) all amounts for which such Borrower is primarily liable, as described below, and (ii) such Borrower’s Allocable Amount.

(b)                                 If any Borrower makes a payment under this Section 5.11 of any Obligations (other than amounts for which such Borrower is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payments in the same proportion that such Borrower’s Allocable Amount bore to the total Allocable Amounts of all Borrowers, then such Borrower shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.  The “Allocable Amount” for any Borrower shall be the maximum amount that could then be recovered from such Borrower under this Section 5.11 without rendering such payment voidable under Section 548 of the Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.

(c)                                  Nothing contained in this Section 5.11 shall limit the liability of any Borrower to pay Loans made directly or indirectly to that Borrower (including Loans advanced to any other Borrower and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower), LC Obligations relating to Letters of Credit issued to support its business, Secured Bank Product Obligations incurred to supports its business, and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder.  Agent and Lenders shall have the right, at any time in their discretion, to condition Loans and Letters of Credit upon a separate calculation of borrowing availability for each Borrower and to restrict the disbursement and use of such Loans and Letters of Credit to such Borrower.

(d)                                 Each Obligor that is a Qualified ECP when its guaranty of or grant of Lien as security for a Swap Obligation becomes effective hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide funds or other support to each Specified Obligor with respect to such Swap Obligation as may be needed by such Specified Obligor from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP’s obligations and undertakings under this Section 5.11 voidable under any applicable fraudulent transfer or conveyance act).  The obligations and undertakings of each Qualified ECP under this Section shall remain in full force and effect until Full Payment of all Obligations.  Each Obligor intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support or other agreement” for the benefit of, each Obligor for all purposes of the Commodity Exchange Act.

5.11.4.           Joint Enterprise.  Each Borrower has requested that Agent and Lenders make this credit facility available to Borrowers on a combined basis, in order to finance Borrowers’ business most efficiently and economically.  Borrowers’ business is a mutual and collective enterprise, and the successful operation of each Borrower is dependent upon the successful performance of the integrated group.  Borrowers believe that consolidation of their credit facility will enhance the borrowing power of each Borrower and ease administration of the facility, all to their mutual advantage.  Borrowers acknowledge that Agent’s and Lenders’ willingness to extend credit and to administer the Collateral on a combined basis hereunder is done solely as an accommodation to Borrowers and at Borrowers’ request.

5.11.5.           Subordination.  Each Borrower hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Obligor, howsoever arising, to the Full Payment of all Obligations.

SECTION 6.                                           CONDITIONS PRECEDENT

6.1.                            Conditions Precedent to Initial Loans.  In addition to the conditions set forth in Section 6.2, Lenders shall not be required to fund any requested Loan, issue any Letter of Credit, or otherwise extend credit to Borrowers hereunder, until the date (“Restatement Date”) that each of the following conditions has been satisfied:

(a)                                 Each Loan Document shall have been duly executed and delivered to Agent by each of the signatories thereto, and each Obligor shall be in compliance with all terms thereof.

(b)                                 Agent shall have received acknowledgments of all filings or recordations necessary to perfect its Liens in the Collateral, as well as UCC, PPSA and Lien searches and other evidence satisfactory to Agent that such Liens are the only Liens upon the Collateral, except Permitted Liens.

(c)                                  Agent shall have received certificates, in form and substance satisfactory to it, from a knowledgeable Senior Officer of each Borrower certifying that, after giving effect to the initial Loans and transactions hereunder, (i) the Company and its Subsidiaries, taken as a whole, are Solvent; (ii) no Default or Event of Default exists; (iii) the representations and warranties set forth in Section 9 are true and correct; and (iv) such Borrower has complied with all agreements and conditions to be satisfied by it under the Loan Documents.

(e)                                  Agent shall have received a certificate of a duly authorized officer of each Obligor, certifying (i) that attached copies of such Obligor’s Organic Documents are true and complete, and in full force and effect, without amendment except as shown; (ii) that an attached copy of resolutions authorizing execution and delivery of the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility; and (iii) to the title, name and signature of each Person authorized to sign the Loan Documents.  Agent may conclusively rely on this certificate until it is otherwise notified by the applicable Obligor in writing.

(f)                                   Agent shall have received a written opinion of (i) Greenberg Traurig LLP, US counsel to the Obligors, (ii) Stewart McKelvey, special New Brunswick counsel to the Canadian Guarantor, and (iii) Locke Lord LLP, special UK counsel to Agent, as well as any local counsel to Borrowers or Agent, in form and substance satisfactory to Agent.

(g)                                  Agent shall have received copies of the charter documents of each Obligor, certified by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization (or, if customary in a particular jurisdiction, certified by an officer of such Obligor).  Agent shall have received good standing certificates (or their equivalents) for each Obligor, issued by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization and each jurisdiction where such Obligor’s conduct of business or ownership of Property necessitates qualification.

(h)                                 Agent shall have received copies of policies or certificates of insurance for the insurance policies carried by Borrowers, together with loss payable endorsements naming Agent as loss payee and as additional insured (in the case of Canadian insurance policies, first mortgagee, and in the case of UK Insurance policies, first loss payee), all in compliance with the Loan Documents.

(i)                                     Agent shall have completed its business, financial and legal due diligence of Obligors, including a satisfactory confirmatory field examination with results satisfactory to Agent.  Except for the matters disclosed in the Company’s filings with the Securities and Exchange Commission, no material adverse change, in the opinion of Agent, in the business, assets, Properties, liabilities, operations, condition (financial or otherwise) or prospects of the Borrowers and the Guarantors, taken as a whole, financial condition of any Obligor or in the quality, quantity or value of any Collateral has occurred since December 31, 2014.

(j)                                    Borrowers shall have paid all fees and expenses to be paid to Agent and Lenders on the Restatement Date.

(k)                                 Agent shall have received a Borrowing Base Certificate prepared as of April 4, 2015.  Upon giving effect to the initial funding of Loans and issuance of Letters of Credit, and the payment by Borrowers of all fees and expenses incurred in connection herewith as well as any payables stretched beyond their customary payment practices, Availability shall be at least $7,500,000.

(l)                                     Agent shall have received reasonably satisfactory evidence that all principal, interest, and other amounts owing in respect of all indebtedness for borrowed money of Obligors (other than indebtedness listed on Schedule 10.2.1 hereto) will be repaid in full on the Restatement Date with the proceeds of the initial Loans hereunder on the Restatement Date and any and all Liens securing such indebtedness will be terminated and released on the Restatement Date.

(m)                             With respect to each leased property or warehouse of each Obligor, Agent shall have either (i) received a Lien Waiver with respect to such leased property or warehouse or (ii) established a Rent and Charges Reserve with respect to such leased property or warehouse.

(n)                                 Agent shall have received (i) audited financial statements of the Company and its Subsidiaries for the fiscal year ended January 3, 2015 and (ii) the internally prepared monthly divisional financial statements of the Company and its Subsidiaries for the months ended January 31, 2015 and February 28, 2015.

(o)                                 No action, suit, investigation, litigation or proceeding shall be threatened or pending in any court or before any arbitrator or governmental instrumentality that in Agent’s judgment could reasonably be expected to have a Material Adverse Effect.

(p)                                 Agent shall have received satisfactory evidence that the Obligors have received all governmental and third party consents and approvals as may be appropriate in connection with the

Loans and the transactions contemplated by this Agreement.

(q)                                 Agent shall have received an appraisal of the “Summer Infant,” “Born Free” and “SwaddleMe” trade names, in form and substance satisfactory to Agent, from an appraiser satisfactory to Agent, which appraisal shall establish that the fair market value of such trade name, as of the Restatement Date, is equal to or greater than $30,000,000.

(r)                                    Agent shall have received a fully executed Assignment and Assumption between JPMorgan Chase Bank, N.A., as “Assignor” and Bank of America, N.A., as “Assignee”, providing for the sale and assignment by JPMorgan Chase Bank, N.A. to Bank of America, N.A. of all rights and interests of JPMorgan Chase Bank, N.A. in and to the loans and commitments of JPMorgan Chase Bank, N.A. outstanding under the Existing Credit Agreement, which sale and assignment shall become effective immediately prior to the effectiveness of this Agreement.

6.2.                            Conditions Precedent to All Credit Extensions.  Agent, Issuing Bank and Lenders shall not be required to fund any Loans, arrange for issuance of any Letters of Credit or grant any other accommodation to or for the benefit of Borrowers, unless the following conditions are satisfied:

(a)                                 No Default or Event of Default shall exist at the time of, or result from, such funding, issuance or grant;

(b)                                 The representations and warranties of each Obligor in the Loan Documents shall be true and correct on the date of, and upon giving effect to, such funding, issuance or grant (except for representations and warranties that expressly relate to an earlier date);

(c)                                  All conditions precedent in any other Loan Document shall be satisfied;

(d)                                 No event shall have occurred or circumstance exist that has or could reasonably be expected to have a Material Adverse Effect; and

(e)                                  With respect to issuance of a Letter of Credit, the LC Conditions shall be satisfied.

Each request (or deemed request) by Borrowers for funding of a Loan, issuance of a Letter of Credit or grant of an accommodation shall constitute a representation by Borrowers that the foregoing conditions are satisfied on the date of such request and on the date of such funding, issuance or grant.  As an additional condition to any funding, issuance or grant, Agent shall have received such other information, documents, instruments and agreements as it deems appropriate in connection therewith.

SECTION 7.                                           COLLATERAL

7.1.                            Grant of Security Interest.  To secure the prompt payment and performance of all Obligations, each Obligor hereby grants to Agent, for the benefit of Secured Parties, a continuing security interest in and Lien upon all Property of such Obligor, including all of the following Property, whether now owned or hereafter acquired, and wherever located:

(a)                                 all Accounts;

(b)                                 all Chattel Paper, including electronic chattel paper;

(c)                                  all Commercial Tort Claims, including those shown on Schedule 9.1.16;

(d)                                 all Deposit Accounts;

(e)                                  all Documents;

(f)                                   all General Intangibles and Intangibles, including Intellectual Property;

(g)                                  all Goods, including Inventory, Equipment and fixtures;

(h)                                 all Instruments;

(i)                                     all Investment Property;

(j)                                    all Letters of Credit (which, for purposes of this clause (j) only, shall have the meaning given to such term in the UCC) and Letter-of-Credit Rights;

(k)                                 all Supporting Obligations;

(l)                                     all monies, whether or not in the possession or under the control of Agent, a Lender, or a bailee or Affiliate of Agent or a Lender, including any Cash Collateral;

(m)                             all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any Collateral; and

(n)                                 all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records) pertaining to the foregoing.

In no event shall the grant of the security interest in this Agreement or in any other Loan Document attach to, or the term “Collateral” be deemed to include, (a) any of the outstanding Equity Interests in a Foreign Subsidiary (i) in excess of 65% of the voting power of all classes of equity interests of such Foreign Subsidiary entitled to vote in the election of directors or other similar body of such Foreign Subsidiary or (ii) to the extent that the pledge thereof is prohibited by the laws of the jurisdiction of such foreign subsidiary’s organization; (b) any equity interest in any Foreign Subsidiary that is not a first-tier subsidiary of an Borrower; (c) any lease, license, contract, property rights or agreement to which Debtor is a party or any of such Debtor’s rights or interests thereunder, if, and for so long as and to the extent that, the grant of the security interest would constitute or result in (i) the abandonment, invalidation or unenforceability of any material right, title or interest of such Debtor therein or (ii) a breach or termination pursuant to the terms of, or a default under, any such lease, license, contract, property rights or agreement (other than to the extent that any such breach, termination or default would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code of the applicable jurisdiction (or any successor provision or provisions), any other applicable law or principles of equity), provided, however, that the security interest (x) shall attach immediately when the condition causing such abandonment, invalidation or unenforceability is remedied, (y) shall attach immediately to any severable term of such lease, license, contract, property rights or agreement to the extent that such attachment does not result in any of the consequences specified in (i) or (ii) above and (z) shall attach immediately to any such lease, license, contract, property rights or agreement to which the account debtor or such Obligor’s counterparty has consented to such attachment; (d) any equity interest acquired after the date hereof that is an equity interest in an entity other than a subsidiary of an Obligor, if the terms of the organizational documents of the issuer of such equity interests do not permit the grant of the security interest in such equity interests by the owner thereof or Obligor; and (e) any application to register any trademark or service mark prior to the filing under applicable law of a verified statement of use (or the equivalent) for such trademark or service mark to the extent the creation of a security interest therein or the grant of a mortgage thereon would void or invalidate such trademark or service mark (collectively, the “Excluded Property”); provided, however, that any Collateral (or any portion thereof) that ceases to satisfy the criteria for Excluded Property (whether as a result of an Obligor obtaining any necessary consent, any change in any rule of law, statute or regulation or otherwise) shall no longer be Excluded

Property and the security interest shall attach immediately to such Collateral (or portion thereof) at such time.

7.2.                            Lien on Deposit Accounts; Cash Collateral.

7.2.1.                  Deposit Accounts.  To further secure the prompt payment and performance of all Obligations, each Obligor hereby grants to Agent a continuing security interest in and Lien upon all amounts credited to any Deposit Account of such Obligor, including any sums in any lockbox or Dominion Account.

7.2.2.                  Cash Collateral.  Cash Collateral may be invested, at Agent’s discretion (and with the consent of Borrower Agent, as long as no Event of Default exists), but Agent shall have no duty to do so, regardless of any agreement or course of dealing with any Obligor, and shall have no responsibility for any investment or loss.  Each Obligor hereby grants to Agent, as security for the Obligations, a security interest in all Cash Collateral held from time to time and all proceeds thereof, whether held in a Cash Collateral Account or otherwise.  Agent may apply Cash Collateral to the payment of Obligations as they become due, in such order as Agent may elect.  Each Cash Collateral Account and all Cash Collateral shall be under the sole dominion and control of Agent, and no Obligor or other Person shall have any right to any Cash Collateral, until Full Payment of all Obligations.

7.3.                            Real Estate Collateral.  To further secure the prompt payment and performance of all Obligations, each Obligor hereby transfers and assigns to Agent all of such Obligor’s right, title and interest in, to and under all now or hereafter existing leases of real Property to which such Borrower is a party, whether as lessor or lessee, and all extensions, renewals, modifications and proceeds thereof.

7.4.                            Other Collateral.

7.4.1.                  Commercial Tort Claims.  Obligors shall promptly notify Agent in writing if any Obligor has a Commercial Tort Claim (other than, as long as no Default or Event of Default exists, a Commercial Tort Claim for less than $100,000), shall promptly amend Schedule 9.1.16 to include such claim, and shall take such actions as Agent deems appropriate to subject such claim to a duly perfected, first priority Lien in favor of Agent.

7.4.2.                  Certain After-Acquired Collateral.  Obligors shall promptly notify Agent in writing if, after the Restatement Date, any Obligor obtains any interest in any Collateral consisting of Deposit Accounts, Chattel Paper, Documents, Instruments, Intellectual Property, Investment Property or Letter-of-Credit Rights and, upon Agent’s request, shall promptly take such actions as Agent deems appropriate to effect Agent’s duly perfected, first priority Lien upon such Collateral, including obtaining any appropriate possession, control agreement or Lien Waiver.  If any Collateral is in the possession of a third party, at Agent’s request, Obligors shall obtain an acknowledgment that such third party holds the Collateral for the benefit of Agent.

7.5.                            No Assumption of Liability.  The Lien on Collateral granted hereunder is given as security only and shall not subject Agent or any Lender to, or in any way modify, any obligation or liability of Obligors relating to any Collateral.  In no event shall the grant of any Lien under any Loan Document secure an Excluded Swap Obligation of the granting Obligor.

7.6.                            Further Assurances.  All Liens granted to Agent under the Loan Documents are for the benefit of Secured Parties.  Promptly upon request, Obligors shall deliver such instruments and agreements, and shall take such actions, as Agent deems appropriate under Applicable Law to evidence or perfect its Lien on any Collateral, or otherwise to give effect to the intent of this Agreement.  Each Obligor authorizes Agent to file any financing statement that describes the Collateral as “all assets” or “all personal property” of such Obligor, or words to similar effect, and ratifies any action taken by Agent before the Restatement Date to effect or perfect its Lien on any Collateral.

SECTION 8.                                           COLLATERAL ADMINISTRATION

8.1.                            Borrowing Base Certificates.  Obligors shall deliver to Agent (and Agent shall promptly deliver same to Lenders) (i) by the fifteenth (15th) day of each calendar month, and at such other times as Agent may request, a Borrowing Base Certificate setting forth the amounts of Accounts, Inventory, Eligible Accounts, Eligible Inventory, the Accounts Formula Amount, the Inventory Formula Amount, the Availability Reserve, the Revolver Borrowing Base, the FILO Borrowing Base, the Revolver Exposure, the FILO Exposure and Availability as of the most recently ended Fiscal Month, and (ii) at any time Availability falls below the Reporting Frequency Increase Trigger, by Wednesday of each week, an updated Borrowing Base Certificate (which updated Borrowing Base Certificate shall include updated calculations of the Revolver Borrowing Base, FILO Borrowing Base and Availability as of the end of the most recently ended week based solely upon sales, collections and Loan activity since the last day of the Fiscal Month for which a monthly Borrowing Base Certificate shall have been prepared).  All calculations of Availability in any Borrowing Base Certificate shall originally be made by Obligors and certified by a Senior Officer, provided that Agent may from time to time review and, in its Permitted Discretion, adjust any such calculation (a) to reflect its estimate of declines in value of any Collateral, due to collections received or otherwise; or (b) to the extent Agent believes that the calculation was not made in accordance with this Agreement or does not accurately reflect the Availability Reserve.

8.2.                            Administration of Accounts.

8.2.1.                  Records and Schedules of Accounts.  Each Obligor shall keep accurate and complete records of its Accounts, including all payments and collections thereon, and shall submit to Agent sales, collection, reconciliation and other reports in form satisfactory to Agent, on such periodic basis as Agent may request.  Each Obligor shall also provide to Agent, on or before the 15th day of each month, a detailed aged trial balance of all Accounts as of the end of the most recent Fiscal Month, specifying each Account’s Account Debtor name and address, amount, invoice date and due date, showing any discount, allowance, credit, authorized return or dispute, and including such proof of delivery, copies of invoices and invoice registers, copies of related documents, repayment histories, status reports and other information as Agent may reasonably request.  If Accounts in an aggregate face amount of $250,000 or more cease to be Eligible Accounts, Obligors shall notify Agent of such occurrence promptly (and in any event within one Business Day) after any Obligor has knowledge thereof.

8.2.2.                  Taxes.  If an Account of any Obligor includes a charge for any Taxes, Agent is authorized, in its discretion, to pay the amount thereof to the proper taxing authority for the account of such Obligor and to charge Obligors therefor; provided, however, that neither Agent nor Lenders shall be liable for any Taxes that may be due from Obligors or with respect to any Collateral.

8.2.3.                  Account Verification.  Whether or not a Default or Event of Default exists, Agent shall have the right at any time, in the name of Agent, any designee of Agent or any Obligor, to verify the validity, amount or any other matter relating to any Accounts of Obligors by mail, telephone or otherwise.  Obligors shall cooperate fully with Agent in an effort to facilitate and promptly conclude any such verification process.

8.2.4.                  Maintenance of Dominion Accounts.  Obligors shall maintain Dominion Accounts pursuant to lockbox or other arrangements acceptable to Agent.  On or prior to the Restatement Date, Obligors shall have entered into agreements (in form and substance satisfactory to Agent) with Bank of America, in its capacity as lockbox servicer and Dominion Account bank, establishing Agent’s Lien on and control over all lockboxes and Dominion Accounts, which may be exercised by Agent during any Cash Dominion Period, requiring immediate deposit of all remittances received in a lockbox to a

Dominion Account. Agent and Lenders assume no responsibility to Obligors for any lockbox arrangement or Dominion Account, including any claim of accord and satisfaction or release with respect to any Payment Items accepted by any bank.

8.2.5.                  Proceeds of Collateral.  Borrowers shall request in writing and otherwise take all necessary steps to ensure that at all times from and after the Restatement Date, all payments on Accounts or otherwise relating to Collateral are made directly to a Dominion Account (or a lockbox relating to a Dominion Account).  If any Obligor or Subsidiary receives cash or Payment Items with respect to any Collateral, it shall hold same in trust for Agent and promptly (not later than the next Business Day) deposit same into a Dominion Account (or a lockbox which is swept into a Dominion Account).

8.3.                            Administration of Inventory.

8.3.1.                  Records and Reports of Inventory.  Each Obligor shall keep accurate and complete records of its Inventory, including costs and daily withdrawals and additions, and, prior to the 15th day after the end of each month, shall submit to Agent inventory and reconciliation reports for the most recently ended Fiscal Month in form satisfactory to Agent.  Each Obligor shall conduct a physical inventory at least once per calendar year (and on a more frequent basis if requested by Agent when an Event of Default exists) and periodic cycle counts consistent with historical practices, and shall provide to Agent a report based on each such inventory and count promptly upon completion thereof, together with such supporting information as Agent may request.  Agent may participate in and observe each physical count.

8.3.2.                  Returns of Inventory.  No Obligor shall return any Inventory to a supplier, vendor or other Person, whether for cash, credit or otherwise, unless (a) such return is in the Ordinary Course of Business; (b) no Default, Event of Default, Revolver Overadvance or FILO Overadvance exists or would result therefrom; (c) Agent is promptly notified if the aggregate Value of all Inventory returned in any month exceeds $375,000; and (d) any payment received by an Obligor for a return is promptly remitted to Agent for application to the Obligations.

8.3.3.                  Acquisition, Sale and Maintenance.  No Obligor shall acquire or accept any Inventory on consignment or approval, and shall take all steps to assure that all Inventory is produced in accordance with Applicable Law, including the FLSA.  No Obligor shall sell any Inventory on consignment or approval or any other basis under which the customer may return or require an Obligor to repurchase such Inventory.  Obligors shall use, store and maintain all Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity with all Applicable Law, and shall make current rent payments (within applicable grace periods provided for in leases) at all locations where any Collateral is located.

8.4.                            Administration of Equipment.

8.4.1.                  Records and Schedules of Equipment.  Each Obligor shall keep accurate and complete records of its Equipment, including kind, quality, quantity, cost, acquisitions and dispositions thereof, and shall submit to Agent, on such periodic basis as Agent may request, a current schedule thereof, in form satisfactory to Agent.  Promptly upon request, Obligors shall deliver to Agent evidence of their ownership or interests in any Equipment.

8.4.2.                  Dispositions of Equipment.  No Obligor shall sell, lease or otherwise dispose of any Equipment, without the prior written consent of Agent, other than (a) a Permitted Asset Disposition; and (b) replacement of Equipment that is worn, damaged or obsolete with Equipment of like function and value, if the replacement Equipment is acquired substantially contemporaneously with such disposition and is free of Liens (other than Permitted Liens).

8.4.3.                  Condition of Equipment.  The Equipment is in good operating condition and repair, and all necessary replacements and repairs have been made so that the value and operating efficiency of the Equipment is preserved at all times, reasonable wear and tear excepted.  Each Obligor shall ensure that the Equipment is mechanically and structurally sound, and capable of performing the functions for which it was designed, in accordance with manufacturer specifications.  No Obligor shall permit any Equipment to become affixed to real Property unless any landlord or mortgagee delivers a Lien Waiver.

8.5.                            Administration of Deposit Accounts.  Schedule 8.5 sets forth all Deposit Accounts maintained by Obligors, including all Dominion Accounts.  Each Obligor shall take all actions necessary to establish Agent’s control over each such Deposit Account (other than Excluded Deposit Accounts).  Each Obligor shall be the sole account holder of each Deposit Account and shall not allow any Person (other than Agent) to have control over a Deposit Account or any Property deposited therein.  Each Obligor shall promptly notify Agent of any opening or closing of a Deposit Account and, with the consent of Agent, will amend Schedule 8.5 to reflect same.

8.6.                            General Provisions.

8.6.1.                  Location of Collateral.  All tangible items of Collateral, other than Inventory in transit, shall at all times be kept by Obligors at the business locations set forth in Schedule 8.6.1, except that Obligors may (a) make sales or other dispositions of Collateral in accordance with Section 10.2.6; and (b) move Collateral to another location in the United States, upon 30 Business Days prior written notice to Agent.

8.6.2.                  Insurance of Collateral; Condemnation Proceeds.

(a)                                 Each Obligor shall maintain insurance with respect to the Collateral, covering casualty, hazard, theft, malicious mischief, flood and other risks, in amounts, with endorsements and with insurers (with a Best’s Financial Strength Rating of at least A-, unless otherwise approved by Agent) satisfactory to Agent.  All proceeds under each policy shall be payable to Agent.  From time to time upon request, Obligors shall deliver to Agent the originals or certified copies of its insurance policies and updated flood plain searches.  Unless Agent shall agree otherwise, each policy shall include satisfactory endorsements (i) showing Agent as loss payee; (ii) requiring 30 days prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever; and (iii) specifying that the interest of Agent shall not be impaired or invalidated by any act or neglect of any Obligor or the owner of the Property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy.  If any Obligor fails to provide and pay for any insurance, Agent may, at its option, but shall not be required to, procure the insurance and charge Obligors therefor.  Each Obligor agrees to deliver to Agent, promptly as rendered, copies of all reports made to insurance companies.  While no Event of Default exists, Obligors may settle, adjust or compromise any insurance claim, as long as the proceeds are delivered to Agent.  If an Event of Default exists, only Agent shall be authorized to settle, adjust and compromise such claims.

(b)                                 Any proceeds of insurance (other than proceeds from workers’ compensation or D&O insurance) and any awards arising from condemnation of any Collateral shall be paid to Agent.  Any such insurance proceeds or condemnation awards that relate to Inventory shall be applied first, to payment of any Revolver Overadvance and any FILO Overadvance, second, to payment of the Revolver Loans, third, to payment of the FILO Loans, fourth to payment of the Term Loans, and then, to the payment of any other Obligations outstanding.  Subject to clause (c) below, any insurance proceeds or condemnation awards that relate to Equipment or Real Estate shall be applied first, to payment of the Term Loans, second, to payment of any Revolver Overadvance and any FILO Overadvance, third, to payment of the Revolver Loans, fourth, to payment of the FILO Loans, and then, to the payment of any other Obligations outstanding.

(c)                                  If requested by Obligors in writing within 15 days after Agent’s receipt of any insurance proceeds or condemnation awards relating to any loss or destruction of Equipment or Real Estate, Obligors may use such proceeds or awards to repair or replace such Equipment or Real Estate (and until so used, the proceeds shall be held by Agent as Cash Collateral) as long as (i) no Default or Event of Default exists; (ii) such repair or replacement is promptly undertaken and concluded, in accordance with plans reasonably satisfactory to Agent; (iii) replacement buildings are constructed on the sites of the original casualties and are of comparable size, quality and utility to the destroyed buildings; (iv) the repaired or replaced Property is free of Liens, other than Permitted Liens that are not Purchase Money Liens; (v) Borrowers comply with disbursement procedures for such repair or replacement as Agent may reasonably require; and (vi) the aggregate amount of such proceeds or awards from any single casualty or condemnation does not exceed $2,000,000.

8.6.3.                  Protection of Collateral.  All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by Agent to any Person to realize upon any Collateral, shall be borne and paid by Obligors.  Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in Agent’s actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at Obligors’ sole risk.

8.6.4.                  Defense of Title.  Each Borrower shall defend its title to Collateral and Agent’s Liens therein against all Persons, claims and demands, except Permitted Liens.

8.7.                            Power of Attorney.  Each Obligor hereby irrevocably constitutes and appoints Agent (and all Persons designated by Agent) as such Obligor’s true and lawful attorney (and agent-in-fact) for the purposes provided in this Section.  Agent, or Agent’s designee, may, without notice and in either its or an Obligor’s name, but at the cost and expense of Obligors:

(a)                                 Endorse an Obligor’s name on any Payment Item remitted to or deposited in any lockbox or Dominion Account; and

(b)                                 During an Event of Default, (i) notify any Account Debtors of the assignment of their Accounts, demand and enforce payment of Accounts by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral, or any legal proceedings brought to collect Accounts or Collateral; (iii) sell or assign any Accounts and other Collateral upon such terms, for such amounts and at such times as Agent deems advisable; (iv) collect, liquidate and receive balances in Deposit Accounts or investment accounts, and take control, in any manner, of proceeds of Collateral; (v) prepare, file and sign an Obligor’s name to a proof of claim or other document in a bankruptcy of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to an Obligor, and notify postal authorities to deliver any such mail to an address designated by Agent; (vii) endorse any Chattel Paper, Document, Instrument, bill of lading, or other document or agreement relating to any Accounts, Inventory or other Collateral; (viii) use an Obligor’s stationery and sign its name to verifications of Accounts and notices to Account Debtors; (ix) use information contained in any data processing, electronic or information systems relating to Collateral; (x) make and adjust claims under insurance policies; (xi) take any action as may be necessary or appropriate to obtain payment under any letter of credit, banker’s acceptance or other instrument for which an Obligor is a beneficiary; and (xii) take all other actions as Agent deems appropriate to fulfill any Borrower’s obligations under the Loan Documents.

SECTION 9.                                           REPRESENTATIONS AND WARRANTIES

9.1.                            General Representations and Warranties.  To induce Agent and Lenders to enter into this Agreement and to make available the Commitments, Loans and Letters of Credit, each Obligor represents and warrants that:

9.1.1.                  Organization and Qualification.  Each Obligor and Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.  Each Obligor and Subsidiary is duly qualified, authorized to do business and in good standing as a foreign corporation in each jurisdiction where failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

9.1.2.                  Power and Authority.  Each Obligor is duly authorized to execute, deliver and perform its Loan Documents.  The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action, and do not (a) require any consent or approval of any holders of Equity Interests of any Obligor, except those already obtained; (b) contravene the Organic Documents of any Obligor; (c) violate or cause a default under any Applicable Law or Material Contract; or (d) result in or require the imposition of any Lien (other than Permitted Liens) on any Obligor’s Property.

9.1.3.                  Enforceability.  Each Loan Document is a legal, valid and binding obligation of each Obligor party thereto, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

9.1.4.                  Capital Structure.  Schedule 9.1.4 shows (a) for each Obligor and Subsidiary, its name, jurisdiction of organization and any agreement binding on the holders of its Equity Interests with respect to such Equity Interests, and (b) for each Subsidiary of the Company, its authorized and issued Equity Interests and the names of the holders of its Equity Interests.  Except as disclosed on Schedule 9.1.4, in the five years preceding the Restatement Date, no Obligor or Subsidiary has acquired any substantial assets from any other Person nor been the surviving entity in a merger or combination.  Each Obligor has good title to its Equity Interests in its Subsidiaries, subject only to Liens in favor of Agent, and all such Equity Interests are duly issued, fully paid and non-assessable.  Except for the Equity Interests issued under the Company’s 2006 Performance Equity Plan, the Company’s 2012 Incentive Compensation Plan, and inducement grants to new employees approved by the Compensation Committee of the Company’s Board of Directors, there are no outstanding purchase options, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney relating to Equity Interests of any Obligor or Subsidiary.

9.1.5.                  Title to Properties; Priority of Liens.  Each Obligor and Subsidiary has good and marketable title to (or valid leasehold interests in) all of its Real Estate, and good title to all of its personal Property, including all Property reflected in any financial statements delivered to Agent or Lenders, in each case free of Liens except Permitted Liens.  Except as otherwise indicated on Schedule 9.1.5, each Obligor and Subsidiary has paid and discharged all lawful claims that, if unpaid, could become a Lien on its Properties, other than Permitted Liens.  All Liens of Agent in the Collateral are duly perfected, first priority Liens, subject only to Permitted Liens that are expressly allowed to have priority over Agent’s Liens.

9.1.6.                  Accounts.  Agent may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by Obligors with respect thereto.  Obligors warrant, with respect to each Account at the time it is shown as an Eligible Account in a Borrowing Base Certificate, that:

(a)                                 it is genuine and in all respects what it purports to be, and is not evidenced by a judgment;

(b)                                 it arises out of a completed, bona fide sale and delivery of goods in the Ordinary Course of Business, and substantially in accordance with any purchase order, contract or other document relating thereto;

(c)                                  it is for a sum certain, maturing as stated in the invoice covering such sale, a copy of which has been furnished or is available to Agent on request;

(d)                                 it is not subject to any offset, Lien (other than Agent’s Lien), defense, dispute, counterclaim or other adverse condition except as arising in the Ordinary Course of Business and disclosed to Agent and is not subject to any discount or deduction except discounts and deductions arising in the Ordinary Course of Business consistent with past practices or otherwise disclosed in writing to Agent; and it is absolutely owing by the Account Debtor, without contingency in any respect;

(e)                                  no purchase order, agreement, document or Applicable Law restricts assignment of the Account to Agent (regardless of whether, under the UCC, the restriction is ineffective), and the applicable Obligor is the sole payee or remittance party shown on the invoice;

(f)                                   no extension, compromise, settlement, modification, credit, deduction or return has been authorized with respect to the Account, except discounts or allowances granted in the Ordinary Course of Business for prompt payment that are reflected on the face of the invoice related thereto and in the reports submitted to Agent hereunder; and

(g)                                  to the best of Obligors’ knowledge, (i) there are no facts or circumstances that are reasonably likely to impair the enforceability or collectibility of such Account; (ii) the Account Debtor had the capacity to contract when the Account arose, continues to meet the applicable Obligor’s customary credit standards, is Solvent, is not contemplating or subject to an Insolvency Proceeding, and has not failed, or suspended or ceased doing business; and (iii) there are no proceedings or actions threatened or pending against any Account Debtor that could reasonably be expected to have a material adverse effect on the Account Debtor’s financial condition.

9.1.7.                  Financial Statements.  The consolidated and consolidating balance sheets, and related statements of income, cash flow and shareholder’s equity, of Company and Subsidiaries that have been and are hereafter delivered to Agent and Lenders, are prepared in accordance with GAAP, and fairly present the financial positions and results of operations of Company and Subsidiaries at the dates and for the periods indicated.  All projections delivered from time to time to Agent and Lenders have been prepared in good faith, based on reasonable assumptions in light of the circumstances at such time.  Except as otherwise disclosed by the Company in its filings with the Securities and Exchange Commission, since December 31, 2014, there has been no change in the business, assets, Properties, liabilities, operations or financial condition of the Obligors, taken as a whole, that could reasonably be expected to have a Material Adverse Effect.  No financial statement delivered to Agent or Lenders at any time contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make such statement not materially misleading.  The Obligors, taken as a whole, are Solvent.

9.1.8.                  Surety Obligations.  Except as disclosed on Schedule 9.1.8, no Obligor or Subsidiary is obligated as surety or indemnitor under any bond or other Material Contract that assures payment or performance of any obligation of any Person, except as permitted hereunder.

9.1.9.                  Taxes.  Each Obligor and Subsidiary has filed all federal, state, provincial, municipal, foreign and local tax returns and other reports that it is required by law to file, and has paid, or made provision for the payment of, all Taxes upon it, its income and its Properties that are due and payable, except to the extent being Properly Contested.  The provision for Taxes on the books of each

Obligor and Subsidiary is adequate for all years not closed by applicable statutes, and for its current Fiscal Year.

9.1.10.           Brokers.  Except as disclosed on Schedule 9.1.10, there are no brokerage commissions, finder’s fees or investment banking fees payable in connection with any transactions contemplated by the Loan Documents.

9.1.11.           Intellectual Property. Each Obligor and Subsidiary owns or has the lawful right to use all Intellectual Property necessary for the conduct of its business, without conflict with any rights of others.  Except as disclosed on Schedule 9.1.11, there is no pending or, to any Obligor’s knowledge, threatened Intellectual Property Claim with respect to any Obligor, any Subsidiary or any of their Property (including any Intellectual Property).  Except as disclosed on Schedule 9.1.11, no Obligor or Subsidiary pays or owes any Royalty or other compensation to any Person with respect to any Intellectual Property.  All Intellectual Property owned, licensed by, or otherwise subject to any interests of, any Obligor or Subsidiary is shown on Schedule 9.1.11.

9.1.12.           Governmental Approvals.  Each Obligor and Subsidiary has, is in compliance with, and is in good standing with respect to, all Governmental Approvals necessary to conduct its business and to own, lease and operate its Properties.  All necessary import, export or other licenses, permits or certificates for the import or handling of any goods or other Collateral have been procured and are in effect, and Obligors and Subsidiaries have complied with all foreign and domestic laws with respect to the shipment and importation of any goods or Collateral, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.

9.1.13.           Compliance with Laws.  Each Obligor and Subsidiary has duly complied, and its Properties and business operations are in compliance, in all material respects with all Applicable Law, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.  There have been (i) no citations, notices of noncompliance or requests for information issued to any Obligor by the CPSC other than those described on Schedule 9.1.13, and (ii) no notices or orders of material noncompliance issued to any Obligor by any other Governmental Authority under any Applicable Law.  To the best knowledge of the Obligors, no Inventory has been produced by Obligors in violation of the FLSA or in violation of any CPSC Regulations.  The Obligors have current and effective certificates of compliance for each children’s product and each children’s toy that the Obligors sell, manufacture or distribute.  The Obligors conduct current testing of all children’s products and children’s toys that the Obligors sell, manufacture or distribute.  Except as described on Schedule 9.1.13, there are no pending or, to the knowledge of the Obligors, threatened regulatory actions or investigations by the CPSC with respect to the Obligors or any of the products or toys that the Obligors sell, manufacture or distribute.  To the best knowledge of the Obligors, none of the products or toys that the Obligors sell, manufacture or distribute contains a defect that could create a substantial product hazard or could create an unreasonable risk of serious injury or death.  The Obligors have complied in a timely manner with all reporting requirements under the CPSC Regulations.  To the best knowledge of the Obligors, the Obligors have not misrepresented in any report filed by the Obligors with the CPSC, the scope of the hazards posed by any toys or products that the Obligors sell, manufacture or distribute or the numbers of incidents or injuries that have been caused by or that have been alleged to have been caused by such toys and products.

9.1.14.           Compliance with Environmental Laws.  Except as disclosed on Schedule 9.1.14, no Obligor’s or Subsidiary’s past or present operations, Real Estate or other Properties are subject to any federal, state, provincial, municipal or local investigation to determine whether any remedial action is needed to address any environmental pollution, hazardous material or environmental clean-up.  No Obligor or Subsidiary has received any Environmental Notice.  No Obligor or Subsidiary has any contingent liability with respect to any Environmental Release, environmental pollution or hazardous material on any Real Estate now or previously owned, leased or operated by it.

9.1.15.           Burdensome Contracts.  No Obligor or Subsidiary is a party or subject to any contract, agreement or charter restriction that could reasonably be expected to have a Material Adverse Effect.  No Obligor or Subsidiary is party or subject to any Restrictive Agreement, except as shown on Schedule 9.1.15.  No such Restrictive Agreement prohibits the execution, delivery or performance of any Loan Document by an Obligor.

9.1.16.           Litigation.  Except as shown on Schedule 9.1.16, there are no proceedings or investigations pending or, to any Obligor’s knowledge, threatened against any Obligor or Subsidiary, or any of their businesses, operations, Properties, prospects or conditions, that (a) relate to any Loan Documents or transactions contemplated thereby; or (b) could reasonably be expected to have a Material Adverse Effect if determined adversely to any Obligor or Subsidiary.  Except as shown on such Schedule, no Obligor has a Commercial Tort Claim (other than, as long as no Default or Event of Default exists, a Commercial Tort Claim for less than $100,000).  No Obligor or Subsidiary is in default with respect to any order, injunction or judgment of any Governmental Authority.

9.1.17.           No Defaults.  No event or circumstance has occurred or exists that constitutes a Default or Event of Default.  No Obligor or Subsidiary is in default, and no event or circumstance has occurred or exists that with the passage of time or giving of notice would constitute a default, under any Material Contract or in the payment of any Borrowed Money.  There is no basis upon which any party (other than an Obligor or Subsidiary) could terminate a Material Contract prior to its scheduled termination date.

9.1.18.           ERISA.  Except as disclosed on Schedule 9.1.18:

(a)                                 Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code, and other federal and state laws.  Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of Borrowers, nothing has occurred which would prevent, or cause the loss of, such qualification.  Each Obligor and ERISA Affiliate has met all applicable requirements under the Code, ERISA and the Pension Protection Act of 2006, and no application for a waiver of the minimum funding standards or an extension of any amortization period has been made with respect to any Plan.

(b)                                 There are no pending or, to the knowledge of Borrowers, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted in or could reasonably be expected to have a Material Adverse Effect.

(c)                                  (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan, Canadian Pension Plan or Canadian MEPP has any Unfunded Pension Liability; (iii) no Obligor or ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) no Obligor or ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; (v) no Obligor or ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; and (vi) as of the most recent valuation date for any Pension Plan or Multiemployer Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is at least 60%, and no Obligor or ERISA Affiliate knows of any fact or circumstance that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of such date.

(d)                                 With respect to any Foreign Plan, (i) all employer and employee contributions required by law or by the terms of the Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and (iii) it has been registered as required and has been maintained in good standing with applicable regulatory authorities.

(e)                                  Except as would not reasonably be expected to result in a Material Adverse Effect: (i) each Obligor is in compliance with the requirements of the PBA and other federal, provincial or territorial Applicable Laws with respect to each Canadian Pension Plan, (ii) to the knowledge of the Obligors, no fact or situation that may reasonably be expected to result in liability to Obligors exists in connection with any Canadian Pension Plan, (iii) no Obligor or any Subsidiary of a Obligor has any withdrawal liability in connection with a Canadian Pension Plan or Canadian MEPP, and (iv) no Canadian MEPP requires any Obligor to make deficit payments.  No Termination Event has occurred.  No Lien has arisen in respect of Obligors or their property in connection with any Canadian Pension Plan or Canadian MEPP (save for contribution amounts not yet due).  All required contributions of any Obligor to each Canadian Pension Plan and Canadian MEPP have been made.  No Canadian Benefit Plan is self-insured, has deficit reserve or permits a retroactive increase in premiums.  All Canadian Pension Plans are administered by an Obligor, or an Obligor is the delegated administrator.

(f)                                   Neither SI UK nor any of its Subsidiaries is or has at any time been (i) an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pensions Schemes Act 1993); or (ii) “connected” with or an “associate” of (as those terms are used in sections 38 and 43 of the Pensions Act 2004) such an employer.

9.1.19.           Trade Relations.  Except as set forth on the Company’s filings with the Securities and Exchange Commission, there exists no actual or threatened termination, limitation or modification of any business relationship between any Obligor or Subsidiary and any customer or supplier, or any group of customers or suppliers, who individually or in the aggregate are material to the business of such Obligor or Subsidiary.  There exists no condition or circumstance that could reasonably be expected to impair the ability of any Obligor or Subsidiary to conduct its business at any time hereafter in substantially the same manner as conducted on the Original Closing Date.

9.1.20.           Labor Relations.  Except as described on Schedule 9.1.20, no Obligor or Subsidiary is party to or bound by any collective bargaining agreement, management agreement or consulting agreement (other than design services consulting agreements and other consulting agreements that have been disclosed to Agent).  There are no material grievances, disputes or controversies with any union or other organization of any Obligor’s or Subsidiary’s employees, or, to any Obligor’s knowledge, any asserted or threatened strikes, work stoppages or demands for collective bargaining.

9.1.21.           Payable Practices.  No Obligor or Subsidiary has made any material change in its historical accounts payable practices from those in effect on the Original Closing Date.

9.1.22.           Not a Regulated Entity.  No Obligor is (a) an “investment company” or a “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940; or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any public utilities code or any other Applicable Law regarding its authority to incur Debt.

9.1.23.           Margin Stock.  No Obligor or Subsidiary is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.  No Loan proceeds or Letters of Credit will be used by Obligors to purchase or carry, or to reduce or refinance any Debt incurred to purchase or carry, any Margin Stock or for any related purpose governed by Regulations T, U or X of the Board of Governors.

9.1.24.           OFAC.  No Borrower, Subsidiary or any director, officer, employee, agent, affiliate or representative thereof, is or is owned or controlled by any individual or entity that is currently the subject or target of any Sanction or is located, organized or resident in a Designated Jurisdiction.

9.2.                            Complete Disclosure.  No Loan Document contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make the statements contained therein not materially misleading.  There is no fact or circumstance that any Obligor has failed to disclose to Agent in writing that could reasonably be expected to have a Material Adverse Effect.

SECTION 10.                                    COVENANTS AND CONTINUING AGREEMENTS

10.1.                     Affirmative Covenants.  As long as any Commitments or Obligations are outstanding, each Obligor shall, and shall cause each Subsidiary to:

10.1.1.           Inspections; Appraisals.

(a)                                 Permit Agent from time to time, subject (except when a Default or Event of Default exists) to reasonable notice and normal business hours, to visit and inspect the Properties of any Obligor or Subsidiary, inspect, audit and make extracts from any Obligor’s or Subsidiary’s books and records, and discuss with its officers, employees, agents, advisors and independent accountants such Obligor’s or Subsidiary’s business, financial condition, assets, prospects and results of operations.  Lenders may participate in any such visit or inspection, at their own expense.  Neither Agent nor any Lender shall have any duty to any Obligor to make any inspection, nor to share any results of any inspection, appraisal or report with any Obligor.  Obligors acknowledge that all inspections, appraisals and reports are prepared by Agent and Lenders for their purposes, and Obligors shall not be entitled to rely upon them.

(b)                                 Reimburse Agent for all reasonable charges, costs and expenses of Agent in connection with (i) examinations of any Obligor’s books and records or any other financial or Collateral matters as Agent deems appropriate, up to two times per Loan Year; and (ii) appraisals of Inventory, up to two times per Loan Year; provided, however, that if an examination or appraisal is initiated (i) at any time Availability falls below 15% of the aggregate Revolver Commitments for a period of thirty (30) consecutive days, the Obligors shall reimburse Agent for up to three appraisals of Inventory and field examinations per Loan Year, and (ii) during a Default or Event of Default, all charges, costs and expenses therefor shall be reimbursed by Borrowers without regard to such limits.  Obligors agree to pay Agent’s then standard charges for examination activities, including the standard charges of Agent’s internal examination and appraisal groups, as well as the reasonable and documented charges of any third party used for such purposes.  No calculation of the Revolver Borrowing Base or FILO Borrowing Base shall include Collateral acquired in a Permitted Acquisition or otherwise outside the Ordinary Course of Business until completion of applicable field examinations and appraisals reasonably satisfactory to Agent.

(c)                                  Reimburse Agent for all reasonable charges, costs and expenses of Agent in connection with appraisals relating to the value of Borrower’s trade name as Agent deems necessary or appropriate, up to three times per each period of five Loan Years; provided, however, that if an appraisal is initiated during a Default or Event of Default, all charges, costs and expenses therefor shall be reimbursed by Borrowers without regard to such limit.  Obligors agree to pay Agent’s then standard charges for examination activities, including the standard charges of Agent’s internal examination and appraisal groups, as well as the charges of any third party used for such purposes.

10.1.2.           Financial and Other Information.  Keep adequate records and books of account with respect to its business activities, in which proper entries are made in accordance with GAAP reflecting all financial transactions; and furnish to Agent and Lenders:

(a)                                 as soon as available, and in any event within 90 days after the close of each Fiscal Year, balance sheets as of the end of such Fiscal Year and the related statements of income, cash flow and shareholders’ equity for such Fiscal Year, on consolidated and consolidating bases for Obligors and Subsidiaries, which consolidated statements shall be audited and certified (without qualification) by a firm of independent certified public accountants of recognized standing selected by Borrowers and acceptable to Agent, and shall set forth in comparative form corresponding figures for the preceding Fiscal Year and other information reasonably acceptable to Agent;

(b)                                 as soon as available, and in any event within 45 days after the end of each Fiscal Quarter ending thereafter, unaudited balance sheets as of the end of such quarter and the related statements of income and cash flow for such Fiscal Quarter and for the portion of the Fiscal Year then elapsed, on consolidated and, to the extent applicable, consolidating bases for Obligors and Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified by a Senior Officer of Obligors as prepared in accordance with GAAP and fairly presenting in all material respects the financial position and results of operations for such Fiscal Quarter and period, subject to normal year-end adjustments and the absence of footnotes;

(c)                                  as soon as available, and in any event within 30 days after the end of each month, unaudited balance sheets as of the end of the most recent Fiscal Month and the related statements of income and cash flow for such Fiscal Month and for the portion of the Fiscal Year then elapsed, on consolidated and, to the extent applicable, consolidating bases for Obligors and Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified by the chief financial officer of Borrower Agent as prepared in accordance with GAAP and fairly presenting the financial position and results of operations for such month and period, subject to normal year-end adjustments and the absence of footnotes;

(d)                                 concurrently with delivery of financial statements under clauses (a), (b) and (c) above, or more frequently if requested by Agent while a Default or Event of Default exists, a Compliance Certificate executed by the chief financial officer of Borrower Agent;

(e)                                  concurrently with delivery of financial statements under clause (a) above, copies of all management letters and other material reports submitted to Borrowers by their accountants in connection with such financial statements;

(f)                                   not later than thirty (30) days after the last day of each Fiscal Year, projections of Borrowers’ consolidated balance sheets, results of operations, cash flow and Availability for such Fiscal Year, on a Fiscal Month by Fiscal Month basis;

(g)                                  at Agent’s request, a listing of each Borrower’s trade payables, specifying the trade creditor and balance due, and a detailed trade payable aging, all in form satisfactory to Agent;

(h)                                 promptly after the sending or filing thereof, copies of any proxy statements, financial statements or reports that any Borrower has made generally available to its shareholders; copies of any regular, periodic and special reports or registration statements or prospectuses that any Borrower files with the Securities and Exchange Commission or any other Governmental Authority, or any securities exchange; and copies of any press releases or other statements made available by a Borrower to the public concerning material changes to or developments in the business of such Borrower;

(i)                                     promptly after the sending or filing thereof, copies of any annual report to be filed in connection with each Plan, Canadian Pension Plan or Foreign Plan; and

(j)                                    such other reports and information (financial or otherwise) as Agent may request from time to time in connection with any Collateral or any Borrower’s, Subsidiary’s or other Obligor’s financial condition or business.

10.1.3.           Notices.  Notify Agent and Lenders in writing, promptly after an Obligor’s obtaining knowledge thereof, of any of the following that affects an Obligor:  (a) the threat or commencement of any proceeding or investigation, whether or not covered by insurance, if an adverse determination could have a Material Adverse Effect; (b) any pending or threatened labor dispute, strike or walkout, or the expiration of any material labor contract; (c) any default under or termination of a Material Contract; (d) the existence of any Default or Event of Default; (e) any judgment in an amount exceeding $1,000,000; (f) the assertion of any Intellectual Property Claim, if an adverse resolution could have a Material Adverse Effect; (g) any violation or asserted violation of any Applicable Law (including ERISA, OSHA, FLSA or any Environmental Laws), if an adverse resolution could have a Material Adverse Effect; (h) any Environmental Release by an Obligor or on any Property owned, leased or occupied by an Obligor; or receipt of any Environmental Notice; (i) the occurrence of any ERISA Event or Termination Event; (j) the discharge of or any withdrawal or resignation by Borrowers’ independent accountants; (k) any opening of a new office or place of business, at least 30 days prior to such opening; (l) the threat or commencement of any regulatory action or investigation by the CPSC with respect to any Obligor or with respect to any product or toy sold, manufactured or distributed by any Obligor; (m) the receipt by any Obligor of any Epidemiological Report, the posting of any notice on SaferProducts.gov, or request for information issued to any Obligor by the CPSC, all with respect to any product or toy sold, manufactured or distributed by any Obligor; or (n) the commencement of any voluntary or involuntary recall of any product or toy that the Obligors sell, manufacture or distribute.

10.1.4.           Landlord and Storage Agreements.  Upon request, provide Agent with copies of all existing agreements, and promptly after execution thereof provide Agent with copies of all future agreements, between an Obligor and any landlord, warehouseman, processor, shipper, bailee or other Person that owns any premises at which any Collateral may be kept or that otherwise may possess or handle any Collateral.

10.1.5.           Compliance with Laws.  Comply with all Applicable Laws, including ERISA, PBA, Environmental Laws, FLSA, OSHA, Anti-Terrorism Laws, CPSC Regulations and laws regarding collection and payment of Taxes, and maintain all Governmental Approvals necessary to the ownership of its Properties or conduct of its business, unless failure to comply (other than failure to comply with Anti-Terrorism Laws) or maintain could not reasonably be expected to have a Material Adverse Effect.  Without limiting the generality of the foregoing, if any Environmental Release occurs at or on any Properties of any Obligor or Subsidiary, it shall act promptly and diligently to investigate and report to Agent and all appropriate Governmental Authorities the extent of, and to make appropriate remedial action to eliminate, such Environmental Release, whether or not directed to do so by any Governmental Authority.  Maintain adequate testing and other procedures to ensure the safety of all products and toys that the Obligors sell, manufacture or distribute.

10.1.6.           Taxes.  Pay and discharge all Taxes prior to the date on which they become delinquent or penalties attach, unless such Taxes are being Properly Contested.

10.1.7.           Insurance.  In addition to the insurance required hereunder with respect to Collateral, maintain insurance with insurers (with a Best Rating of at least A-, unless otherwise approved by Agent) satisfactory to Agent, (a) with respect to the Properties and business of Obligors and

Subsidiaries of such type (including product liability, workers’ compensation, larceny, embezzlement, or other criminal misappropriation insurance), in such amounts, and with such coverages and deductibles as are customary for companies similarly situated; and (b) business interruption insurance in an amount not less than $20,000,000, with deductibles and subject to an insurance assignment satisfactory to Agent, which shall provide for the proceeds of business interruption insurance to be payable to Agent for application to the Obligations.

10.1.8.           Licenses.  Keep each License which constitutes a Material Contract affecting any Collateral (including the manufacture, distribution or disposition of Inventory) or any other material Property of Obligors and Subsidiaries in full force and effect; promptly notify Agent of any proposed modification to any such License, or entry into any new License which constitutes a Material Contract, in each case at least 30 days prior to its effective date; pay all Royalties when due; and notify Agent of any default or breach asserted by any Person to have occurred under any License which constitutes a Material Contract.

10.1.9.           Future Subsidiaries.  Promptly notify Agent upon any Person becoming a Subsidiary and, if such Person is not a Foreign Subsidiary, cause it to guaranty the Obligations in a manner satisfactory to Agent, and to execute and deliver such documents, instruments and agreements and to take such other actions as Agent shall require to evidence and perfect a Lien in favor of Agent on all assets of such Person, including delivery of such legal opinions, in form and substance satisfactory to Agent, as it shall deem appropriate.

10.1.10.    UK Pension Schemes.  Ensure that neither SI UK nor any of its Subsidiaries is or has been at any time an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pension Schemes Act 1993) or “connected” with or an “associate” of (as those terms are used in sections 38 or 43 of the Pensions Act 2004) such an employer.

10.2.                     Negative Covenants.  As long as any Commitments or Obligations are outstanding, each Obligor shall not and shall not permit any Subsidiary (other than Foreign Subsidiaries) to:

10.2.1.           Permitted Debt.  Create, incur, guarantee or suffer to exist any Debt, except:

(a)                                 the Obligations;

(b)                                 Subordinated Debt;

(c)                                  Permitted Purchase Money Debt and obligations with respect to Capital Leases so long as the aggregate amount outstanding under this clause (c) does not exceed $2,500,000 at any time;

(d)                                 Borrowed Money listed on Schedule 10.2.1 (other than the Obligations, Subordinated Debt and Permitted Purchase Money Debt), but only to the extent outstanding on the Restatement Date and not satisfied with proceeds of Loans funded on the Restatement Date;

(e)                                  Debt with respect to Bank Products incurred in the ordinary course of business;

(f)                                   Debt that is in existence when a Person becomes a Subsidiary or that is secured by an asset when acquired by a Borrower or Subsidiary, as long as such Debt was not incurred in contemplation of such Person becoming a Subsidiary or such acquisition, and does not exceed $1,000,000 in the aggregate at any time;

(g)                                  Permitted Contingent Obligations;

(h)                                 Refinancing Debt as long as each Refinancing Condition is satisfied; and

(i)                                     Debt that is not included in any of the preceding clauses of this Section, is not secured by a Lien and does not exceed $1,000,000 in the aggregate at any time.

10.2.2.           Permitted Liens.  Create or suffer to exist any Lien upon any of its Property, except the following (collectively, “Permitted Liens”):

(a)                                 Liens in favor of Agent;

(b)                                 intentionally omitted;

(c)                                  Purchase Money Liens securing Permitted Purchase Money Debt;

(d)                                 Liens for Taxes not yet due or being Properly Contested;

(e)                                  inchoate statutory Liens (other than Liens for Taxes or imposed under ERISA) arising in the Ordinary Course of Business, but only if (i) payment of the obligations secured thereby is not yet due or is being Properly Contested, and (ii) such Liens do not materially impair the value or use of the Property or materially impair operation of the business of any Borrower or Subsidiary;

(f)                                   Liens incurred or deposits made in the Ordinary Course of Business to secure the performance of tenders, bids, leases, contracts (except those relating to Borrowed Money), statutory obligations and other similar obligations, or arising as a result of progress payments under government contracts, as long as such Liens are at all times junior to Agent’s Liens;

(g)                                  Liens arising in the Ordinary Course of Business that are subject to Lien Waivers;

(h)                                 Liens arising by virtue of a judgment or judicial order against any Borrower or Subsidiary, or any Property of a Borrower or Subsidiary, as long as such Liens are (i) in existence for less than 20 consecutive days or being Properly Contested, and (ii) at all times junior to Agent’s Liens;

(i)                                     easements, rights-of-way, restrictions, covenants or other agreements of record, and other similar charges or encumbrances on Real Estate, that do not secure any monetary obligation and do not interfere with the Ordinary Course of Business;

(j)                                    normal and customary rights of setoff upon deposits in favor of depository institutions, and Liens of a collecting bank on Payment Items in the course of collection;

(k)                                 Liens securing Debt permitted by Section 10.2.1(b) so long as such Lien does not cover more than the property subject to such Capital Lease;

(l)                                     with respect to any Collateral covered by the UK Security Agreements, any Security (as such term is defined in the UK Security Agreements) arising solely by operation of law or in the ordinary course of trading securing amounts not more than 30 days overdue and not arising as a result of any default or omission of an Obligor or its Subsidiaries; and

(o)                                 existing Liens shown on Schedule 10.2.2.

Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document (including any provision for, reference to, or acknowledgement of, any Lien or Permitted Lien), nothing herein and no approval by the Agent or any Lender of any Lien or Permitted Lien (whether such approval is oral or in writing) shall be construed as or deemed to constitute a subordination by the Agent or such Lender of any security interest or other right, interest or Lien in or to the Collateral or any part thereof in favor of any Lien or Permitted Lien or any holder of any Lien or Permitted Lien.

10.2.3.           [Intentionally Deleted].

10.2.4.           Distributions; Upstream Payments.  Declare or make any Distributions, except Upstream Payments; or create or suffer to exist any encumbrance or restriction on the ability of a Subsidiary to make any Upstream Payment, except for restrictions under the Loan Documents, under Applicable Law or in effect on the Restatement Date as shown on Schedule 9.1.15.

10.2.5.           Restricted Investments.  Make any Restricted Investment.

10.2.6.           Disposition of Assets.  Make any Asset Disposition, except a Permitted Asset Disposition, a disposition of Equipment under Section 8.4.2, or a transfer of Property by a Subsidiary or Obligor to a Borrower.

10.2.7.           Loans.  Make any loans or other advances of money to any Person, except (a) advances to an officer or employee for salary, travel expenses, commissions and similar items in the Ordinary Course of Business; (b) prepaid expenses and extensions of trade credit made in the Ordinary Course of Business; (c) deposits with financial institutions permitted hereunder;  (d) as long as no Default or Event of Default exists, intercompany loans by an Obligor to another Obligor, provided that intercompany loans from the Borrowers (i) to the Canadian Guarantors shall not exceed $500,000 in the aggregate at any time and (ii) to the UK Guarantors shall not exceed $1,000,000 in the aggregate at any time; and (e) so long as no Default or Event of Default exists, intercompany loans by Obligors to Foreign Subsidiaries not to exceed $500,000 in the aggregate at any time.

10.2.8.           Restrictions on Payment of Certain Debt.  Except in connection with any Refinancing permitted under Section 10.2.1, make any payments (whether voluntary or mandatory, or a prepayment, redemption, retirement, defeasance or acquisition) with respect to any (a) Subordinated Debt, except regularly scheduled payments of principal, interest and fees, but only to the extent permitted under any subordination agreement relating to such Debt (and a Senior Officer of Borrower Agent shall certify to Agent, not less than five Business Days prior to the date of payment, that all conditions under such agreement have been satisfied); or (b) Borrowed Money (other than the Obligations) prior to its due date under the agreements evidencing such Debt as in effect on the Original Closing Date (or as amended thereafter with the consent of Agent).

10.2.9.           Fundamental Changes.  (a) Change its name or conduct business under any fictitious name; change its tax, charter or other organizational identification number; change its form or state of organization, without, in the case of any such change described in this clause (a), providing not less than ten (10) days prior written notice to Agent, (b) liquidate, wind up its affairs or dissolve itself; or (c) merge, combine or consolidate with any Person, whether in a single transaction or in a series of related transactions, except for (i) mergers or consolidations of a wholly-owned Subsidiary with another wholly-owned Subsidiary or into a Borrower; or (ii) Permitted Acquisitions.

10.2.10.    Subsidiaries.  Form or acquire any Subsidiary after the Restatement Date, except in accordance with Sections 10.1.9, 10.2.5 and 10.2.9; or permit any existing Subsidiary to issue any additional Equity Interests except director’s qualifying shares.

10.2.11.    Organic Documents.  Amend, modify or otherwise change any of its Organic Documents in any manner adverse to the Lenders, except in connection with either a rights distribution by the Company or a transaction permitted under Section 10.2.9.

10.2.12.    Tax Consolidation.  File or consent to the filing of any consolidated income tax return with any Person other than Obligors and Subsidiaries.

10.2.13.    Accounting Changes.  Make any material change in accounting treatment or reporting practices, except as required by GAAP and in accordance with Section 1.2; or change its Fiscal Year.

10.2.14.    Restrictive Agreements.  Become a party to any Restrictive Agreement, except a Restrictive Agreement (a) in effect on the Restatement Date; (b) relating to secured Debt permitted hereunder, as long as the restrictions apply only to collateral for such Debt; or (c) constituting customary restrictions on assignment in leases and other contracts.

10.2.15.    Hedging Agreements.  Enter into any Hedging Agreement, except to hedge risks arising in the Ordinary Course of Business and not for speculative purposes.

10.2.16.    Conduct of Business.  Engage in any business, other than (i) the businesses conducted by the Obligors on the Restatement Date and activities incidental or supplemental thereto, and (ii) businesses similar to the business conducted by the Obligors on the Original Closing Date or other businesses approved by Agent in its Permitted Discretion.

10.2.17.    Affiliate Transactions.  Enter into or be party to any transaction with an Affiliate, except (a) transactions expressly permitted by the Loan Documents; (b) payment of reasonable compensation to officers and employees for services actually rendered, and payment of customary directors’ fees and indemnities; (c) transactions solely among Borrowers; (d) transactions with Affiliates that were consummated prior to the Restatement Date, as shown on Schedule 10.2.17; (e) intercompany loans permitted under Section 10.2.7; and (f) transactions with Affiliates in the Ordinary Course of Business, upon fair and reasonable terms fully disclosed to Agent and no less favorable than would be obtained in a comparable arm’s-length transaction with a non-Affiliate.

10.2.18.    Plans.  Become party to any Multiemployer Plan, Canadian Plan, Canadian MEPP or Foreign Plan, other than any in existence on the Restatement Date.

10.2.19.    Amendments to Subordinated Debt.  Amend, supplement or otherwise modify any document, instrument or agreement relating to the Subordinated Debt, if such modification (i) increases the principal balance of such Debt, or increases any required payment of principal or interest; (ii) accelerates the date on which any installment of principal or any interest is due, or adds any additional redemption, put or prepayment provisions; (iii) shortens the final maturity date or otherwise accelerates amortization; (iv) increases the interest rate; (v) increases or adds any fees or charges; (vi) modifies any covenant in a manner or adds any representation, covenant or default that is more onerous or restrictive in any material respect for any Obligor or Subsidiary, or that is otherwise materially adverse to any Obligor, any Subsidiary or Lenders; or (vii) results in the Obligations not being fully benefited by the subordination provisions thereof.

10.3.                     Financial Covenants.  As long as any Commitments or Obligations are outstanding, Obligors shall:

10.3.1.           Fixed Charge Coverage Ratio.  As of the end of each Fiscal Month, maintain a Fixed Charge Coverage Ratio of at least 1.0 to 1.0 for the period of twelve consecutive Fiscal Months most recently ended.

10.3.2.           Maximum Leverage Ratio.  As of the end of each Fiscal Quarter, maintain a Leverage Ratio of not greater than the ratio set forth below opposite such Fiscal Quarter:

Four Fiscal Quarters Ending	Maximum Leverage Ratio
July 4, 2015	5.75 to 1.00
October 3, 2015	5.50 to 1.00
January 2, 2016	5.00 to 1.00
April 2, 2016	5.00 to 1.00
July 2, 2016	4.75 to 1.00
October 1, 2016	4.50 to 1.00
December 31, 2016 through September 30, 2017	4.00 to 1.00
December 30, 2017 and thereafter	3.75 to 1.00

10.4.                     Restrictions on Activities of Company.  Obligors covenant and agree that Company shall not (i) hold any assets other than the Equity Interests of SI USA, SI UK or SI Asia cash and Cash Equivalents, (ii) have any material liabilities other than liabilities under the Loan Documents, tax liabilities in the Ordinary Course of Business, liabilities under employment agreements and written employment arrangements, and corporate, administrative and operating expenses in the Ordinary Course of Business, or (iii) engage in any business other than owning the Equity Interests of SI USA and activities incidental to such ownership, acting as a co-borrower in respect of the Obligations hereunder, and granting to Agent for the benefit of Lenders, security interests in and Liens upon its assets pursuant to the Security Documents to which it is a party.

10.5.                     Restrictions on Activities of Foreign Subsidiaries.  Obligors covenant and agree that (a) no Obligor shall guaranty any liabilities or obligations of any Foreign Subsidiary; (b) no Obligor shall make any Investment in, or transfer any properties or assets to, any Foreign Subsidiary, other than as permitted under Sections 10.2.5 and 10.2.17; (c) no Foreign Subsidiary shall create or suffer to exist any encumbrance or restriction on the ability of a Subsidiary to make any Upstream Payment, except for restrictions under the Loan Documents, under Applicable Law or in effect on the Restatement Date as shown on Schedule 9.1.15 and (d) the aggregate outstanding Debt owed by Foreign Subsidiaries (excluding Debt owed to Obligors that is permitted under Section 10.2.7) shall not at any time exceed the foreign currency equivalent of $250,000.

SECTION 11.                                    EVENTS OF DEFAULT; REMEDIES ON DEFAULT

11.1.                     Events of Default.  Each of the following shall be an “Event of Default” if it occurs for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:

(a)                                 An Obligor fails to pay any Obligations when due (whether at stated maturity, on demand, upon acceleration or otherwise);

(b)                                 Any representation, warranty or other written statement of an Obligor made in connection with any Loan Documents or transactions contemplated thereby is incorrect or misleading in any material respect when given;

(c)                                  An Obligor breaches or fail to perform any covenant contained in Section 7.2, 7.4, 8.1, 8.2.4, 8.2.5, 8.6.2, 10.1.1(a), 10.1.2, 10.2 or 10.3;

(d)                                 An Obligor breaches or fails to perform any other covenant contained in any Loan Documents, and such breach or failure is not cured within 15 days after a Senior Officer of such Obligor has knowledge thereof or receives notice thereof from Agent, whichever is sooner; provided, however, that such notice and opportunity to cure shall not apply if the breach or failure to perform is not capable of being cured within such period or is a willful breach by an Obligor;

(e)                                  A Guarantor repudiates, revokes or attempts to revoke its Guaranty; an Obligor or third party denies or contests the validity or enforceability of any Loan Documents or Obligations, or the perfection or priority of any Lien granted to Agent; or any Loan Document ceases to be in full force or effect for any reason (other than a waiver or release by Agent and Lenders);

(f)                                   Any (i) breach or default of an Obligor occurs under any Hedging Agreement, or any breach or default of an Obligor occurs under any instrument or agreement to which it is a party or by which it or any of its Properties is bound, relating to any Debt (other than the Obligations) in excess of $3,000,000, if, with respect to this clause (ii), the maturity of or any payment with respect to such Debt may be accelerated or demanded due to such breach;

(g)                                  Any judgment or order for the payment of money is entered against an Obligor in an amount that exceeds, individually or cumulatively with all unsatisfied judgments or orders against all Obligors, $2,000,000 (net of insurance coverage therefor that has not been denied by the insurer), unless a stay of enforcement of such judgment or order is in effect, by reason of a pending appeal or otherwise;

(h)                                 A loss, theft, damage or destruction occurs with respect to any Collateral if the amount not covered by insurance exceeds $2,000,000;

(i)                                     An Obligor is enjoined, restrained or in any way prevented by any Governmental Authority from conducting any material part of its business; an Obligor suffers the loss, revocation or termination of any material license, permit, lease or agreement necessary to its business; there is a cessation of any material part of an Obligor’s business for a material period of time; any material Collateral or Property of an Obligor is taken or impaired through condemnation; an Obligor agrees to or commences any liquidation, dissolution or winding up of its affairs; or an Obligor is not Solvent;

(j)                                    An Insolvency Proceeding is commenced by an Obligor; an Obligor makes an offer of settlement, extension or composition to its unsecured creditors generally; a trustee is appointed to take possession of any substantial Property of or to operate any of the business of an Obligor; or an Insolvency Proceeding is commenced against an Obligor and:  the Obligor consents to institution of the proceeding, the petition commencing the proceeding is not timely contested by the Obligor, the petition is not dismissed within 30 days after filing, or an order for relief is entered in the proceeding;

(k)                                 (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of an Obligor to a Pension Plan, Multiemployer Plan or PBGC or that constitutes grounds for appointment of a trustee for or termination by the PBGC of any Pension Plan or Multiemployer Plan; an Obligor or ERISA Affiliate fails to pay when due any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; (ii) a Termination Event shall occur which constitutes grounds for the termination under any Applicable Law, of any Canadian Pension Plan or Canadian MEPP or for the appointment by the appropriate Governmental Authority of a trustee for any Canadian Pension Plan, or if any Canadian Pension Plan or Canadian MEPP shall be terminated or any such trustee shall be requested or appointed, or if any Obligor is in default with respect to payments to a Canadian Pension Plan or Canadian MEPP resulting from their complete or partial withdrawal from such Canadian Pension Plan or Canadian MEPP or failure of any Obligor to make required payments to any Canadian Pension Plan or Canadian MEPP, or any Lien arises in respect of Obligors (save for contribution amounts not yet due) in connection with any Canadian Pension Plan or Canadian MEPP, or an Unfunded Pension Liability; (iii) an event occurs which constitutes grounds for the termination of any UK Pension Scheme or for the appointment of a receiver, liquidator, administrator or trustee in bankruptcy of any UK Pension Scheme or if any Loan Party is in default with respect to the terms of payment or the performance of its obligations under any UK Pension Scheme or any Lien arises in respect of any Loan Party in connection with any UK Pension Scheme or (iv) any event similar to the foregoing occurs or exists with respect to a Foreign Plan;

(l)                                     An Obligor or any of its Senior Officers is criminally indicted or convicted for (i) a felony committed in the conduct of the Obligor’s business, or (ii) violating any state or federal law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act) that could lead to forfeiture of any material Property or any Collateral;

(m)                             A Change of Control occurs;

(n)                                 Any event occurs or condition exists that has a Material Adverse Effect; or

(o)                                 Any fine is issued against any Obligors by the CPSC in an amount that exceeds, individually or cumulatively with all other fines issued by the CPSC against the Obligors within the prior 12 months, $1,000,000; or

(p)                                 Obligors institute a recall of products or toys constituting Inventory which: (i) is unsaleable or unable to be repaired and has an aggregate Value in excess of $2,000,000, (ii) results in, or could reasonably be expected to result in, the Obligors expending in excess of $2,000,000 in connection with the recall, repair, remediation or replacement of such Inventory, or (iii) results in, or could reasonably be expected to result in, the Obligors incurring claims, losses, liabilities or damages in excess of $5,000,000 in the aggregate (net of insurance coverage therefor that has not been denied by the insurer).

11.2.                     Remedies upon Default.  If an Event of Default described in Section 11.1(j) occurs with respect to any Borrower, then to the extent permitted by Applicable Law, all Obligations (other than Secured Bank Product Obligations) shall become automatically due and payable and all Commitments shall terminate, without any action by Agent or notice of any kind.  In addition, or if any other Event of Default exists, Agent may in its discretion (and shall upon written direction of Required Lenders) do any one or more of the following from time to time:

(a)                                 declare any Obligations (other than Secured Bank Product Obligations) immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Borrowers to the fullest extent permitted by law;

(b)                                 terminate, reduce or condition any Commitment, or make any adjustment to the Revolver Borrowing Base or FILO Borrowing Base;

(c)                                  require Obligors to Cash Collateralize LC Obligations, Secured Bank Product Obligations and other Obligations that are contingent or not yet due and payable, and, if Obligors fail promptly to deposit such Cash Collateral, Agent may (and shall upon the direction of Required Lenders) advance the required Cash Collateral as Revolver Loans (whether or not a Revolver Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied); and

(d)                                 exercise any other rights or remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC, PPSA or UK ST Law.  Such rights and remedies include the rights to (i) take possession of any Collateral; (ii) require Obligors to assemble Collateral, at Obligors’ expense, and make it available to Agent at a place designated by Agent; (iii) enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by an Obligor, Obligors agree not to charge for such storage); and (iv) sell or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, at such locations, all as Agent, in its discretion, deems advisable.  Each Obligor agrees that 10 days’ notice of any proposed sale or other disposition of Collateral by Agent shall be reasonable, and that any sale conducted on the internet or to a licensor of Intellectual Property shall be commercially reasonable.  Agent may conduct sales on any Obligor’s premises, without charge, and any sale may be adjourned from time to time in accordance with Applicable Law.  Agent shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and Agent may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may credit bid and set off the amount of such price against the

Obligations.

11.3.                     License.  Agent is hereby granted an irrevocable, non-exclusive license or other right to use, license or sub-license (without payment of royalty or other compensation to any Person) any or all Intellectual Property of Obligors, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral.  Each Obligor’s rights and interests under Intellectual Property shall inure to Agent’s benefit.

11.4.                     Setoff.  At any time during an Event of Default, Agent, Issuing Bank, Lenders, and any of their Affiliates are authorized, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Agent, Issuing Bank, such Lender or such Affiliate to or for the credit or the account of an Obligor against any Obligations, irrespective of whether or not Agent, Issuing Bank, such Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of Agent, Issuing Bank, such Lender or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of Agent, Issuing Bank, each Lender and each such Affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) that such Person may have.

11.5.                     Remedies Cumulative; No Waiver.

11.5.1.           Cumulative Rights.  All agreements, warranties, guaranties, indemnities and other undertakings of Obligors under the Loan Documents are cumulative and not in derogation of each other.  The rights and remedies of Agent and Lenders are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and are not exclusive of any other rights or remedies available by agreement, by law, at equity or otherwise.  All such rights and remedies shall continue in full force and effect until Full Payment of all Obligations.

11.5.2.           Waivers.  No waiver or course of dealing shall be established by (a) the failure or delay of Agent or any Lender to require strict performance by Obligors with any terms of the Loan Documents, or to exercise any rights or remedies with respect to Collateral or otherwise; (b) the making of any Loan or issuance of any Letter of Credit during a Default, Event of Default or other failure to satisfy any conditions precedent; or (c) acceptance by Agent or any Lender of any payment or performance by an Obligor under any Loan Documents in a manner other than that specified therein.  It is expressly acknowledged by Obligors that any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.

SECTION 12.                                    AGENT

12.1.                     Appointment, Authority and Duties of Agent.

12.1.1.           Appointment and Authority.  Each Secured Party appoints and designates Bank of America as Agent under all Loan Documents.  Agent may, and each Secured Party authorizes Agent to, enter into all Loan Documents to which Agent is intended to be a party and accept all Security Documents, for the benefit of Secured Parties.  Any action taken by Agent in accordance with the provisions of the Loan Documents, and the exercise by Agent of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized by and binding upon all Secured Parties.  Without limiting the generality of the foregoing, Agent shall have the sole and exclusive authority to (a) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with the Loan Documents; (b) execute and deliver as Agent each Loan

Document, including any intercreditor or subordination agreement, and accept delivery of each Loan Document; (c) act as collateral agent for Secured Parties for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; (d) manage, supervise or otherwise deal with Collateral; and (e) take any Enforcement Action or otherwise exercise any rights or remedies with respect to any Collateral or under any Loan Documents, Applicable Law or otherwise.  The duties of Agent are ministerial and administrative in nature only, and Agent shall not have a fiduciary relationship with any Secured Party, Participant or other Person, by reason of any Loan Document or any transaction relating thereto.  Agent alone shall be authorized to determine whether any Account or Inventory constitutes an Eligible Account, Eligible In-Transit Inventory or Eligible Inventory, whether to impose or release any reserve, or whether any conditions to funding or to issuance of a Letter of Credit have been satisfied, which determinations and judgments, if exercised in good faith, shall exonerate Agent from liability to any Secured Party or other Person for any error in judgment.

12.1.2.           Duties.  Agent shall not have any duties except those expressly set forth in the Loan Documents.  The conferral upon Agent of any right shall not imply a duty to exercise such right, unless instructed to do so by Lenders in accordance with this Agreement.

12.1.3.           Agent Professionals.  Agent may perform its duties through agents and employees.  Agent may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by an Agent Professional.  Agent shall not be responsible for the negligence or misconduct of any agents, employees or Agent Professionals selected by it with reasonable care.

12.1.4.           Instructions of Required Lenders.  The rights and remedies conferred upon Agent under the Loan Documents may be exercised without the necessity of joinder of any other party, unless required by Applicable Law. In determining compliance with a condition for any action hereunder, including satisfaction of any condition in Section 6, Agent may presume that the condition is satisfactory to a Secured Party unless Agent has received notice to the contrary from such Secured Party before Agent takes the action.  Agent may request instructions from Required Lenders or other Secured Parties with respect to any act (including the failure to act) in connection with any Loan Documents or Collateral, and may seek assurances to its satisfaction from Secured Parties of their indemnification obligations against Claims that could be incurred by Agent.  Agent may refrain from any act until it has received such instructions or assurances, and shall not incur liability to any Person by reason of so refraining.  Instructions of Required Lenders shall be binding upon all Secured Parties, and no Secured Party shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting pursuant to instructions of Required Lenders.  Notwithstanding the foregoing, instructions by and consent of specific parties shall be required to the extent provided in Section 14.1.1.  In no event shall Agent be required to take any action that, in its opinion, is contrary to Applicable Law or any Loan Documents or could subject any Agent Indemnitee to personal liability.

12.2.                     Agreements Regarding Collateral and Borrower Materials.

12.2.1.           Lien Releases; Care of Collateral.  Secured Parties authorize Agent to release any Lien with respect to any Collateral (a) upon Full Payment of the Obligations; (b) that is the subject of a disposition or Lien that Borrowers certify in writing is a Permitted Asset Disposition or a Permitted Lien entitled to priority over Agent’s Liens (and Agent may rely conclusively on any such certificate without further inquiry); (c) that does not constitute a material part of the Collateral; or (d) subject to Section 14.1, with the consent of Required Lenders.  Secured Parties authorize Agent to subordinate its Liens to any Purchase Money Lien or other Lien entitled to priority hereunder.  Agent shall have no obligation to assure that any Collateral exists or is owned by an Obligor, or is cared for, protected or insured, nor to assure that Agent’s Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral.

12.2.2.           Possession of Collateral.  Agent and Secured Parties appoint each Lender as agent (for the benefit of Secured Parties) for the purpose of perfecting Liens in any Collateral held or controlled by such Lender, to the extent such Liens are perfected by possession or control.  If any Lender obtains possession or control of any Collateral, it shall notify Agent thereof and, promptly upon Agent’s request, deliver such Collateral to Agent or otherwise deal with it in accordance with Agent’s instructions.

12.2.3.           Reports.  Agent shall promptly provide to Lenders, when complete, any field audit, examination or appraisal report prepared for Agent with respect to any Obligor or Collateral (“Report”).  Reports and other Borrower Materials may be made available to Lenders by providing access to them on the Platform, but Agent shall not be responsible for system failures or access issues that may occur from time to time.  Each Lender agrees (a) that Reports are not intended to be comprehensive audits or examinations, and that Agent or any other Person performing an audit or examination will inspect only specific information regarding the Obligations or Collateral and will rely significantly upon Obligors’ books, records and representations; (b) that Agent makes no representation or warranty as to the accuracy or completeness of any Borrower Materials and shall not be liable for any information contained in or omitted from any Borrower Materials, including any Report; and (c) to keep all Borrower Materials confidential and strictly for such Lender’s internal use, not to distribute any Report or other Borrower Materials (or the contents thereof) to any Person (except to such Lender’s Participants, attorneys and accountants), and to use all Borrower Materials solely for administration of the Obligations.  Each Lender shall indemnify and hold harmless Agent and any other Person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Borrower Materials, as well as from any Claims arising as a direct or indirect result of Agent furnishing same to such Lender, via the Platform or otherwise.

12.3.                     Reliance By Agent.  Agent shall be entitled to rely, and shall be fully protected in relying, upon any certification, notice or other communication (including those by telephone, telex, telegram, telecopy or e-mail) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person.  Agent shall have a reasonable and practicable amount of time to act upon any instruction, notice or other communication under any Loan Document, and shall not be liable for any delay in acting.

12.4.                     Action Upon Default.  Agent shall not be deemed to have knowledge of any Default or Event of Default, or of any failure to satisfy any conditions in Section 6, unless it has received written notice from a Borrower or Required Lenders specifying the occurrence and nature thereof.  If any Lender acquires knowledge of a Default, Event of Default or failure of such conditions, it shall promptly notify Agent and the other Lenders thereof in writing.  Each Secured Party agrees that, except as otherwise provided in any Loan Documents or with the written consent of Agent and Required Lenders, it will not take any Enforcement Action, accelerate Obligations (other than Secured Bank Product Obligations), or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales or other dispositions of Collateral, or to assert any rights relating to any Collateral.

12.5.                     Ratable Sharing.  If any Lender obtains any payment or reduction of any Obligation, whether through set-off or otherwise, in excess of its share of such Obligation, determined in accordance with each Lender’s Applicable Percentage of such Obligation (or in accordance with Section 5.6.2, as applicable), such Lender shall forthwith purchase from Agent, Issuing Bank and the other Lenders such participations in the affected Obligation as are necessary to share the excess payment or reduction in accordance with each Lender’s Applicable Percentage thereof (or in accordance with Section 5.6.2, as applicable).  If any of such payment or reduction is thereafter recovered from the purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.  Notwithstanding the foregoing, if a Defaulting Lender obtains a payment or reduction of any Obligation, it shall immediately turn over the amount thereof to Agent for application under Section 4.2.2 and it shall provide a written statement to Agent describing the Obligation affected by such payment or reduction.  No Lender shall set off against any Dominion Account without Agent’s prior consent.

12.6.                     Indemnification.  EACH SECURED PARTY SHALL INDEMNIFY AND HOLD HARMLESS AGENT INDEMNITEES AND ISSUING BANK INDEMNITEES, TO THE EXTENT NOT REIMBURSED BY OBLIGORS, ON A PRO RATA BASIS, AGAINST ALL CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY SUCH INDEMNITEE, PROVIDED THAT ANY CLAIM AGAINST AN AGENT INDEMNITEE RELATES TO OR ARISES FROM ITS ACTING AS OR FOR AGENT (IN THE CAPACITY OF AGENT).  In Agent’s discretion, it may reserve for any Claims made against an Agent Indemnitee or Issuing Bank Indemnitee, and may satisfy any judgment, order or settlement relating thereto, from proceeds of Collateral prior to making any distribution of Collateral proceeds to Secured Parties.  If Agent is sued by any receiver, trustee or other Person for any alleged preference or fraudulent transfer, then any monies paid by Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including attorneys’ fees) incurred in the defense of same, shall be promptly reimbursed to Agent by each Lender to the extent of its Applicable Percentage.  Notwithstanding anything to the contrary set forth herein, no Indemnitee shall be entitled to indemnification from any Lender for a claim that is directly and solely attributable to the gross negligence or willful misconduct of such Indemnitee.

12.7.                     Limitation on Responsibilities of Agent.  Agent shall not be liable to any Secured Party for any action taken or omitted to be taken under the Loan Documents, except for losses directly and solely caused by Agent’s gross negligence or willful misconduct.  Agent does not assume any responsibility for any failure or delay in performance or any breach by any Obligor, Lender or other Secured Party of any obligations under the Loan Documents.  Agent does not make any express or implied representation, warranty or guarantee to Secured Parties with respect to any Obligations, Collateral, Loan Documents or Obligor.  No Agent Indemnitee shall be responsible to Secured Parties for any recitals, statements, information, representations or warranties contained in any Loan Documents or Borrower Materials; the execution, validity, genuineness, effectiveness or enforceability of any Loan Documents; the genuineness, enforceability, collectibility, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; the validity, enforceability or collectibility of any Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor or Account Debtor.  No Agent Indemnitee shall have any obligation to any Secured Party to ascertain or inquire into the existence of any Default or Event of Default, the observance by any Obligor of any terms of the Loan Documents, or the satisfaction of any conditions precedent contained in any Loan Documents.

12.8.                     Successor Agent and Co-Agents.

12.8.1.           Resignation; Successor Agent.  Subject to the appointment and acceptance of a successor Agent as provided below, Agent may resign at any time by giving at least 30 days written notice thereof to Lenders and Borrower Agent.  Upon receipt of such notice, Required Lenders shall have the right to appoint a successor Agent which shall be (a) a Lender or an Affiliate of a Lender; or (b) a financial institution reasonably acceptable to Required Lenders and (provided no Default or Event of Default exists) Borrower Agent.  If no successor agent is appointed prior to the effective date of Agent’s resignation, then Agent may appoint a successor agent that is a financial institution acceptable to it, which shall be a Lender unless no Lender accepts the role.  Upon acceptance by a successor Agent of its appointment hereunder, such successor Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Agent without further act, and the retiring Agent shall be discharged from its duties and obligations hereunder but shall continue to have the benefits of the indemnification set forth in Sections 12.6 and 14.2.  Notwithstanding any Agent’s resignation, the provisions of this Section 12 shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while Agent.  Any successor to Bank of America by merger or acquisition of stock or this loan shall continue to be Agent hereunder without further act on the part of any Secured Party or Obligor.

12.8.2.           Co-Collateral Agent.  If necessary or appropriate under Applicable Law, Agent may appoint a Person to serve as a co-collateral agent or separate collateral agent under any Loan

Document.  Each right and remedy intended to be available to Agent under the Loan Document shall also be vested in such agent.  Secured Parties shall execute and deliver any instrument or agreement that Agent may request to effect such appointment.  If the agent shall die, dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of such agent, to the extent permitted by Applicable Law, shall vest in and be exercised by Agent until appointment of a new agent.

12.9.                     Due Diligence and Non-Reliance.  Each Lender acknowledges and agrees that it has, independently and without reliance upon Agent or any other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Obligor and its own decision to enter into this Agreement and to fund Loans and participate in LC Obligations hereunder.  Each Secured Party has made such inquiries as it feels necessary concerning the Loan Documents, Collateral and Obligors.  Each Secured Party acknowledges and agrees that the other Secured Parties have made no representations or warranties concerning any Obligor, any Collateral or the legality, validity, sufficiency or enforceability of any Loan Documents or Obligations.  Each Secured Party will, independently and without reliance upon any other Secured Party, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Loans and participating in LC Obligations, and in taking or refraining from any action under any Loan Documents.  Except for notices, reports and other information expressly requested by a Lender, Agent shall have no duty or responsibility to provide any Secured Party with any notices, reports or certificates furnished to Agent by any Obligor or any credit or other information concerning the affairs, financial condition, business or Properties of any Obligor (or any of its Affiliates) which may come into possession of Agent or its Affiliates.

12.10.              Remittance of Payments and Collections.

12.10.1.                Remittances Generally.  All payments by any Lender to Agent shall be made by the time and on the day set forth in this Agreement, in immediately available funds.  If no time for payment is specified or if payment is due on demand by Agent and request for payment is made by Agent by 11:00 a.m. on a Business Day, payment shall be made by Lender not later than 2:00 p.m. on such day, and if request is made after 11:00 a.m., then payment shall be made by 11:00 a.m. on the next Business Day.  Payment by Agent to any Secured Party shall be made by wire transfer, in the type of funds received by Agent.  Any such payment shall be subject to Agent’s right of offset for any amounts due from such payee under the Loan Documents.

12.10.2.                Failure to Pay.  If any Secured Party fails to pay any amount when due by it to Agent pursuant to the terms hereof, such amount shall bear interest, from the due date until paid in full, at the rate determined by Agent as customary for interbank compensation for two Business Days and thereafter at the Default Rate for Base Rate FILO Loans.  In no event shall Borrowers be entitled to receive credit for any interest paid by a Secured Party to Agent, nor shall any Defaulting Lender be entitled to interest on any amounts held by Agent pursuant to Section 4.2.

12.10.3.                Recovery of Payments.  If Agent pays an amount to a Secured Party in the expectation that a related payment will be received by Agent from an Obligor and such related payment is not received, then Agent may recover such amount from the Secured Party.  If Agent determines that an amount received by it must be returned or paid to an Obligor or other Person pursuant to Applicable Law or otherwise, then, notwithstanding any other term of any Loan Document, Agent shall not be required to distribute such amount to any Secured Party.  If any amounts received and applied by Agent to any Obligations are later required to be returned by Agent pursuant to Applicable Law, each Lender shall pay to Agent, on demand, such Lender’s Applicable Percentage of the amounts required to be returned.

12.11.              Individual Capacities.  As a Lender, Bank of America shall have the same rights and remedies under the Loan Documents as any other Lender, and the terms “Lenders,” “Required Lenders,” or any similar term shall include Bank of America in its capacity as a Lender.  Agent, Lenders and their

Affiliates may accept deposits from, lend money to, provide Bank Products to, act as financial or other advisor to, and generally engage in any kind of business with, Obligors and their Affiliates, as if they were not Agent or Lenders hereunder, without any duty to account therefor to any Secured Party.  In their individual capacities, Agent, Lenders and their Affiliates may receive information regarding Obligors, their Affiliates and their Account Debtors (including information subject to confidentiality obligations), and shall have no obligation to provide such information to any Secured Party.

12.12.              Titles.  Each Lender, other than Bank of America, that is designated (on the cover page of this Agreement or otherwise) by Bank of America as an “Arranger,” “Bookrunner” or “Agent” of any type shall have no right, power or duty under any Loan Documents other than those applicable to all Lenders, and shall in no event have any fiduciary duty to any Secured Party.

12.13.              Bank Product Providers.  Each Secured Bank Product Provider, by delivery of a notice to Agent of a Bank Product, agrees to be bound by the Loan Documents, including Sections 5.6, 14.3.3 and 12.  Each Secured Bank Product Provider shall indemnify and hold harmless Agent Indemnitees, to the extent not reimbursed by Obligors, against all Claims that may be incurred by or asserted against any Agent Indemnitee in connection with such provider’s Secured Bank Product Obligations.

12.14.              No Third Party Beneficiaries.  This Section 12 is an agreement solely among Secured Parties and Agent, and shall survive Full Payment of the Obligations.  This Section 12 does not confer any rights or benefits upon Borrowers or any other Person.  As between Obligors and Agent, any action that Agent may take under any Loan Documents or with respect to any Obligations shall be conclusively presumed to have been authorized and directed by Secured Parties.

SECTION 13.                                    BENEFIT OF AGREEMENT; ASSIGNMENTS

13.1.                     Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of Obligors, Agent, Lenders, Secured Parties, and their respective successors and assigns, except that (a) no Obligor shall have the right to assign its rights or delegate its obligations under any Loan Documents; and (b) any assignment by a Lender must be made in compliance with Section 13.3.  Agent may treat the Person which made any Loan as the owner thereof for all purposes until such Person makes an assignment in accordance with Section 13.3.  Any authorization or consent of a Lender shall be conclusive and binding on any subsequent transferee or assignee of such Lender.

13.2.                     Participations.

13.2.1.           Permitted Participants; Effect.  Subject to Section 13.3.3, any Lender may sell to a financial institution (“Participant”) a participating interest in the rights and obligations of such Lender under any Loan Documents.  Despite any sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, it shall remain solely responsible to the other parties hereto for performance of such obligations, it shall remain the holder of its Loans and Commitments for all purposes, all amounts payable by Obligors shall be determined as if it had not sold such participating interests, and Obligors and Agent shall continue to deal solely and directly with such Lender in connection with the Loan Documents.  Each Lender shall be solely responsible for notifying its Participants of any matters under the Loan Documents, and Agent and the other Lenders shall not have any obligation or liability to any such Participant.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.9 unless Borrower Agent agrees otherwise in writing.

13.2.2.           Voting Rights.  Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, waiver or other modification of a Loan Document other than that which forgives principal, interest or fees, reduces the stated interest rate or fees payable with respect to any Loan or Commitment in which such Participant has an interest, postpones the Revolver

Termination Date, the FILO Termination Date or any date fixed for any regularly scheduled payment of principal, interest or fees on such Loan or Commitment, or releases any Borrower, Guarantor or substantially all Collateral.

13.2.3.           Participant Register.  Each Lender that sells a participation shall, acting as a non-fiduciary agent of Borrowers (solely for tax purposes), maintain a register in which it enters the Participant’s name, address and interest in Commitments, Loans (and stated interest) and LC Obligations.  Entries in the register shall be conclusive, absent manifest error, and such Lender shall treat each Person recorded in the register as the owner of the participation for all purposes, notwithstanding any notice to the contrary.  No Lender shall have an obligation to disclose any information in such register except to the extent necessary to establish that a Participant’s interest is in registered form under the Code.

13.2.4.           Benefit of Set-Off.  Obligors agree that each Participant shall have a right of set-off in respect of its participating interest to the same extent as if such interest were owing directly to a Lender, and each Lender shall also retain the right of set-off with respect to any participating interests sold by it.  By exercising any right of set-off, a Participant agrees to share with Lenders all amounts received through its set-off, in accordance with Section 12.5 as if such Participant were a Lender.

13.3.                     Assignments.

13.3.1.           Permitted Assignments.  A Lender may assign to an Eligible Assignee any of its rights and obligations under the Loan Documents, as long as (a) each assignment is of a constant, and not a varying, percentage of the transferor Lender’s rights and obligations under the Loan Documents and, in the case of a partial assignment, is in a minimum principal amount of $10,000,000 (unless otherwise agreed by Agent in its discretion) and integral multiples of $500,000 in excess of that amount; (b) except in the case of an assignment in whole of a Lender’s rights and obligations, the aggregate amount of the Commitments retained by the transferor Lender is at least $10,000,000 (unless otherwise agreed by Agent in its discretion); and (c) the parties to each such assignment shall execute and deliver to Agent, for its acceptance and recording, an Assignment and Acceptance.  Nothing herein shall limit the right of a Lender to pledge or assign any rights under the Loan Documents to secure obligations of such Lender, including a pledge or assignment to a Federal Reserve Bank; provided, however, that no such pledge or assignment shall release the Lender from its obligations hereunder nor substitute the pledge or assignee for such Lender as a party hereto.

13.3.2.           Effect; Effective Date.  Upon delivery to Agent of an assignment notice in the form of Exhibit B and a processing fee of $3,500 (unless otherwise agreed by Agent in its discretion), the assignment shall become effective as specified in the notice, if it complies with this Section 13.3.  From such effective date, the Eligible Assignee shall for all purposes be a Lender under the Loan Documents, and shall have all rights and obligations of a Lender thereunder.  Upon consummation of an assignment, the transferor Lender, Agent and Borrowers shall make appropriate arrangements for issuance of replacement and/or new notes, if applicable.  The transferee Lender shall comply with Section 5.10 and deliver, upon request, an administrative questionnaire satisfactory to Agent.

13.3.3.           Certain Assignees.  No assignment or participation may be made to an Obligor, Affiliate of an Obligor, Defaulting Lender or natural person. Agent shall have no obligation to determine whether any assignee is permitted under the Loan Documents.  Any assignment by a Defaulting Lender shall be effective only upon payment by the Eligible Assignee or Defaulting Lender to Agent of an aggregate amount sufficient, upon distribution (through direct payment, purchases of participations or other compensating actions as Agent deems appropriate), to satisfy all funding and payment liabilities then owing by the Defaulting Lender hereunder.  If an assignment by a Defaulting Lender shall become effective under Applicable Law for any reason without compliance with the foregoing sentence, then the assignee shall be deemed a Defaulting Lender for all purposes until such compliance occurs.

13.3.4.           Register.  Agent, acting as a non-fiduciary agent of Obligors (solely for tax purposes), shall maintain (a) a copy of each Assignment and Acceptance delivered to it, and (b) a register for recordation of the names, addresses and Commitments of, and the Loans, interest and LC Obligations owing to, each Lender.  Entries in the register shall be conclusive, absent manifest error, and Obligors, Agent and Lenders shall treat each lender recorded in such register as a Lender for all purposes under the Loan Documents, notwithstanding any notice to the contrary.  Agent may choose to show only one Borrower as the borrower in the register, without any effect on the liability of any Obligor with respect to the Obligations.  The register shall be available for inspection by Obligors or any Lender, from time to time upon reasonable notice.

13.4.                     Replacement of Certain Lenders.  If a Lender (a) fails to give its consent to any amendment, waiver or action for which consent of all Lenders was required and Required Lenders consented, or (b) is a Defaulting Lender, then, in addition to any other rights and remedies that any Person may have, Agent or Borrower Agent may, by notice to such Lender within 120 days after such event, require such Lender to assign all of its rights and obligations under the Loan Documents to Eligible Assignee(s), pursuant to appropriate Assignment and Acceptance(s), within 20 days after the notice.  Agent is irrevocably appointed as attorney-in-fact to execute any such Assignment and Acceptance if the Lender fails to execute it.  Such Lender shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Loan Documents through the date of assignment.

SECTION 14.                                    THE GUARANTEE

14.1.                     Guarantee.  The Guarantors hereby guarantee to each Lender, the Issuing Bank and Agent and their respective successors and permitted assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the Obligations.  The Guarantors hereby further agree that if the Borrowers shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the obligations, the Guarantors will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

14.2.                     Obligations Unconditional.  The obligations of the Guarantors under Section 14.1 are absolute and unconditional irrespective of the value, genuineness, validity, regularity or enforceability of this Agreement, the other Loan Documents or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 14.2 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances.  Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder, which shall remain absolute and unconditional as described above:

(I)                                   AT ANY TIME OR FROM TIME TO TIME, WITHOUT NOTICE TO SUCH GUARANTORS, THE TIME FOR ANY PERFORMANCE OF OR COMPLIANCE WITH ANY OF THE OBLIGATIONS SHALL BE EXTENDED, OR SUCH PERFORMANCE OR COMPLIANCE SHALL BE WAIVED;

(II)                              ANY OF THE ACTS MENTIONED IN ANY OF THE PROVISIONS HEREOF OR OF THE OTHER LOAN DOCUMENTS OR ANY OTHER AGREEMENT OR INSTRUMENT REFERRED TO HEREIN OR THEREIN SHALL BE DONE OR OMITTED;

(III)                         THE MATURITY OF ANY OF THE OBLIGATIONS SHALL BE ACCELERATED, OR ANY OF THE OBLIGATIONS SHALL BE MODIFIED, SUPPLEMENTED OR AMENDED IN ANY RESPECT, OR ANY RIGHT HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS OR ANY OTHER AGREEMENT OR INSTRUMENT REFERRED TO HEREIN OR THEREIN SHALL BE WAIVED OR ANY OTHER GUARANTEE OF ANY OF THE OBLIGATIONS OR ANY SECURITY THEREFOR SHALL BE RELEASED OR EXCHANGED IN WHOLE OR IN PART OR OTHERWISE DEALT WITH; OR

(IV)                          ANY LIEN OR SECURITY INTEREST GRANTED TO, OR IN FAVOR OF, AGENT, THE ISSUING BANK OR ANY LENDER OR LENDERS AS SECURITY FOR ANY OF THE OBLIGATIONS SHALL FAIL TO BE PERFECTED.

EACH GUARANTOR HEREBY EXPRESSLY WAIVES DILIGENCE, PRESENTMENT, DEMAND OF PAYMENT, PROTEST AND ALL NOTICES WHATSOEVER, AND ANY REQUIREMENT THAT AGENT, THE ISSUING BANK OR ANY LENDER EXHAUST ANY RIGHT, POWER OR REMEDY OR PROCEED AGAINST BORROWERS OR ANY OTHER GUARANTOR HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS OR ANY OTHER AGREEMENT OR INSTRUMENT REFERRED TO HEREIN OR THEREIN, OR AGAINST ANY OTHER PERSON UNDER ANY OTHER GUARANTEE OF, OR SECURITY FOR, ANY OF THE OBLIGATIONS, AND HEREBY WAIVE THE BENEFITS OF DIVISION AND DISCUSSION.

14.3.                     Reinstatement.  The obligations of the Guarantors under this Section 14 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Borrower in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify Agent, the Issuing Bank and each Lender on demand for all reasonable costs and expenses (including fees and expenses of counsel) incurred by Agent, any Lender or the Issuing Bank in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

14.4.                     Subrogation.  Until Full Payment of the Obligations, each of the Guarantors hereby waives all rights of subrogation or contribution, whether arising by contract or operation of law (including, without limitation, any such right arising under the bankruptcy code, as amended) or otherwise by reason of any payment by it pursuant to the provisions of this Section 14 and further agrees with each Borrower for the benefit of each creditor of such Borrower (including Agent, the Issuing Bank and each Lender) that any such payment by it shall constitute a contribution of capital by such Guarantor to such Borrower.

14.5.                     Remedies.  The Guarantors agree that, as between the Guarantors and the Lenders, the Obligations of Borrowers hereunder may be declared to be forthwith due and payable as provided in Section 11.2 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 11.2) for purposes of Section 14.1 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against Borrowers and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such Obligations (whether or not due and payable by Borrowers) shall forthwith become due and payable by the Guarantor for purposes of, and, in the case of the Canadian Guarantors, subject to the limitations set forth in, Section 14.1.

14.6.                     Instrument for the Payment of Money.  Each of the Guarantors hereby acknowledges that the guarantee in this Section 14 constitutes an instrument for the payment of money only, and consents and agrees that Agent, the Issuing Bank, or any Lender, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to summary judgment or such other expedited procedure as may be available for a suit on a note or other instrument for the payment of money only.

14.7.                     Continuing Guarantee.  The guarantee in this Section 14 is a continuing guarantee and shall apply to all Obligations whenever arising.

14.8.                     General Limitation on Amount of Obligations Guaranteed.   In any action or proceeding involving any state or non-U.S. corporate law, or any state or federal or non-U.S. bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of the Guarantors under Section 14.1 would otherwise be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 14.1, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by the Guarantors, any Lender, Agent or other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

14.9.                     Joint Enterprise.  Each Guarantor acknowledges that (a) the Obligors’ business is a mutual and collective enterprise, and the successful operation of each Obligor is dependent upon the successful performance of the integrated group and (b) such Guarantor shall derive direct and indirect economic and other benefits from the establishment by the Secured Parties of the credit facility under this Agreement in favor of Borrowers.

14.10.              Subordination.  Each Borrower and each Guarantor hereby subordinates any claims, including any right of payment, subrogation, contribution and indemnity that it may have at any time against any other Obligor, howsoever arising, to the Full Payment of the Obligations.

14.11.              Conflicts with Canadian Guaranty or UK Guaranty.  In the event that any of the terms of this Section 14 conflict with (i) the Canadian Guaranty as they relate to the Canadian Guarantors and/or (ii) the UK Guaranty as they relate to the UK Guarantors, the terms of the Canadian Guaranty and/or the UK Guaranty (as applicable) shall control.

SECTION 15.                                    MISCELLANEOUS

15.1.                     Consents, Amendments and Waivers.

15.1.1.           Amendment.  No modification of any Loan Document, including any extension or amendment of a Loan Document or any waiver of a Default or Event of Default, shall be effective without the prior written agreement of Agent (with the consent of Required Lenders) and each Obligor party to such Loan Document; provided, however, that

(a)                                 without the prior written consent of Agent, no modification shall be effective with respect to any provision in a Loan Document that relates to any rights, duties or discretion of Agent;

(b)                                 without the prior written consent of Issuing Bank, no modification shall be effective with respect to any LC Obligations, Section 2.3 or any other provision in a Loan Document that relates to any rights, duties or discretion of Issuing Bank;

(c)                                  without the prior written consent of each affected Lender, including a Defaulting Lender, no modification shall be effective that would (i) increase the Commitment of such Lender; (ii) reduce the amount of, or waive or delay payment of, any principal, interest or fees payable to such Lender (except as provided in Section 4.2); (iii) extend the Revolver Termination Date, the FILO Termination

Date or the Term Loan Maturity Date applicable to such Lender’s Obligations; or (iv) amend this clause (c);

(d)                                 without the prior written consent of all Lenders having Revolver Commitments (or if the Revolver Commitments have terminated, all Lenders having outstanding Revolver Loans), amend the definition of the term “Revolver Borrowing Base” (or any defined term used in the definition of “Revolver Borrowing Base”, provided that the Agent may in its Permitted Discretion, without the necessity of obtaining the consent of any Lender, increase or decrease the amount of the Availability Reserve, or increase, decrease, add or eliminate any of the components thereof, or reduce the percentages used in the definitions of Accounts Formula Amount and Inventory Formula Amount);

(e)                                  without the prior written consent of all Lenders having FILO Commitments (or if the FILO Commitments have terminated, all Lenders having outstanding FILO Loans), amend the definition of the term “FILO Borrowing Base” (or any defined term used in the definition of “FILO Borrowing Base”, provided that the Agent may in its Permitted Discretion, without the necessity of obtaining the consent of any Lender, reduce the Applicable FILO Account Advance Percentage and/or the Applicable FILO Inventory Advance Percentage);

(f)                                   without the prior written consent of all Lenders (except any Defaulting Lender), no modification shall be effective that would (i) alter Sections 5.6.2, 7.1 (except to add Collateral) or 15.1.1; (ii) amend the definitions of the terms “Applicable Percentage” or “Required Lenders”; (iii) release all or substantially all of the Collateral; (iv) subordinate the Liens in favor of Agent securing the Obligations to Liens in favor of any other Person (other than (x) Purchase Money Liens securing Permitted Purchase Money Debt, and (y) Liens securing obligations with respect to Capital Leases permitted by Section 10.2.1(b), which Liens do not cover more than the property subject to the applicable Capital Leases);  or (v) except in connection with a merger, disposition or similar transaction expressly permitted hereby, release any Obligor from liability for any Obligations; and

(g)                                  without the prior written consent of a Secured Bank Product Provider, no modification shall be effective that affects its relative payment priority under Section 5.6.2.

15.1.2.           Limitations.  The agreement of Obligors shall not be necessary to the effectiveness of any modification of a Loan Document that deals solely with the rights and duties of Lenders, Agent and/or Issuing Bank as among themselves.  Only the consent of the parties to any agreement relating to fees or a Bank Product shall be required for modification of such agreement, and no Bank Product provider (in such capacity) shall have any right to consent to modification of any Loan Document other than its Bank Product agreement.  Any waiver or consent granted by Agent or Lenders hereunder shall be effective only if in writing and only for the matter specified.

15.1.3.           Payment for Consents.  No Obligor will, directly or indirectly, pay any remuneration or other thing of value, whether by way of additional interest, fee or otherwise, to any Lender (in its capacity as a Lender hereunder) as consideration for agreement by such Lender with any modification of any Loan Documents, unless such remuneration or value is concurrently paid, on the same terms, to all Lenders providing their consent, in accordance with each such Lender’s Applicable Percentage.

15.2.                     Indemnity.  EACH OBLIGOR SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE, INCLUDING CLAIMS ASSERTED BY ANY OTHER OBLIGOR OR OTHER PERSON OR ARISING FROM THE NEGLIGENCE OF AN INDEMNITEE.  In no event shall any party to a Loan Document have any obligation thereunder to indemnify or hold harmless an Indemnitee with respect to a Claim that is determined in a final, non-

appealable judgment by a court of competent jurisdiction to result from the gross negligence or willful misconduct of such Indemnitee.

15.3.                     Notices and Communications.

Notice Address.  Subject to Section 4.1.4, all notices and other communications by or to a party hereto shall be in writing and shall be given to any Obligor, at Borrower Agent’s address shown on the signature pages hereof, and to any other Person at its address shown on the signature pages hereof (or, in the case of a Person who becomes a Lender after the Restatement Date, at the address shown on its Assignment and Acceptance), or at such other address as a party may hereafter specify by notice in accordance with this Section 14.3.  Each communication shall be effective only (a) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received; (b) if given by mail, three Business Days after deposit in the U.S. mail, with first-class postage pre-paid, addressed to the applicable address; or (c) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged.  Notwithstanding the foregoing, no notice to Agent pursuant to Section 2.1.4, 2.3, 3.1.2, 4.1.1 or 5.3.3 shall be effective until actually received by the individual to whose attention at Agent such notice is required to be sent.  Any written communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party.  Any notice received by Borrower Agent shall be deemed received by all Obligors.

Electronic Communications; Voice Mail.  Electronic mail and internet websites may be used only for routine communications, such as delivery of Borrower Materials, administrative matters, distribution of Loan Documents, and matters permitted under Section 4.1.4.  Agent and Lenders make no assurances as to the privacy and security of electronic communications.  Electronic and voice mail may not be used as effective notice under the Loan Documents.

Platform.  Borrower Materials shall be delivered pursuant to procedures approved by Agent, including electronic delivery (if possible) upon request by Agent to an electronic system maintained by Agent (“Platform”).  Borrowers shall notify Agent of each posting of Borrower Materials on the Platform and the materials shall be deemed received by Agent only upon its receipt of such notice.  Borrower Materials and other information relating to this credit facility may be made available to Secured Parties on the Platform.  The Platform is provided “as is” and “as available.”  Agent does not warrant the accuracy or completeness of any information on the Platform nor the adequacy or functioning of the Platform, and expressly disclaims liability for any errors or omissions in the Borrower Materials or any issues involving the Platform.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS, OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY AGENT WITH RESPECT TO BORROWER MATERIALS OR THE PLATFORM.  Lenders acknowledge that Borrower Materials may include material non-public information of Obligors and should not be made available to any personnel who do not wish to receive such information or who may be engaged in investment or other market-related activities with respect to any Obligor’s securities.  No Agent Indemnitee shall have any liability to Borrowers, Secured Parties or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) relating to use by any Person of the Platform or delivery of Borrower Materials and other information through the Platform.

Non-Conforming Communications.  Agent and Lenders may rely upon any communications purportedly given by or on behalf of any Obligor even if they were not made in a manner specified herein, were incomplete or were not confirmed, or if the terms thereof, as understood by the recipient, varied from a later confirmation.  Each Obligor shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any electronic or telephonic communication purportedly given by or on behalf of an Obligor.

15.4.                     Performance of Obligors’ Obligations.  Agent may, in its discretion at any time and from time to time, at Obligors’ expense, pay any amount or do any act required of an Obligor under any Loan Documents or otherwise lawfully requested by Agent to (a) enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of Agent’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien.  All payments, costs and expenses (including Extraordinary Expenses) of Agent under this Section shall be reimbursed to Agent by Borrowers, on demand, with interest from the date incurred until paid in full, at the Default Rate applicable to Base Rate FILO Loans.  Any payment made or action taken by Agent under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.

15.5.                     Credit Inquiries.  Agent and Lenders may (but shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Obligor or Subsidiary.

15.6.                     Severability.  Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law.  If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.

15.7.                     Cumulative Effect; Conflict of Terms.  The provisions of the Loan Documents are cumulative.  The parties acknowledge that the Loan Documents may use several limitations or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided.  Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.

15.8.                     Counterparts.  Any Loan Document may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement shall become effective when Agent has received counterparts bearing the signatures of all parties hereto.  Agent may (but shall have no obligation to) accept any signature, contract formation or record-keeping through electronic means, which shall have the same legal validity and enforceability as manual or paper-based methods, to the fullest extent permitted by Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any similar state law based on the Uniform Electronic Transactions Act.

15.9.                     Entire Agreement.  Time is of the essence with respect to all Loan Documents and Obligations.  The Loan Documents constitute the entire agreement, and supersede all prior understandings and agreements, among the parties relating to the subject matter thereof.

15.10.              Relationship with Lenders.  The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Commitments of any other Lender.  Amounts payable hereunder to each Lender shall be a separate and independent debt.  It shall not be necessary for Agent or any other Lender to be joined as an additional party in any proceeding for such purposes.  Nothing in this Agreement and no action of Agent, Lenders or any other Secured Party pursuant to the Loan Documents or otherwise shall be deemed to constitute Agent and any Secured Party to be a partnership, joint venture or similar arrangement, nor to constitute control of any Obligor.

15.11.              No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated by any Loan Document, Obligors acknowledge and agree that (a)(i) this credit facility and any related arranging or other services by Agent, any Lender, any of their Affiliates or any arranger are arm’s-length commercial transactions between Obligors and such Person; (ii) Obligors have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate; and (iii) Obligors are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated by the Loan Documents; (b) each of Agent, Lenders, their Affiliates and any arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Obligors, any of their Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein; and (c) Agent, Lenders, their Affiliates and any arranger may be engaged in a broad range of transactions that involve interests that differ from those of Obligors and their Affiliates, and have no obligation to disclose any of such interests to Obligors or their Affiliates.  To the fullest extent permitted by Applicable Law, each Obligor hereby waives and releases any claims that it may have against Agent, Lenders, their Affiliates and any arranger with respect to any breach of agency or fiduciary duty in connection with any transaction contemplated by a Loan Document.

15.12.              Confidentiality.  Each of Agent, Lenders and Issuing Bank shall maintain the confidentiality of all Information (as defined below), except that Information may be disclosed (a) to its Affiliates, and to its and their partners, directors, officers, employees, agents, advisors and representatives (provided such Persons are informed of the confidential nature of the Information and instructed to keep it confidential); (b) to the extent requested by any governmental, regulatory or self-regulatory authority purporting to have jurisdiction over it or its Affiliates; (c) to the extent required by Applicable Law or by any subpoena or other legal process; (d) to any other party hereto; (e) in connection with any action or proceeding relating to any Loan Documents or Obligations; (f) subject to an agreement containing provisions substantially the same as this Section, to any Transferee or any actual or prospective party (or its advisors) to any Bank Product or to any swap, derivative or other transaction under which payments are to be made by reference to an Obligor or Obligor’s obligations; (g) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) is available to Agent, any Lender, Issuing Bank or any of their Affiliates on a nonconfidential basis from a source other than Borrowers; (h) on a confidential basis to a provider of a Platform; or (i) with the consent of Borrower Agent.  Notwithstanding the foregoing, Agent and Lenders may publish or disseminate general information concerning this credit facility for league table, tombstone and advertising purposes, and may use Obligors’ logos, trademarks or product photographs in advertising materials.  As used herein, “Information” means all information received from an Obligor or Subsidiary relating to it or its business that is identified as confidential when delivered.  Any Person required to maintain the confidentiality of Information pursuant to this Section shall be deemed to have complied with this Section if such Person exercises a degree of care similar to that which such Person accords its own confidential information.  Each of Agent, Lenders and Issuing Bank acknowledges that (i) Information may include material non-public information; (ii) it has developed compliance procedures regarding the use of material non-public information; and (iii) it will handle such material non-public information in accordance with Applicable Law.

15.13.              GOVERNING LAW.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, UNLESS OTHERWISE SPECIFIED, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES (BUT GIVING EFFECT TO FEDERAL LAWS RELATING TO NATIONAL BANKS).

15.14.              Consent to Forum.                                        EACH OBLIGOR HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN OR WITH JURISDICTION OVER NEW YORK, IN ANY PROCEEDING OR DISPUTE RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY SUCH PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT.  EACH OBLIGOR IRREVOCABLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN

THE MANNER PROVIDED FOR NOTICES IN SECTION 14.3.1.  Nothing herein shall limit the right of Agent or any Lender to bring proceedings against any Obligor in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law.  Nothing in this Agreement shall be deemed to preclude enforcement by Agent of any judgment or order obtained in any forum or jurisdiction.

15.15.              Waivers by Obligors.  To the fullest extent permitted by Applicable Law, each Obligor waives (a) the right to trial by jury (which Agent and each Lender hereby also waives) in any proceeding or dispute of any kind relating in any way to any Loan Documents, Obligations or Collateral; (b) presentment, demand, protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, documents, instruments, chattel paper and guaranties at any time held by Agent on which an Obligor may in any way be liable, and hereby ratifies anything Agent may do in this regard; (c) notice prior to taking possession or control of any Collateral; (d) any bond or security that might be required by a court prior to allowing Agent to exercise any rights or remedies; (e) the benefit of all valuation, appraisement and exemption laws; (f) any claim against Agent, Issuing Bank or any Lender, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Obligations, Loan Documents or transactions relating thereto; and (g) notice of acceptance hereof.  Each Obligor acknowledges that the foregoing waivers are a material inducement to Agent, Issuing Bank and Lenders entering into this Agreement and that they are relying upon the foregoing in their dealings with Obligors.  Each Obligor has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel.  In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

15.16.              Patriot Act Notice.  Agent and Lenders hereby notify Obligors that pursuant to the Patriot Act, Agent and Lenders are required to obtain, verify and record information that identifies each Obligor, including its legal name, address, tax ID number and other information that will allow Agent and Lenders to identify it in accordance with the Patriot Act.  Agent and Lenders will also require information regarding each personal guarantor, if any, and may require information regarding Obligors’ management and owners, such as legal name, address, social security number and date of birth.  Borrowers shall, promptly upon request, provide all documentation and other information as Agent, Issuing Bank or any Lender may request from time to time in order to comply with any obligations under any “know your customer,” anti-money laundering or other requirements of Applicable Law.

15.17.              Continued Effectiveness; No Novation.  Notwithstanding anything contained herein, the terms of this Agreement are not intended to and do not serve to effect a novation of the obligations, liabilities or indebtedness of Obligors under the Existing Credit Agreement.  Instead, it is the express intention of the parties hereto to reaffirm, amend and restate the obligations, liabilities and indebtedness of Obligors created under or otherwise evidenced by the Existing Credit Agreement.  All revolver loans outstanding under, the Existing Credit Agreement as of the Restatement Date shall automatically be deemed to constitute FILO Loans and, Revolver Loans under this Agreement (as more fully described in Section 2.1.1).  Obligors acknowledge and confirm that the liens and security interests granted by Obligors to Agent and Lenders under the Existing Credit Agreement remain in full force and effect and continue to secure all obligations, liabilities and indebtedness of Obligors under this Agreement.  The term “Obligations” used in this Agreement and in the other Loan Documents (or any other term used herein or therein to describe or refer to the obligations, liabilities and indebtedness of the Obligors) describes and refers to all obligations, liabilities and indebtedness of Obligors under this Agreement and under the Existing Credit Agreement, as amended and restated hereby, as the same had been previously amended, modified, supplemented or restated prior to the date hereof and as the same may be further amended, modified, supplemented or restated from time to time.  The Loan Documents and all agreements, documents and instruments executed and delivered in connection with any of the foregoing shall each be deemed to be amended to the extent necessary to give effect to the provisions of this

Agreement.  Cross-references in the Loan Documents to particular section or subsection numbers in the Existing Credit Agreement shall be deemed to be cross-references to the corresponding sections or subsections, as applicable, of this Agreement.

[Remainder of page intentionally left blank; signatures begin on following page]

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date set forth above.

BORROWERS:

SUMMER INFANT, INC.

By:	/s/ William E. Mote, Jr.
Title:	Chief Financial Officer
Address:
1275 Park East Drive
Woonsocket, Rhode Island 02895
Attn: William E. Mote, Jr.
Telecopy:
Telephone: 401-671-6550
Email:

SUMMER INFANT (USA), INC.

By:	/s/ William E. Mote, Jr.
Title:	Chief Financial Officer
Address:
1275 Park East Drive
Woonsocket, Rhode Island 02895
Attn: William E. Mote, Jr.
Telecopy:
Telephone: 401-671-6550
Email:

[Signature Page to Amended and Restated Loan and Security Agreement]

GUARANTORS:

SUMMER INFANT CANADA, LIMITED

By:	/s/ Carol E. Bramson
Title:	President and CEO
Address:
1275 Park East Drive
Woonsocket, Rhode Island 02895
Attn: William E. Mote, Jr.
Telecopy:
Telephone: 401-671-6550
Email:

SUMMER INFANT EUROPE LIMITED

By:	/s/ Carol E. Bramson
Title:	Director
Address:
1275 Park East Drive
Woonsocket, Rhode Island 02895
Attn: William E. Mote, Jr.
Telecopy:
Telephone: 401-671-6550
Email:

[Signature Page to Amended and Restated Loan and Security Agreement]

AGENT:

BANK OF AMERICA, N.A., as Agent

By:	/s/ Cynthia Stannard
Title:	Sr. Vice President
Address:
Bank of America, N.A.
Mail Code: CT2-500-35-02
Cityplace 1, 185 Asylum Street
Hartford, CT 06103
Attn: Cynthia Stannard, SVP
Telecopy: 860-952-6830
Telephone: 860-952-6827
Email:

LENDERS:

BANK OF AMERICA, N.A., as Lender

By:	/s/ Cynthia Stannard
Title:	Sr. Vice President
Address:
Bank of America, N.A.
Mail Code: CT2-500-35-02
Cityplace 1, 185 Asylum Street
Hartford, CT 06103
Attn: Cynthia Stannard, SVP
Telecopy: 860-952-6830
Telephone: 860-952-6827
email:

[Signature Page to Amended and Restated Loan and Security Agreement]

LENDERS:

FIRST NIAGARA COMMERCIAL FINANCE, INC., A WHOLLY-OWNED SUBSIDIARY OF FIRST NIAGARA BANK, N.A., as Lender

By:	Danielle Prentis
Title:	Vice President-Portfolio Manager
Address:
First Niagara Commercial Finance, Inc.

Attn:
Telecopy:
Telephone:
email:

[Signature Page to Amended and Restated Loan and Security Agreement]

Exhibit A

to

Amended and Restated Loan and Security Agreement

ASSIGNMENT AND ACCEPTANCE

Reference is made to the Amended and Restated Loan and Security Agreement dated as of April 21, 2015, as amended (“Loan Agreement”), among SUMMER INFANT, INC., and SUMMER INFANT (USA), INC. (collectively, “Borrowers”), the Guarantors party thereto from time to time, BANK OF AMERICA, N.A., as agent (“Agent”) for the financial institutions from time to time party to the Loan Agreement (“Lenders”), and such Lenders.  Terms are used herein as defined in the Loan Agreement.

                                                                          (“Assignor”) and                                                                               (“Assignee”) agree as follows:

1.                                      Assignor hereby assigns to Assignee and Assignee hereby purchases and assumes from Assignor (a) a principal amount of $                 of Assignor’s outstanding Revolver Loans and $                       of Assignor’s participations in LC Obligations, b) the amount of $                     of Assignor’s Revolver Commitment (which represents         % of the total Revolver Commitments), (c) a principal amount of $                 of Assignor’s outstanding FILO Loans, (d) the amount of $                     of Assignor’s FILO Commitment (which represents         % of the total FILO Commitments), and (e) a principal amount of  $                     of Assignor’s outstanding Term Loan (the foregoing items being, collectively, the “Assigned Interest”), together with an interest in the Loan Documents corresponding to the Assigned Interest.  This Agreement shall be effective as of the date (“Effective Date”) indicated in the corresponding Assignment Notice delivered to Agent, provided such Assignment Notice is executed by Assignor, Assignee, Agent and Borrower Agent, if applicable.  From and after the Effective Date, Assignee hereby expressly assumes, and undertakes to perform, all of Assignor’s obligations in respect of the Assigned Interest, and all principal, interest, fees and other amounts which would otherwise be payable to or for Assignor’s account in respect of the Assigned Interest shall be payable to or for Assignee’s account, to the extent such amounts accrue on or after the Effective Date.

2.                                      Assignor (a) represents that as of the date hereof, prior to giving effect to this assignment, its Revolver Commitment is $                    , the outstanding balance of its Revolver Loans and participations in LC Obligations is $                    , its FILO Commitment is $                    , the outstanding balance of its FILO Loans is $                              , and the outstanding balance of its Term Loans is $                    ; (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement or any other instrument or document furnished pursuant thereto, other than that Assignor is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; and (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrowers or the performance by Borrowers of their obligations under the Loan Documents.  [Assignor is attaching the Note[s] held by it and requests that Agent exchange such Note[s] for new Notes payable to Assignee [and Assignor].]

3.                                      Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (b) confirms that it has received copies of the Loan Agreement and such other Loan Documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (c) agrees that it shall, independently and without reliance upon Assignor and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents;

(d) confirms that it is an Eligible Assignee; (e) appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under the Loan Agreement as are delegated to Agent by the terms thereof, together with such powers as are incidental thereto; (f) agrees that it will observe and perform all obligations that are required to be performed by it as a “Lender” under the Loan Documents; and (g) represents and warrants that the assignment evidenced hereby will not result in a non-exempt “prohibited transaction” under Section 406 of ERISA.

4.                                      This Agreement shall be governed by the laws of the State of New York.  If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of this Agreement shall remain in full force and effect.

5.                                      Each notice or other communication hereunder shall be in writing, shall be sent by messenger, by telecopy or facsimile transmission, or by first-class mail, shall be deemed given when sent and shall be sent as follows:

(a)                                 If to Assignee, to the following address (or to such other address as Assignee may designate from time to time):

(b)                                 If to Assignor, to the following address (or to such other address as Assignor may designate from time to time):

Payments hereunder shall be made by wire transfer of immediately available Dollars as follows:

If to Assignee, to the following account (or to such other account as Assignee may designate from time to time):

ABA No.

Account No.
Reference:

If to Assignor, to the following account (or to such other account as Assignor may designate from time to time):

ABA No.

Account No.
Reference:

IN WITNESS WHEREOF, this Assignment and Acceptance is executed as of                           .

(“Assignee”)

By
Title:

(“Assignor”)

By
Title:

EXHIBIT B

to

Amended and Restated Loan and Security Agreement

ASSIGNMENT NOTICE

Reference is made to (1) the Amended and Restated Loan and Security Agreement dated as of April 21, 2015, as amended (“Loan Agreement”), among SUMMER INFANT, INC., and SUMMER INFANT (USA), INC. (collectively, “Borrowers”), the Guarantors party thereto from time to time, BANK OF AMERICA, N.A., as agent (“Agent”) for the financial institutions from time to time party to the Loan Agreement (“Lenders”), and such Lenders; and (2) the Assignment and Acceptance dated as of                         , 20     (“Assignment Agreement”), between                                      (“Assignor”) and                                          (“Assignee”).  Terms are used herein as defined in the Loan Agreement.

Assignor hereby notifies Borrowers and Agent of Assignor’s intent to assign to Assignee pursuant to the Assignment Agreement (a) a principal amount of $                 of Assignor’s outstanding Revolver Loans and $                       of Assignor’s participations in LC Obligations, (b) the amount of $                     of Assignor’s Revolver Commitment (which represents         % of the total Revolver Commitments), (c) a principal amount of $                 of Assignor’s outstanding FILO Loans, (d) the amount of $                     of Assignor’s FILO Commitment (which represents         % of the total FILO Commitments), and (e) a principal amount of $                     of Assignor’s outstanding Term Loan (the foregoing items being, collectively, the “Assigned Interest”), together with an interest in the Loan Documents corresponding to the Assigned Interest.  This Agreement shall be effective as of the date (“Effective Date”) indicated below, provided this Assignment Notice is executed by Assignor, Assignee, Agent and Borrower Agent, if applicable.  Pursuant to the Assignment Agreement, Assignee has expressly assumed all of Assignor’s obligations under the Loan Agreement to the extent of the Assigned Interest, as of the Effective Date.

For purposes of the Loan Agreement, Agent shall deem Assignor’s Revolver Commitment to be reduced by $                  , Assignee’s Revolver Commitment to be increased by $                  , Assignor’s FILO Commitment to be reduced by $                  , and Assignee’s FILO Commitment to be increased by $                  .

.

The address of Assignee to which notices and information are to be sent under the terms of the Loan Agreement is:

The address of Assignee to which payments are to be sent under the terms of the Loan Agreement is shown in the Assignment and Acceptance.

This Notice is being delivered to Borrowers and Agent pursuant to Section 13.3 of the Loan Agreement.  Please acknowledge your acceptance of this Notice by executing and returning to Assignee and Assignor a copy of this Notice.

IN WITNESS WHEREOF, this Assignment Notice is executed as of                           .

(“Assignee”)

By
Title:

(“Assignor”)

By
Title:

ACKNOWLEDGED AND AGREED,

AS OF THE DATE SET FORTH ABOVE:

BORROWER AGENT:*

SUMMER INFANT (USA), INC.

By
Title:

* No signature required if Assignee is a Lender, U.S.-based Affiliate of a Lender or Approved Fund, or if an Event of Default exists.

BANK OF AMERICA, N.A.,

as Agent

By
Title: